As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-203473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6035	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert A. Schwartz, Esq. Windels Marx Lane & Mittendorf, LLP 120 Albany Street Plaza, 6th Floor New Brunswick, New Jersey 08901 Phone: (732) 846-7600	Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	Paul T. Colella, Esq. Giordano, Halleran & Ciesla, P.C. 125 Half Mile Rd., Suite 300 Red Bank, New Jersey 07701 Phone: (732) 741-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the closing of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine

The information in this Proxy Statement/Prospectus is not complete and may be changed. Holders of the securities covered by the registration statement of which this Proxy Statement/Prospectus forms a part may not sell such securities until the registration statement has been filed with the Securities and Exchange Commission and is declared effective. This Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities nor shall there be any sale of these securities in any state where the offer, solicitation or sale is not permitted.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of OceanFirst Financial Corp. (“OCFC” or the “Registrant”), OceanFirst Bank and Colonial American Bank have unanimously approved a merger agreement pursuant to which Colonial American Bank will be merged with and into OceanFirst Bank, a subsidiary of the Registrant.

If the stockholders of Colonial American Bank approve the merger agreement, each Colonial American Bank stockholder will receive 0.3736 shares of OCFC common stock, subject to adjustment as described in the merger agreement. Based on OCFC’s closing price of $16.86 on February 24, 2015 (the date preceding the public announcement of the proposed transaction), each share of Colonial American Bank common stock and Senior Perpetual Participating Preferred Stock, Series A (the “Series A Preferred Stock”) exchanged for 0.3736 shares of OCFC common stock would have a value of $6.30. Based on OCFC’s closing price of $         on May         , 2015, each share of Colonial American Bank common stock and Series A Preferred Stock exchanged for 0.3736 shares of OCFC common stock would have a value of $        . OCFC’s common stock is listed on the NASDAQ Global Select Market under the symbol “OCFC.” Colonial American Bank stock is not traded on any established exchange or brokers market.

The merger cannot be completed unless two-thirds of the common stockholders of Colonial American Bank approve the merger agreement. Colonial American Bank has scheduled a special meeting so its stockholders can vote on the merger agreement. The Colonial American Bank board of directors unanimously recommends that its stockholders vote “FOR” the approval of the merger agreement. The merger also must be approved by the holder of the Series A Preferred Stock, who has executed a voting agreement requiring him to vote the Series A Preferred Stock in favor of the transaction.

This document serves two purposes. It is the proxy statement being used by the Colonial American Bank board of directors to solicit proxies for use at the Colonial American Bank special meeting. It is also the prospectus of OCFC regarding the OCFC common stock to be issued if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

The date, time and place of the Colonial American Bank special meeting are as follows:

COLONIAL AMERICAN BANK SPECIAL

MEETING:

June 24, 2015 — 10:00 a.m.

The Offices of Colonial American Bank

1405 Route 35 North

Middletown Plaza

Middletown, New Jersey 07748

Only stockholders of record as of May 22, 2015 are entitled to attend and vote at the Colonial American Bank special meeting. This document describes the Colonial American Bank special meeting, the merger, the documents related to the merger, and other related matters of Colonial American Bank and OCFC. Please read this entire document carefully, including the section discussing risks related to the merger beginning on page 20. You can also obtain information about OCFC from documents that have been filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend the Colonial American Bank special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement and any other proposals properly being considered at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Anthony Giordano, III
President and Chief Executive Officer
Colonial American Bank

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated May         , 2015 and is first being mailed to stockholders of Colonial American Bank on or about May         , 2015.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document references or incorporates important business and financial information about OCFC that is not included in or delivered with this document. OCFC and Colonial American Bank stockholders may receive the information free of charge by writing or calling the persons listed below. For OCFC documents, make your request to Steven J. Tsimbinos, Esq., First Senior Vice President, General Counsel and Corporate Secretary, OceanFirst Financial Corp., c/o OceanFirst Bank, 975 Hooper Avenue, Toms River, New Jersey 08753; telephone number (732) 240-4500. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the special meeting, any request should be made by June 17, 2015. Also see “Where You Can Find More Information” on page 69.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by OCFC, constitutes a prospectus of OCFC under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act, with respect to the shares of OCFC common stock to be issued to Colonial American Bank’s stockholders as required by the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the Exchange Act, and a notice of meeting with respect to the special meeting of stockholders of Colonial American Bank at which Colonial American Bank’s stockholders will be asked to vote (1) upon a proposal to approve the merger agreement, and (2) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

You should rely only on the information contained herein or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this document. This document is dated May         , 2015. You should not assume that the information contained in this document is accurate as of any date other than that date. You also should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither the mailing of this document to Colonial American Bank’s stockholders nor the issuance by OCFC of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding OCFC has been provided by OCFC and information contained in this document regarding Colonial American Bank has been provided by Colonial American Bank.

i

APPENDICES

A.	Agreement and Plan of Merger by and among OceanFirst Financial Corp., OceanFirst Bank and Colonial American Bank dated February 25, 2015	A-1

B.	Opinion of Sandler O’Neill + Partners, L.P.	B-1

C.	Statutory Provisions Relating to Dissenters’ Rights	C-1

D.	Colonial American Bank Financial Information	D-1

COLONIAL AMERICAN BANK

1405 Route 35 North Middletown Plaza Middletown, New Jersey 07748

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on June 24, 2015

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Colonial American Bank will be held at the offices of Colonial American Bank, 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey, 07748 on June 24, 2015 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 25, 2015, by and among OceanFirst Financial Corp., OceanFirst Bank and Colonial American Bank, pursuant to which Colonial American Bank will merge with and into OceanFirst Bank, a subsidiary of OceanFirst Financial Corp., with OceanFirst Bank being the surviving bank.

2.	To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the approval of the merger agreement; and

3.	To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

The merger with OCFC is more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

The board of directors of Colonial American Bank has established May 22, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of Colonial American Bank common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. If there are not sufficient votes for a quorum or to approve the merger agreement at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by Colonial American Bank. A list of stockholders entitled to vote at the special meeting will be available at Colonial American Bank, 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748, for ten days prior to the special meeting and also will be available at the special meeting.

The board of directors of Colonial American Bank unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” adjournment of the special meeting if necessary to permit further solicitation of proxies.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Anthony Giordano, III

President and Chief Executive Officer

Middletown, New Jersey

May        , 2015

v

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE COLONIAL AMERICAN BANK SPECIAL MEETING

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Colonial American Bank special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, Colonial American Bank will count your proxy card as a vote in favor of the approval of the merger agreement and any other proposals to be properly considered and voted on at the Colonial American Bank special meeting.

Q: WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A: You are being asked to vote “FOR” the approval of the merger agreement. The Colonial American Bank board of directors has determined that the proposed merger is in the best interests of the Colonial American Bank stockholders, has unanimously approved the merger agreement and recommends that the Colonial American Bank stockholders vote “FOR” the approval of the merger agreement. You are also being asked to vote “FOR” adjournment of the special meeting if necessary to permit further solicitation of proxies.

Q: WHY IS MY VOTE IMPORTANT?

A. The merger cannot be completed unless the holders of two-thirds of the issued and outstanding common stock of Colonial American Bank vote to approve the merger agreement. If you do not return your proxy card at or prior to the Colonial American Bank special meeting, it will be more difficult for Colonial American Bank to obtain the necessary vote to approve the merger agreement. The failure of a Colonial American Bank stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement.

Q: HOW DO I VOTE?

A: You can vote by mail or in person at the Colonial American Bank special meeting. If you vote by mail, which we urge that you do, you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal or on the adjournment of the special meeting on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal or the adjournment only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q. WHAT IF I FAIL TO INSTRUCT MY BROKER?

A. If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the Colonial American Bank special meeting, but it will have the same effect as a vote against the approval of the merger agreement.

Q. CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A. Yes. All stockholders are invited to attend the Colonial American Bank special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Secretary of Colonial American Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the Colonial American Bank special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: SHOULD I SEND IN MY COLONIAL AMERICAN BANK STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. You will separately receive a transmittal letter with instructions for exchanging your Colonial American Bank stock certificates after the closing of the merger.

Q: I AM ALSO AN OCFC STOCKHOLDER. DO I NEED TO DO ANYTHING WITH MY OCFC STOCK CERTIFICATES?

A. No. OCFC stockholders will not exchange their certificates in the merger. The certificates currently representing shares of OCFC common stock will continue to represent the same number of shares of common stock of OCFC after the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Colonial American Bank and OCFC are working toward completing the merger as quickly as possible, and expect to complete the merger in the late second or early third quarter of 2015. However, Colonial American Bank and OCFC cannot assure you when or if the merger will occur. Colonial American Bank and OCFC must first obtain the approval of the stockholders of Colonial American Bank and all necessary regulatory approvals.

Q: WHAT WILL COLONIAL AMERICAN BANK STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the stockholders of Colonial American Bank approve the merger agreement and the other conditions to closing the merger are satisfied, for each share of Colonial American Bank common stock you own, you will receive 0.3736 shares of OCFC common stock, subject to adjustments in certain instances as set forth in the merger agreement.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: Colonial American Bank stockholders should contact:

Colonial American Bank

1405 Route 35 North

Middletown Plaza

Middletown, New Jersey 07748

Attention: Anthony Giordano, III

President and Chief Executive Officer

Telephone Number: (732) 389-9500

SUMMARY

This is a summary of certain information regarding the proposed merger and the special meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. You should carefully read the entire document, including the Appendices, before deciding how to vote. In addition, important business and financial information regarding OCFC is incorporated by reference into this document. You may obtain the information incorporated by reference without charge by following the instructions in the section of this Proxy Statement/Prospectus entitled “Where You Can Find More Information” on page 69.

What This Document Is About

The boards of directors of Colonial American Bank, OCFC, and OceanFirst Bank have unanimously approved a merger agreement pursuant to which Colonial American Bank will merge with and into OceanFirst Bank, a subsidiary of OCFC. The merger cannot be completed unless two-thirds of the stockholders of Colonial American Bank approve the merger agreement. This document is the Proxy Statement used by Colonial American Bank to solicit proxies for its special meeting of stockholders. It is also the Prospectus of OCFC regarding the OCFC common stock to be issued to Colonial American Bank stockholders if the merger is completed.

The Colonial American Bank Special Meeting

Date, Time and Place	Colonial American Bank will hold its special meeting of stockholders on June 24, 2015, 10:00 a.m., at the offices of Colonial American Bank, 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey, 07748.

Record Date	May 22, 2015.

Shares Entitled to Vote	There were 1,738,945 shares of Colonial American Bank common stock outstanding on the record date, which are entitled to vote at the Colonial American Bank special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement, to approve an adjournment of the special meeting if needed to solicit additional proxies, and to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Vote Required	Two-thirds of the outstanding shares of Colonial American Bank common stock entitled to vote must be cast in favor of the approval of the merger agreement for it to be approved. In addition, the sole holder of the Colonial American Bank Series A Preferred Stock must also approve the merger agreement, although he has signed a voting agreement requiring him to vote all the Series A Preferred Stock shares in favor of the merger.

As of the record date, the directors and executive officer of Colonial American Bank and their affiliates beneficially owned 235,838 shares (excluding shares that may be acquired from the exercise of stock options and warrants), or approximately 13.56% of the outstanding shares, of Colonial American Bank common stock. Each director, executive officer and certain substantial stockholders of Colonial American Bank, who collectively beneficially own 969,838 shares

(excluding shares that may be acquired from the exercise of stock options and warrants), or approximately 56% of the outstanding shares, of Colonial American Bank common stock, has entered into a separate letter agreement with OCFC, pursuant to which, among other things, they agreed to vote or cause to be voted all of the shares of Colonial American Bank common stock over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

The Colonial American Bank Board of Directors Recommends You Vote in Favor of the Proposal	Colonial American Bank’s board of directors has unanimously approved the merger agreement and unanimously recommends that Colonial American Bank stockholders vote “FOR” the approval of the merger agreement.

Outstanding Colonial American Stock Purchase Warrants

OCFC will make a separate offer to each holder of outstanding Colonial American Bank common stock purchase warrants to purchase their warrants at a purchase price of $0.27 per warrant. It is a condition to OCFC’s obligation to close the merger that (1) the holders of 75% of the outstanding warrants and (2) that each holder of warrants entitled to purchase, in the aggregate, 5,000 or more shares of Colonial American Bank common stock have tendered their warrants to OCFC for purchase. Officers, directors and certain significant stockholders of Colonial American Bank, holding approximately 56% of the outstanding stock purchase warrants, have agreed to tender their warrants to OCFC for purchase at the close of the merger.

The Companies

OCFC and OceanFirst Bank	OceanFirst Financial Corp., a Delaware corporation, is a savings and loan holding company for OceanFirst Bank. OceanFirst Bank is a federally chartered savings bank that operates 23 full-service banking offices in Ocean, Monmouth and Middlesex counties in New Jersey. The Federal Deposit Insurance Corporation insures its deposits. At March 31, 2015, OCFC had $2.4 billion in total consolidated assets. OCFC’s principal executive offices are located at 975 Hooper Avenue, Toms River, New Jersey 08753. OCFC’s telephone number is (732) 240-4500.

Colonial American Bank	Colonial American Bank is a New Jersey-chartered commercial bank that operates 2 full-service banking offices in Monmouth County, New Jersey. At March 31, 2015, Colonial American Bank had $154.1 million in total assets. Colonial American Bank’s principal executive offices are located at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748. Colonial American Bank’s telephone number is (732) 389-9500.

The Merger

General Description	Colonial American Bank will merge with and into OceanFirst Bank, with OceanFirst Bank as the surviving entity. The merger will be completed no later than the tenth business day after all material conditions to closing have been met, unless OCFC and Colonial American Bank agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration Payable to Colonial American Bank Stockholders	Colonial American Bank stockholders will receive merger consideration in the form of 0.3736 shares of OCFC common stock for each share of Colonial American Bank held immediately prior to the consummation of the merger, subject to adjustment as described in the merger agreement.

Cash In Lieu of Fractional Shares	Colonial American Bank stockholders will not receive fractional shares of OCFC common stock in the merger. Instead they will receive, without interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of OCFC common stock. For this purpose, OCFC common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Dissenters’ Rights for Colonial American Bank	Under the New Jersey Banking Act of 1948, as amended (the “NJ Banking Act”), Colonial American Bank stockholders may dissent from the merger and be paid the fair value of their shares if they comply with the applicable provisions of the NJ Banking Act. A Colonial American Bank stockholder may not dissent as to less than all of the shares owned beneficially by him, her or it. Stockholders contemplating the exercise of their dissenters’ rights should review the procedures set forth in Sections 360 through 369 of the NJ Banking Act, a copy of which is attached to this Proxy Statement/Prospectus as Appendix C. The procedures necessary to properly exercise dissenters’ rights are more fully described in the section of this Proxy Statement/Prospectus entitled “Rights of Dissenting Stockholders” beginning on page 61.

Federal Income Tax Consequences of the Merger

OCFC and Colonial American Bank will not be required to complete the merger unless they receive a legal opinion to the effect that the merger constitutes a tax-free reorganization for United States federal income tax purposes. We expect that, for United States federal income tax purposes, you will generally not recognize any taxable gain or loss with respect to the exchange of your shares of Colonial American Bank common stock for shares of OCFC common stock. Your tax basis in the OCFC common stock that you receive in the merger will equal your tax basis in the Colonial American Bank common stock that you exchange in the merger, increased by the amount of any taxable gain you recognize in the merger and decreased by the amount of any cash received by you in the merger. Your holding period for the OCFC common stock that you receive in the merger will include your holding period for the shares of Colonial American Bank common stock that you exchange in the merger.

COLONIAL AMERICAN BANK STOCKHOLDERS ARE URGED TO READ THE SECTION OF THIS PROXY STATEMENT/PROSPECTUS ENTITLED “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” ON PAGE 58 FOR A MORE COMPLETE DESCRIPTION OF THE MERGER’S TAX CONSEQUENCES, AND TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU UNDER APPLICABLE LAWS.

Reselling Shares Received in the Merger	The shares of OCFC common stock to be issued in the merger will be registered under the Securities Act. Stockholders may freely transfer those shares after they receive them.

Differences in Stockholders’ Rights	In the merger, each Colonial American Bank stockholder will become a OCFC stockholder. The rights of Colonial American Bank stockholders are currently governed by the NJ Banking Act and Colonial American Bank’s certificate of incorporation and amended and restated bylaws. The rights of OCFC stockholders are currently governed by the Delaware General Corporation Law and OCFC’s certificate of incorporation and bylaws. The rights of Colonial American Bank and OCFC stockholders differ with respect to voting requirements on certain matters and various other matters. See page 64 of this Proxy Statement/Prospectus.

Reasons for the Merger	Colonial American Bank entered into the merger agreement at the conclusion of a process in which Colonial American Bank determined that a merger with OCFC was in the best interests of its stockholders. Among the factors the board of directors of Colonial American Bank took into consideration were the terms of the merger agreement, the fact that the transaction would be a tax free exchange, the liquidity available in OCFC common stock, OCFC’s historical and reasonably anticipated financial performance, the valuation of the OCFC common stock at the time of execution, OCFC’s current dividend policy (notwithstanding the fact that such policy is subject to change at any time) and the regulatory environment faced by community banks. For a full discussion of the factors considered by the Colonial American Bank board of directors, see page 30 of this Proxy Statement/Prospectus. The Colonial American Bank board of directors believes that the merger is fair from a financial point of view to Colonial American Bank stockholders, and that OCFC brings additional retail and business banking products, proven lending capabilities and depth of capital that will add competitive strength to the combined entity.

OCFC identified Colonial American Bank as a merger candidate that would add to its franchise by further expanding its banking operations in Monmouth County, New Jersey, which OCFC believes is an attractive market.

Opinion of Colonial American Bank’s Financial Advisor	Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) has rendered a written opinion to Colonial American Bank’s board of directors that, as of the date of the merger agreement, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its opinion, the consideration to be received by Colonial American Bank’s stockholders in the merger with OCFC is fair to such stockholders from a financial point of view. Holders of Colonial American Bank common stock are encouraged to carefully read Sandler O’Neill’s opinion in its entirety. A copy of the full text of Sandler O’Neill’s opinion is included as Appendix B to this Proxy Statement/Prospectus. For information on how Sandler O’Neill arrived at its opinion, see the discussion starting on page 36 of this Proxy Statement/Prospectus. Sandler O’Neill’s opinion is not intended to be a recommendation to any holder of Colonial American Bank common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between Colonial American Bank and Sandler O’Neill, Colonial American Bank agreed to pay a fee to Sandler O’Neill.

Financial Interests of Colonial American Bank’s Directors and Officers in the Merger	Some of Colonial American Bank’s directors and executive officers have interests in the merger that are in addition to their interests as stockholders. The OCFC and Colonial American Bank boards of directors considered these interests in deciding to approve the merger agreement. These interests include the following:

•	Anthony Giordano, III, Nancy Mazza and Lisa Borghese, each an executive officer of Colonial American Bank, have each entered into an employment agreement with OCFC which shall be effective as of the closing of the merger.

•	Pursuant to Colonial American Bank’s existing stock-based plans, all unvested stock options to purchase shares of Colonial American Bank common stock will fully vest upon the closing of the merger. At the closing of the merger, all outstanding stock options exercisable for shares of Colonial American Bank common stock will convert into like stock options exercisable for shares of OCFC common stock.

•	OCFC has agreed to indemnify the directors and officers of Colonial American Bank against certain liabilities and provide continued coverage under their directors’ and officers’ liability insurance policies for a six-year period following the merger.

On the record date, directors and executive officers of Colonial American Bank and their affiliates owned 235,838 shares (excluding shares that may be acquired from the exercise of stock options and warrants) or 13.56% of the Colonial American Bank’s outstanding common stock. Each director, executive officer and certain substantial stockholders of Colonial American Bank, who collectively beneficially own 969,838 shares (excluding shares that may be acquired from the exercise of stock options and warrants), or approximately 56% of the outstanding shares, of Colonial American Bank common stock, has entered into a separate letter agreement with OCFC, pursuant to which, among other things, they agreed to vote or cause to be voted all of the shares of Colonial American Bank common stock over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

For additional information on the benefits of the merger to Colonial American Bank’s directors and officers, see page 50 of this Proxy Statement/Prospectus.

Conditions to the Merger	Completion of the merger is contingent on a number of conditions, including approval of the merger agreement by the holders of two-thirds of the issued and outstanding common stock of Colonial American Bank at the special meeting of stockholders. The sole holder of the Colonial American Bank’s Series A Preferred Stock must also approve the merger agreement, and he has executed a voting agreement requiring him to vote all the Series A Preferred Stock in favor or the merger agreement.

Regulatory Approvals	The merger is subject to the approval of the Office of the Comptroller of the Currency and the non-objection of the New Jersey Department of Banking and Insurance. The necessary filings have been made.

Terminating the Merger Agreement	Colonial American Bank will be required to pay OCFC a termination fee of $550,000 if, among other things, in connection with Colonial American Bank’s receipt of a superior proposal (as defined in the merger agreement), Colonial American Bank (1) enters into an acquisition agreement with respect to such superior proposal, (2) terminates the merger agreement or (3) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

The merger agreement also may be terminated by either Colonial American Bank or OCFC if the merger has not occurred by December 31, 2015. For a more complete description of these and other termination rights available to Colonial American Bank and OCFC, see page 56 of this Proxy Statement/Prospectus.

Amending the Merger Agreement	The merger agreement may be amended by the written consent of OCFC and Colonial American Bank at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of the merger consideration payable to Colonial American Bank stockholders and certain other types of amendments cannot be made following the approval of the merger agreement by Colonial American Bank stockholders without their consent.

Colonial American Bank has Agreed Not to Solicit Alternative Transactions	In the merger agreement, Colonial American Bank has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than OCFC concerning an acquisition transaction involving Colonial American Bank. This restriction may deter other potential acquirors of all or a portion of Colonial American Bank. However, Colonial American Bank may take certain of these actions if its board of directors determines that it must do so in order to fulfill its fiduciary duty to its stockholders. This determination by the Colonial American Bank board of directors must be made after the Colonial American Bank board of directors consults with its legal counsel and financial advisors.

Liquidating Trust	At closing of the merger, OCFC will create a trust (the “Liquidating Trust”) for the benefit of the stockholders of Colonial American Bank who are stockholders immediately prior to the closing of the merger (the “CAB Stockholders”). The Liquidating Trust will pursue, for the sole benefit of the CAB Stockholders, certain claims related to Colonial American Bank’s participation in a credit extended to a borrower named Projuban, LLC d/b/a/ G3K anticipated to remain pending after the closing of the merger. Proceeds of such claims, net of the costs of recovery, if any will be distributed to the CAB Stockholders in accordance with the terms of the Liquidating Trust. OCFC will waive all right, title and interest in any such recovery, including, but not limited to, recovery from any policy of insurance, related to such claims, and have no obligation to fund any expenses of the Liquidating Trust.

The Liquidating Trust will not be established in the event that all of the G3K Claims (as defined in the section of this Proxy Statement/Prospectus entitled “Liquidating Trust” on page 54) are settled or that Colonial American Bank has assigned all of its rights to such claims prior to closing of the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEANFIRST FINANCIAL CORP.

The following tables set forth selected consolidated financial data for OCFC for each of the periods and as of the dates indicated. The summary information presented below at or for years ended December 31, 2014 and 2013 is derived in part from and should be read in conjunction with the consolidated financial statements of OCFC for the years ended December 31, 2014 and 2013 and the related notes thereto incorporated by reference in this Proxy Statement/Prospectus. The summary information presented below for the three months ended March 31, 2015 are derived from OCFC’s unaudited consolidated financial statements incorporated by reference into this Proxy Statement/Prospectus. You should read this information in conjunction with OCFC’s consolidated financial statements and related notes included in OCFC’s annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Proxy Statement/Prospectus and from which this information is derived. See “Where You Can Find More Information” on page 69.

	At March 31, 2015	At December 31,
		2014	2013	2012	2011	2010
		(dollars in thousands)
Selected Financial Condition Data:
Total assets	$2,384,141	$2,356,714	$2,249,711	$2,269,228	$2,302,094	$2,251,330
Securities available-for-sale, at estimated fair value	30,019	19,804	43,836	547,450	530,210	433,093
Securities held-to-maturity, net	442,829	469,417	495,599	—	—	—
Federal Home Loan Bank of New York stock	16,728	19,170	14,518	17,061	18,160	16,928
Loans receivable, net	1,736,825	1,688,846	1,541,460	1,523,200	1,563,019	1,660,788
Mortgage loans held-for-sale	6,020	4,201	785	6,746	9,297	6,674
Deposits	1,800,926	1,720,135	1,746,763	1,719,671	1,706,083	1,663,968
Federal Home Loan Bank advances	251,778	305,238	175,000	225,000	266,000	265,000
Securities sold under agreements to repurchase and other borrowings	93,379	95,312	95,804	88,291	93,601	95,364
Stockholders’ equity	220,302	218,259	214,350	219,792	216,849	201,251

	For the Three Months Ended March 31, 2015	For the Years Ended December 31,
		2014	2013	2012	2011	2010
		(dollars in thousands; except per share amounts)
Selected Operating Data:
Interest income	$20,169	$79,853	$80,157	$87,615	$95,387	$101,367
Interest expense	2,036	7,505	9,628	14,103	18,060	24,253

Net interest income	18,133	72,348	70,529	73,512	77,327	77,114
Provision for loan losses	375	2,630	2,800	7,900	7,750	8,000

Net interest income after provision for loan losses	17,758	69,718	67,729	65,612	69,577	69,114
Other income	3,986	18,577	16,458	17,724	14,845	14,836
Operating expenses	13,738	57,764	59,244	52,389	52,208	53,171

Income before provision for income taxes	8,006	30,531	24,943	30,947	32,214	30,779
Provision for income taxes	2,744	10,611	8,613	10,927	11,473	10,401

Net income	$5,262	$19,920	$16,330	$20,020	$20,741	$20,378

Basic earnings per share	$0.32	$1.19	$0.96	$1.13	$1.14	$1.12

Diluted earnings per share	$0.32	$1.19	$0.95	$1.12	$1.14	$1.12

	For the Three Months Ended March 31, 2015	At or For the Year Ended December 31,
		2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data(1):

Performance Ratios:
Return on average assets(2)	0.89%	0.86%	0.71%	0.87%	0.91%	0.93%
Return on average stockholders’ equity(2)	9.58	9.18	7.51	9.15	9.88	10.62
Stockholders’ equity to total assets	9.24	9.26	9.53	9.69	9.42	8.94
Tangible equity to tangible assets	9.24	9.26	9.53	9.69	9.42	8.94
Average interest rate spread(3)	3.15	3.23	3.16	3.27	3.48	3.56
Net interest margin(4)	3.24	3.31	3.24	3.37	3.59	3.69
Average interest-earning assets to average interest-bearing liabilities	123.07	121.21	117.19	115.71	113.15	111.99
Operating expenses to average assets(2)	2.34	2.50	2.58	2.29	2.30	2.42
Efficiency ratio(2)(5)	62.11	63.53	68.11	57.42	56.64	57.83

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable(6)(7)(8)	1.09	1.06	2.88	2.80	2.77	2.23
Non-performing assets as a percent of total assets(7)(8)	0.97	0.97	2.21	2.05	2.00	1.77
Allowance for loan losses as a percent of total loans receivable(6)(8)	0.93	0.95	1.33	1.32	1.15	1.17
Allowance for loan losses as a percent of total non- performing loans(7)(8)	84.61	89.13	46.14	47.29	41.42	52.48

Wealth Management:
Assets under administration (000’s)	$217,831	$225,234	$216,144	$172,879	$154,851	$123,570

Per Share Data:
Cash dividends per common share	$0.13	$0.49	$0.48	$0.48	$0.48	$0.48
Stockholders’ equity per common share at end of period	13.06	12.91	12.33	12.28	11.61	10.69
Tangible stockholders’ equity per common share at end of period	13.06	12.91	12.33	12.28	11.61	10.69

Number of full-service customer facilities:	23	23	23	24	24	23

(1)	With the exception of end of year ratios, all ratios are based on average daily balances. Ratios for the three months ended March 31, 2015 are annualized.
(2)	Performance ratios for 2013 include non-recurring expenses relating to the prepayment of Federal Home Loan Bank advances of $4.3 million and the consolidation of two branches into newer, in-market facilities, at a cost of $579,000. The total after tax cost was $3.1 million. Performance ratios for 2012 include an additional loan loss provision of $1.8 million relating to superstorm Sandy and $687,000 in net severance expense. The total after tax cost was $1.6 million.
(3)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(6)	Total loans receivable includes loans receivable and loans held-for-sale.
(7)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OCFC’s policy to cease accruing interest on all such loans and to reverse previously accrued interest.
(8)	During the fourth quarter of 2011, OCFC modified its charge-off policy on problem loans secured by real estate so that losses are charged off in the period the loans are deemed uncollectable rather than when the foreclosure process is completed. The change in the charge-off policy resulted in additional charge-offs in the fourth quarter of 2011 of $5.7 million.

SELECTED HISTORICAL FINANCIAL DATA OF COLONIAL AMERICAN BANK

The following tables set forth selected consolidated financial data for Colonial American Bank for each of the periods and as of the dates indicated. The summary information presented below at or for years ended December 31, 2014 and 2013 is derived in part from and should be read in conjunction with the financial statements of Colonial American Bank for the years ended December 31, 2014 and 2013 and the related notes thereto included in Appendix D hereto. The summary information presented below at or for the three months ended March 31, 2015 are derived from CAB’s unaudited financial statements.

	At or for the Three Months Ended March 31, 2015	At or for the Year Ended December 31,
		2014	2013	2012	2011	2010
		(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$154,145	143,742	147,787	136,186	44,048	21,062
Loans	129,703	126,690	110,650	71,444	32,508	16,792
Allowance for loan losses	1,577	1,577	1,511	1,226	466	225
Investment securities	9,606	7,680	28,906	52,683	5,267	—
Deposits	136,367	129,379	131,371	105,547	29,362	19,371
Common equity
Stockholders’ equity	9,835	9,657	9,490	11,587	14,040	1,512

Earnings Summary:
Interest income	$1,358	5,530	4,253	2,998	1,275	1,307
Interest expense	263	1,112	1,042	946	320	388
Net interest income	1,095	4,418	3,211	2,052	955	919
Provision for loan losses	—	1,008	513	905	741	54
Noninterest income	263	1,412	1,381	722	25	30
Noninterest expense	1,292	5,353	5,390	4,897	4,077	1,563
Income tax expense	—	—	—	—	—	—
Net income (loss)	66	(531)	(1,311)	(3,028)	(3,838)	(668)

Per Share Data:
Net income (loss)	$66	(531)	(1,311)	(3,028)	(3,838)	(668)
Book value	5.66	5.55	5.42	6.42	10.77	30.11
Weighted average shares	1,738,945	1,738,945	1,752,371	1,804,850	1,303,872	50,212

Selected Ratios:
Return on average assets	0.04%	(0.35)%	(0.87)%	(6.46)%	(11.77)%	(2.90)%
Equity to assets at period end	6.38	6.72	6.42	8.51	31.87	7.18
Return on average stockholders’ equity	0.68	(5.68)	(13.2)	(22.14)	(32.77)	(36.75)
Net interest margin	3.17	2.98	2.41	2.14	3.05	4.05
Allowance for loan losses to total loans	1.24	1.24	1.37	1.72	1.43	1.34
Non-performing loans to total loans	1.80	1.22	2.68	3.83	3.54	1.61

Capital Ratios:
Leverage ratio	6.66	6.45	6.68	8.85	33.51	7.14
Tier 1 risk-based ratio	8.54	8.41	9.11	13.75	42.01	9.07
Total risk-based ratio	9.80	9.66	10.36	15.00	43.27	10.32

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE COLONIAL AMERICAN BANK ACQUISITION

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the proposed merger of OCFC’s subsidiary, OceanFirst Bank, with Colonial American Bank. The unaudited pro forma condensed combined financial information set forth below assumes that the merger with Colonial American Bank (i) was consummated on January 1, 2014 for purposes of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014, and (ii) January 1, 2015 for purposes of the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2015; and March 31, 2015 for purposes of the unaudited condensed combined balance sheet as of March 31, 2015. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The value of OCFC common stock issued in connection with the Colonial American Bank merger will be based on the closing price of OCFC common stock on the date the merger is completed. For purposes of the pro forma financial information at March 31, 2015, the fair value of OCFC common stock was calculated based on the March 31, 2015 closing trading price of $17.27.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Colonial American Bank at their respective fair values and represents OCFC’s pro forma estimates based on available information. The pro forma financial information also assumes the termination of all of the outstanding warrants to purchase shares of Colonial American Bank common stock as contemplated in the merger agreement. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair value of Colonial American Bank’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact OCFC’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Colonial American Bank stockholders’ equity, including results of operations from December 31, 2014 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

OCFC anticipates that the merger with Colonial American Bank will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of OCFC and Colonial American Bank, which, in the case of OCFC, are incorporated in this Proxy Statement/Prospectus by reference. See “Where You Can Find More Information” on page 69 of this Proxy Statement/Prospectus.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of the OCFC common stock or the actual or future results of operations of OCFC for any period. Actual results may be materially different than the pro forma information presented.

OceanFirst Financial Corp and Colonial American Bank

Unaudited Pro Forma Condensed Combined Statements of Financial Condition

at March 31, 2015

(in thousands)

	OceanFirst Financial Historical	Colonial American Bank Historical	Merger and Consolidating Adjustments		Pro Forma Combined
ASSETS:
Cash and due from banks	$34,792	$11,594	$(558	)(1)	$45,828
Securities available-for-sale	30,019	9,606	—		39,625
Securities held-to-maturity	442,829	—	—		442,829
Federal Home Loan Bank of New York stock	16,728	161	—		16,889
Gross loans receivable	1,753,244	127,134	(4,134	)(2)	1,876,244
Loan loss allowance	(16,419)	(1,577)	1,577	(2)	(16,419)

Loans, net of allowance	1,736,825	125,557	(2,557)		1,859,825
Mortgage loans held for sale	6,020	2,568	—		8,588
Interest and dividends receivable	5,474	464	—		5,938
Other real estate owned	3,835	405	—		4,240
Premises and equipment, net	24,868	3,367	—		28,235
Servicing asset	548	214	—		762
Bank Owned Life Insurance	56,494	—	—		56,494
Deferred tax asset	15,372	—	2,606	(3)	17,978
Other assets	10,337	209	—		10,546
Core deposit intangible	—	—	1,049	(4)	1,049
Goodwill	—	—	1,378	(5)	1,378

TOTAL ASSETS	$2,384,141	$154,145	$1,918		$2,540,204

LIABILITIES:
Deposits	$1,800,926	$136,367	$108	(6)	$1,937,401
Securities sold under agreements to repurchase
with retail customers	65,879	—	—		65,879
Federal Home Loan Bank advances	251,778	—	—		251,778
Other borrowings	27,500	7,462	—		34,962
Advances by borrowers for taxes and insurance	7,485	—	—		7,485
Other liabilities	10,271	481	—		10,752

TOTAL LIABILITIES	2,163,839	144,310	108		2,308,257

STOCKHOLDERS’ EQUITY:
Common stock	336	3,478	(3,478	)(7)	336
Preferred stock	—	132	(132	)(7)	—
Additional paid-in capital	266,824	21,899	(10,254	)(7)	278,469
Retained earning	220,677	(15,701)	15,701	(7)	220,677
Accumulated other comprehensive (loss) gain	(6,788)	27	(27	)(7)	(6,788)
Less: Unallocated common stock held by
Employee Stock Ownership Plan	(3,259)	—	—		(3,259)
Treasury stock	(257,488)	—	—		(257,488)
Common stock acquired by Deferred Compensation Plan	(307)	—	—		(307)
Deferred Compensation Plan Liability	307	—	—		307

TOTAL STOCKHOLDERS’ EQUITY	220,302	9,835	1,810		231,947

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,384,141	$154,145	$1,918		$2,540,204

OceanFirst Financial Corp. and Colonial American Bank

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2015

(in thousands, except per share amounts)

	OceanFirst Financial Historical	Colonial American Bank Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
INTEREST INCOME
Loans	$18,029	$1,299	$54	(8)	$19,382
Mortgage-backed securities	1,623	52	(5	)(9)	1,670
Investment securities and other	517	7	—		524

TOTAL INTEREST INCOME	20,169	1,358	49		21,576

INTEREST EXPENSE
Deposits	955	258	(108	)(10)	1,105
Borrowed funds	1,081	5	—		1,086

TOTAL INTEREST EXPENSE	2,036	263	(108)		2,191

NET INTEREST INCOME	18,133	1,095	157		19,385
Provision for loan losses	375	—	—		375

NET INTEREST INCOME AFTER PROVISION	17,758	1,095	157		19,010

OTHER INCOME
Bankcard services revenue	783	—	—		783
Wealth management revenue	528	—	—		528
Fees and service charges	1,889	6	—		1,895
Loan servicing income	52	—	—		52
Net gain on sale of loan servicing	81	—	—		81
Net gain on sale of loans	193	149	—		342
Net gain from other real estate operations	21	—	—		21
Income from Bank Owned Life Insurance	446	—	—		446
Other income (loss)	(7)	108	—		101

TOTAL OTHER INCOME	3,986	263	—		4,249

OPERATING EXPENSE
Compensation and employee benefits	7,539	656	—		8,195
Occupancy	1,454	104	—		1,558
Equipment	798	115	—		913
Marketing	274	38	—		312
Federal insurance insurance	498	52	—		550
Data processing	1,088	73	—		1,161
Check card processing	475	—	—		475
Professional fees	395	96	—		491
Amortization of core deposit intangible	—	—	191	(11)	191
Other expense	1,217	158	2,046	(12)	3,421

TOTAL OPERATING EXPENSE	13,738	1,292	2,237		17,267

INCOME BEFORE PROVISION FOR INCOME TAXES	8,006	66	(2,080)		5,992
Provision for income taxes	2,744	—	(557	)(13)	2,187

NET INCOME	$5,262	$66	$(1,523)		$3,805

Average diluted shares oitstanding	16,637	1,805	(1,131)		17,311
Earnings per share	$0.32	$0.04	$—		$0.22

OceanFirst Financial Corp. and Colonial American Bank

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2014

(in thousands, except per share amounts)

	OceanFirst Financial Historical	Colonial American Bank Historical	Merger and Consolidating Adjustments		Pro Forma Combined
INTEREST INCOME
Loans	$70,564	$5,097	$114	(8)	$75,775
Mortgage-backed securities	6,845	270	16	(9)	7,131
Investment securities and other	2,444	163	—		2,607

TOTAL INTEREST INCOME	79,853	5,530	130		85,513

INTEREST EXPENSE
Deposits	4,103	1,065	(51	)(10)	5,117
Borrowed funds	3,402	47	—		3,449

TOTAL INTEREST EXPENSE	7,505	1,112	(51)		8,566

NET INTEREST INCOME	72,348	4,418	181		76,947
Provision for loan losses	2,630	1,008	—		3,638

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	69,718	3,410	181		73,309

OTHER INCOME
Bankcard services revenue	3,478	—	—		3,478
Wealth management revenue	2,280	—	—		2,280
Fees and service charges	8,589	27	—		8,616
Loan servicing income	816	—	—		816
Net gain on sale of loan servicing	408	—	—		408
Net gain on sales of loans	772	1,142	—		1,914
Net gain on sales of investment securities	1,031	18	—		1,049
Net loss from other real estate operations	(390)	—	—		(390)
Income from Bank Owned Life Insurance	1,477	—	—		1,477
Other	116	225	—		341

TOTAL OTHER INCOME	18,577	1,412	—		19,989

OPERATING EXPENSES
Compensation and employee benefits	31,427	2,942	—		34,369
Occupancy	5,510	699	—		6,209
Equipment	3,278	190	—		3,468
Marketing	1,795	121	—		1,916
Federal deposit insurance	2,128	149	—		2,277
Data processing	4,239	416	—		4,655
Check card processing	1,934	—	—		1,934
Professional fees	2,267	312	—		2,579
Amortization of core deposit intangible	—	—	191	(11)	191
Other expense	5,186	524	2,046	(12)	7,756

TOTAL OPERATING EXPENSES	57,764	5,353	2,237		65,354

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	30,531	(531)	(2,056)		27,944
Provision for income taxes	10,611	—	(548	)(13)	10,063

NET INCOME (LOSS)	$19,920	($531)	$(1,508)		$17,881

Average diluted shares outstanding	16,797	1,805	(1,131)		17,471
Earnings (loss) per share	$1.19	($0.29)	$—		$1.02

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial condition and results of operations of OCFC resulting from the proposed merger with Colonial American Bank under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Colonial American Bank are recorded by OCFC at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined statement of financial condition as of March 31, 2015 combines the historical financial information of OCFC and Colonial American Bank as of March 31, 2015, and assumes that the proposed merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the proposed Colonial American Bank merger (i) as if the merger had been consummated on January 1, 2014, with respect to the pro forma financial information presented for the period ended December 31, 2014, and (ii) as if the merger had been consummated on January 1, 2015, with respect to the pro forma financial information presented for the period ended March 31, 2015.

As the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to OCFC’s balance sheet.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Colonial American Bank are in the process of being reviewed in detail by OCFC. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

In connection with the proposed Colonial American Bank merger, the plan to integrate OCFC and Colonial American Bank’s operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where OCFC may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. OCFC also expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D — Estimated Annual Cost Savings

OCFC expects to realize cost savings of approximately 35% of Colonial American Bank’s operating expenses following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Pro Forma Acquisition Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

1.	Reflects cash to pay acquisition related expenses and cost of warrants, net of tax.

2.	Adjustment to reflect acquired loans at their preliminary fair value, including credit and interest rate considerations.

3.	Reflects preliminary estimate of net deferred taxes resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, and other deferred tax items. Also reflects the recognition of part of Colonial American Bank’s net operating loss carryforward for federal taxes which can be utilized by OCFC. The actual tax asset adjustments will depend on facts and circumstances existing at the completion of the merger.

4.	Adjustment for the establishment of estimated core deposit intangibles.

5.	Adjustments to goodwill resulting from recording the assets and liabilities of Colonial American Bank at fair value. These adjustments are preliminary and are subject to change. The final adjustments will be made subsequent to the completion of the merger and may be materially different from those presented here.

6.	Represents the estimated fair value adjustment to certificate of deposit liabilities.

7.	Reflects the acquisition of existing Colonial American Bank equity, and the issuance of stock in connection with the merger consideration.

8.	Reflects the estimated net accretion of fair value discounts on loans.

9.	Reflects the estimated net accretion (amortization) of fair value discounts (premiums) on available-for-sale securities.

10.	Reflects the estimated net accretion of fair value adjustments to certificates of deposits.

11.	Reflects the estimated net amortization of core deposit intangibles.

12.	Reflects the estimated transaction costs.

13.	Reflects the estimated income tax on pro forma adjustments using a 37.5% tax rate after excluding certain transaction costs which are not considered tax deductible.

COMPARATIVE PER SHARE DATA

The following table sets forth for OCFC common stock and Colonial American Bank common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting. See “Proposal I — The Proposed Merger — Accounting Treatment” on page 61 of this Proxy Statement/Prospectus. The information in the following table is based on, and should be read together with, the historical financial information that OCFC has presented in its prior filings with the SEC. See “Where You Can Find More Information” on page 69 of this Proxy Statement/Prospectus.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	OceanFirst Financial Corp. Historical	Colonial American Bank Historical	Pro Forma Combined (1)(2)	Per Equivalent Colonial American Bank Share
Book value per share:
At December 31, 2014	$12.91	$5.55	$13.06	$4.88
At March 31, 2015	$13.06	$5.66	$13.23	$4.94

Cash dividends declared per share:
Year ended December 31, 2014	$0.49	$0.00	$0.49	$0.18
Three Months ended March 31, 2015	$0.13	$0.00	$0.13	$0.05

Basic earnings per share:
Year ended December 31, 2014	$1.19	($0.29)	$1.03	$0.38
Three Months ended March 31, 2015	$0.32	$0.04	$0.22	$0.08

Diluted earnings per share:
Year ended December 31, 2014	$1.19	($0.29)	$1.02	$0.38
Three Months ended March 31, 2015	$0.32	$0.04	$0.22	$0.08

(1)	Pro forma dividends per share represent OceanFirst’s historical dividends per share.
(2)	The pro forma combined book value per share of OceanFirst common stock is based upon the pro forma combined common shareholders’ equity for OceanFirst and Colonial American divided by total pro forma common shares of the combined entities.

The following table shows trading information for OCFC common stock as of market close on February 24, 2015 and May     , 2015. February 24, 2015 was the last trading date before the parties announced the merger. May     , 2015 is a recent date before this Proxy Statement/Prospectus was finalized. Colonial American Bank common stock is not traded on any established market.

Date	OCFC Common Stock	Colonial American Bank Common Stock(1)	Equivalent Value for Each Colonial American Bank Share
February 24, 2015	$16.86	$5.55	$6.30
[Date before proxy finalized]

(1)	Reflects Colonial American Bank’s book value at December 31, 2014

RISKS RELATED TO THE MERGER

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement. Please also refer to the additional risk factors identified in the periodic reports and other documents of OCFC incorporated by reference into this document and listed in “Where You Can Find More Information” on page 69 of this Proxy Statement/Prospectus.

OCFC May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, OCFC’s ability to realize anticipated cost savings and to combine the businesses of OceanFirst Bank and Colonial American Bank in a manner that does not materially disrupt the existing customer relationships of Colonial American Bank or OceanFirst Bank, or result in decreased revenues from any loss of customers. If OCFC is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

OCFC and Colonial American Bank have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of OCFC’s or Colonial American Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of OCFC to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of OCFC Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of Colonial American Bank common stock and Series A Preferred Stock will be converted into merger consideration consisting of shares of OCFC common stock pursuant to the terms of the merger agreement. The value of the OCFC common stock to be received by Colonial American Bank stockholders will be based on the price of OCFC common stock immediately prior to the completion of the merger. Accordingly, at the time of the Colonial American Bank special meeting, Colonial American Bank stockholders will not necessarily know or be able to calculate the value of the OCFC common stock they would receive upon completion of the merger.

Any change in the price of OCFC common stock prior to completion of the merger will affect the value of the OCFC common stock that a Colonial American Bank stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

The Exchange Ratio for the Merger May be Reduced.

The merger agreement provides that the exchange ratio that is used to determine the number of OCFC shares of common stock that will be issued for each share of Colonial American Bank common stock in the merger is subject to certain adjustments, including a reduction in the event that Colonial American Bank’s closing book value is less than $9,655,921 as of the month end prior to the closing date of the merger.

Colonial American Bank’s Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

Colonial American Bank’s executive officers negotiated the merger agreement with OCFC, and the Colonial American Bank board of directors unanimously approved the merger agreement and is recommending that the Colonial American Bank stockholders vote in favor of the approval of the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that Colonial American Bank’s executive officers and directors have various interests in the merger besides being Colonial American Bank stockholders. See the section of this Proxy Statement/Prospectus entitled “Interests of Certain Persons in the Merger” on page 50. These interests include:

•	Anthony Giordano, III, Nancy Mazza and Lisa Borghese, each an executive officer of Colonial American Bank, have each entered into an employment agreement with OCFC which shall be effective as of the closing of the merger;

•	the acceleration of vesting of outstanding stock options issued by Colonial American Bank and the conversion of such stock options into OCFC stock options; and

•	the rights of directors and officers of Colonial American Bank to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies for six years after the merger.

OCFC May Not Receive Required Regulatory Approvals. Such Approvals May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals or waivers must be obtained from, or notifications submitted to, the Office of the Comptroller of the Currency and the New Jersey Department of Banking and Insurance. Neither Colonial American Bank nor OCFC can guarantee that it will receive all required regulatory approvals or non-objections in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

The Merger Agreement Limits Colonial American Bank’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains terms and conditions that make it more difficult for Colonial American Bank to sell its business to a party other than OCFC. Colonial American Bank has agreed to take action necessary to convene and hold a meeting of stockholders of Colonial American Bank to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, Colonial American Bank’s board of directors is required to recommend such approval. The board of directors may, however, pursue certain bona fide written acquisition proposals from other parties, if and only to the extent that (1) the board of directors determines in good faith that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (2) the board of directors determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to Colonial American Bank’s stockholders from a financial point of view than the merger with OCFC, (3) Colonial American Bank promptly notifies OCFC of such proposals and the material terms of the proposals and (4) the special meeting of stockholders of Colonial American Bank has not yet occurred. If the board of directors determines that it desires to accept an acquisition proposal that satisfies the criteria described above, Colonial American Bank may terminate the merger agreement, subject to the obligation to pay a $550,000 termination fee to OCFC.

OCFC required Colonial American Bank to agree to these provisions as a condition to OCFC’s willingness to enter into the merger agreement. However, these provisions could discourage a third party that might have an interest in acquiring all or a significant part of Colonial American Bank from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Colonial American Bank than it might otherwise have proposed to pay.

Possible Changes in Legislation or Regulation Could Negatively Affect Our Ability to Utilize the Tax Benefits Associated with Colonial American Bank’s Net Operating Loss Carryforwards.

Colonial American Bank currently has certain net operating loss carry forwards that could be used to reduce its future tax liabilities. Although OCFC’s ability to utilize these tax benefits will be restricted upon consummation of the merger, under current law and regulation OCFC would be able to utilize a portion of these benefits, and the pro formas included elsewhere in this Proxy Statement/Prospectus assume OCFC will receive some benefit. However, the rules relating to U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions currently under consideration in U.S. federal tax laws and interpretations thereof could adversely impair OCFC’s ability to use the tax benefits associated with Colonial American Bank’s net operating loss carryforwards, or eliminate the benefits altogether.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of both OCFC and Colonial American Bank, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section of this Proxy Statement/Prospectus entitled “Risks Related to the Merger” on page 20.

The ability of OCFC and Colonial American Bank to predict results or the actual effects of their respective plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	an increase in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of OCFC or Colonial American Bank;

•	uncertainty related to the transaction and contractual restrictions imposed on Colonial American Bank and OCFC while the transaction is pending;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of OCFC and Colonial American Bank;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Colonial American Bank stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to OCFC or Colonial American Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, OCFC and Colonial American Bank undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE COLONIAL AMERICAN BANK SPECIAL MEETING OF STOCKHOLDERS

This section contains information for Colonial American Bank stockholders about the special meeting of stockholders to consider and approve the merger agreement.

Together with this document, Colonial American Bank is also sending you a notice of the Colonial American Bank special meeting of stockholders and a form of proxy that is solicited by its board of directors. The special meeting of stockholders will be held on June 24, 2015 at 10:00 a.m., local time, at the offices of Colonial American Bank, 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey, 07748. This Proxy Statement/ Prospectus is first being mailed to stockholders of Colonial American Bank on or about May     , 2015.

Matters to Be Considered

The purpose of the Colonial American Bank special meeting of stockholders is:

1.	To consider and vote on a proposal to approve the merger agreement dated as of February 25, 2015, by and among OCFC, OceanFirst Bank and Colonial American Bank, pursuant to which Colonial American Bank will merge with and into OceanFirst Bank, a subsidiary of OCFC, with OceanFirst Bank being the surviving bank.

2.	To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the approval of the merger agreement; and

3.	To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

Proxies

You may vote your shares of Colonial American Bank in any one of two ways:

•	By paper proxy card; or

•	In person at the Colonial American Bank special meeting of the stockholders.

Please read the following instructions and vote by whatever method is most convenient for you:

Paper Proxy Card. Each copy of this document mailed to Colonial American Bank stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Colonial American Bank special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the Colonial American Bank special meeting.

In Person. If you wish to vote in person at the special meeting, please bring your proxy card to the special meeting and hand it to the Secretary of Colonial American Bank. If you forget or misplace your proxy card, a voting ballot will be available at the special meeting.

You can revoke your proxy at any time before the vote is taken at the Colonial American Bank special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the merger agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Colonial American Bank prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting in person without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Colonial American Bank

1405 Route 35 North

Middletown Plaza

Middletown, New Jersey 07748

Attention: Anthony Giordano, III

President and Chief Executive Officer

Telephone Number: (732) 389-9500

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies received by Colonial American Bank through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement and “FOR” adjournment of the special meeting if necessary to permit further solicitation of proxies. The Colonial American Bank board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, Colonial American Bank intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Colonial American Bank stockholders should NOT send stock certificates with their proxy cards. Colonial American Bank stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Colonial American Bank stock certificates for the merger consideration.

Solicitation of Proxies

Colonial American Bank is soliciting proxies and will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Colonial American Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Colonial American Bank common stock and secure their voting instructions, if necessary. Colonial American Bank will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Colonial American Bank may use several of its regular employees, who will not be specially compensated, to solicit proxies from Colonial American Bank stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Colonial American Bank board of directors has fixed the close of business on May 22, 2015 as the record date for determining the Colonial American Bank stockholders entitled to receive notice of and to vote at the Colonial American Bank special meeting of stockholders. On May 22, 2015, 1,738,945 shares of Colonial American Bank common stock were outstanding and held by approximately 424 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Colonial American Bank common stock is necessary to constitute a quorum at the Colonial American Bank special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Colonial American Bank common stock entitled to vote at the Colonial American Bank special meeting. You are entitled to one vote for each share of Colonial American Bank common stock you held as of the record date.

Because the affirmative vote of the holders of two-thirds of the outstanding shares of Colonial American Bank common stock entitled to vote at the Colonial American Bank special meeting is needed for Colonial American Bank and OCFC to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the approval of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the approval of the merger agreement. Accordingly, the Colonial American Bank board of directors urges Colonial American Bank stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Approval of the proposal to adjourn the Colonial American Bank special meeting if needed to solicit additional proxies requires the affirmative vote of a majority of the shares of Colonial American Bank common stock voted at the special meeting. Therefore, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting if needed to solicit additional proxies.

As of the record date, directors and executive officers of Colonial American Bank and their affiliates had the right to vote 235,838 shares of Colonial American Bank common stock, or 13.56% of the outstanding Colonial American Bank common stock on that date. At the time the merger agreement with OCFC was signed, each director and executive officer of Colonial American Bank, and certain additional significant stockholders of Colonial American Bank owning, in the aggregate, approximately 42.21% of the outstanding Colonial American Bank common stock, entered into a separate letter agreement with OCFC, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the merger agreement.

Recommendation of the Board of Directors

The Colonial American Bank board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Colonial American Bank board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Colonial American Bank and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

See “Proposal I — The Proposed Merger — Colonial American Bank’s Reasons for the Merger and the Recommendation of its Board of Directors” on page 34 of this Proxy Statement/Prospectus for a more detailed discussion of the Colonial American Bank board of directors’ recommendation.

Because the Colonial American Bank board of directors believes the merger agreement is in the best interests of Colonial American Bank and its stockholders, the board has also unanimously approved the proposal to adjourn the special meeting if needed to solicit additional proxies, and, therefore, unanimously recommends that you vote “FOR” approval of an adjournment of the special meeting if needed to solicit additional proxies.

Voting at the Colonial American Bank Special Meeting

If you want to vote your shares of Colonial American Bank common stock held in street name in person at the Colonial American Bank special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of Colonial American Bank and Colonial American Bank Directors and Executive Officers

The following table sets forth the number of shares of Colonial American Bank common stock beneficially owned by beneficial owners of more than 5% of Colonial American Bank’s outstanding common stock, by each director and executive officer and by all directors and executive officers of Colonial American Bank as a group, as of May 22, 2015. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. Except as otherwise indicated, no person is known by Colonial American Bank to own more than 10% of Colonial American Bank’s outstanding common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class(2)
Mark R. Aikins(3)(4)	29,000	1.66%
Lisa A. Borghese(5)(6)	22,400	1.27%
Richard Eknoian(3)(7)	85,071	4.80%
Anthony Giordano, III(3)(8)(9)	97,800	5.39%
Kieran W. Goodwin(10)(11)	534,000	29.04%
William P. Goodwin(3)	100	*
Ran Korolik(3)(12)	35,500	2.01%
Richard O. Lindsey(3)(13)	17,000	*
Nancy L. Mazza(14)(15)	35,600	2.02%
Philip A. Nisbet(3)(16)(17)	110,790	6.23%
Carmen M. Penta(3)(18)	23,000	1.32%
Pamela Porter(3)(19)	25,000	1.42%
Kenneth Quay(3)(20)	21,000	1.20%
Reval Investissement S.A.(21)(22)	180,000	10.18%
Rikki S.A.(23)(24)	180,000	10.18%
Olivia Wand(3)(25)	41,400	2.35%

All Directors and Executive Officers as a Group (13 Persons)(4)(6)(7)(9)(12) (13)(15)(17)(18)(19)(20)(25)	543,661	26.56%

(1)	Each director and executive officer maintains a mailing address at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748.
(2)	Beneficial ownership is based on 1,738,945 shares of Colonial American Bank common stock outstanding as of the record date of May 22, 2015. The securities “beneficially owned” by an individual and the percentage of ownership are determined in accordance with the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. A person is also deemed to beneficially own shares of Colonial American Bank common stock that such person does not own but has the right to acquire presently or within 60 days.
(3)	A director of Colonial American Bank.
(4)	Includes 4,000 shares that may be acquired pursuant to currently exercisable warrants and 5,000 shares that may be acquired pursuant to currently exercisable stock options.
(5)	Ms. Borghese is the Executive Vice President, Chief Lending Officer of Colonial American Bank.
(6)	Includes 400 shares that may be acquired pursuant to currently exercisable warrants and 20,000 shares that may be acquired pursuant to currently exercisable stock options.
(7)	Includes 20,012 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(8)	Mr. Giordano is the President and Chief Executive Officer of Colonial American Bank.
(9)	Includes 20,050 shares that may be acquired pursuant to currently exercisable warrants and 56,750 shares that may be acquired pursuant to currently exercisable stock options.
(10)	Mr. Goodwin maintains a mailing address at 925 Park Ave., Apt. 11-12B, New York, NY 10028-0210.
(11)	Includes 100,000 shares that may be acquired pursuant to currently exercisable warrants.

(12)	Includes 10,500 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(13)	Includes 1,000 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(14)	Ms. Mazza is the Executive Vice President, Retail Banking of Colonial American Bank.
(15)	Includes 2,600 shares that may be acquired pursuant to currently exercisable warrants and 20,000 shares that may be acquired pursuant to currently exercisable stock options.
(16)	Mr. Nisbet is the Chairman of the board of directors of Colonial American Bank.
(17)	Includes 24,111 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(18)	Includes 3,000 shares that may be acquired pursuant to currently exercisable warrants and 5,000 shares that may be acquired pursuant to currently exercisable stock options.
(19)	Includes 5,000 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(20)	Includes 1,000 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.
(21)	Reval Investissement S.A. maintains a mailing address at Pilatusstrasse 28, Hergiswil 6052 SZ.
(22)	Includes 30,000 shares that may be acquired pursuant to currently exercisable warrants.
(23)	Rikki S.A. maintains a mailing address at 9B Boulevard Prince Henri, Luxembourg, L-1724 LU.
(24)	Includes 30,000 shares that may be acquired pursuant to currently exercisable warrants.
(25)	Includes 4,400 shares that may be acquired pursuant to currently exercisable warrants and 15,000 shares that may be acquired pursuant to currently exercisable stock options.

INFORMATION ABOUT THE COMPANIES

OceanFirst Financial Corp.

OCFC is a Delaware corporation that owns all of the outstanding common stock of OceanFirst Bank, and as such, is a savings and loan holding subject to regulation by the Federal Reserve Board.

At March 31, 2015, OCFC had total assets of $2.4 billion, loans of $1.7 billion, total deposits of $1.8 billion, and total stockholders’ equity of $220.3 million. OCFC’s mailing address is 975 Hooper Avenue, Toms River, New Jersey 08753, and OCFC’s telephone number is (732) 240-4500.

Available Information. OCFC is a public company, and files interim, quarterly and annual reports with the SEC. OCFC common stock is listed on the NASDAQ Global Select Market under the symbol “OCFC.”

OceanFirst Bank

OCFC has been the holding company for OceanFirst Bank since it acquired the stock of the OceanFirst Bank upon OceanFirst Bank’s conversion from a Federally-chartered mutual savings bank to a Federally-chartered capital stock savings bank in 1996. OceanFirst Bank’s principal business has been and continues to be attracting deposits from the general public in the communities surrounding its branch offices and investing those deposits primarily in loans consisting of single-family, owner-occupied residential mortgage loans and commercial real estate loans and other commercial loans. OceanFirst Bank also invests in other types of loans, including residential, construction, and consumer loans. In addition, OceanFirst Bank invests in mortgage-backed securities securities issued by the U.S. Government and agencies thereof, corporate securities and other investments permitted by applicable law and regulations. OceanFirst Bank periodically sells part of its mortgage loan production in order to manage interest rate risk and liquidity. OceanFirst Bank’s revenues are derived principally from interest on its loans, and to a lesser extent, interest on its investment and mortgage-backed securities. OceanFirst Bank also receives income from fees and service charges on loan and deposit products, wealth management services, Bankcard services and the sale of alternative investment products, e.g., mutual funds, annuities and life insurance. OceanFirst Bank’s primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, investment maturities, proceeds from the sale of loans, Federal Home Loan Bank advances and other borrowings.

Colonial American Bank

Colonial American Bank commenced operations on February 9, 2007 as a commercial bank chartered pursuant to the laws of the Commonwealth of Pennsylvania, headquartered in Horsham, Pennsylvania. On or about January 11, 2012, Colonial American Bank converted its charter to that of a New Jersey state chartered commercial bank headquartered in Middletown, New Jersey. Colonial American Bank has subsequently closed its Horsham, Pennsylvania office, and now operates exclusively at its two New Jersey branch locations: its headquarters in Middletown and an additional branch in Shrewsbury, New Jersey.

Colonial American Bank offers a broad range of consumer and commercial banking services to customers living, working and shopping in its primary trade areas. Colonial American Bank offers high-quality service by providing a professional, responsive and knowledgeable staff and having management available for consultation on a daily basis.

At March 31, 2015, Colonial American Bank had $154.1 million in total assets. Additional financial information about Colonial American Bank is included in Appendix D to this Proxy Statement/Prospectus.

PROPOSAL 1 — THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus sets forth the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read the merger agreement.

General

Pursuant to the merger agreement, Colonial American Bank will merge with and into OceanFirst Bank, a subsidiary of OCFC, with OceanFirst Bank as the surviving entity. Outstanding shares of Colonial American Bank common stock will be converted into shares of OCFC common stock. Cash will be paid in lieu of any fractional share of OCFC common stock. See “— Merger Consideration” below. OCFC will offer to purchase all outstanding warrants to purchase Colonial American Bank common stock at a price of $0.27 per share. As a result of the merger, the separate corporate existence of Colonial American Bank will cease and OceanFirst Bank will succeed to all of the rights and be responsible for all of the obligations of Colonial American Bank.

Colonial American Bank Background of the Merger

At various times in recent years, the board of directors of Colonial American Bank, together with its senior management, has reviewed and discussed strategic alternatives that might be available to Colonial American Bank, including from time to time combining with a larger financial institution, in pursuit of its objective of enhancing stockholder value.

During the first two quarters of 2014, Colonial American Bank was approached by two separate financial institutions that inquired as to whether Colonial American Bank would be interested in possibly entering into a business combination. The board of directors of Colonial American Bank carefully reviewed these unsolicited inquiries but decided against pursuing a transaction with either financial institution due to, among other things, pricing and regulatory concerns.

During the summer of 2014, Colonial American Bank was approached by another financial institution, Financial Institution A. Financial Institution A also had an interest in entering into a business combination with Colonial American Bank, pursuant to which Financial Institution A would acquire Colonial American Bank in an all-stock transaction. This opportunity was presented to the board of directors of Colonial American Bank on June 24, 2014. The Colonial American Bank board reviewed the opportunity and authorized senior management to engage in preliminary discussions with Financial Institution A with respect to a possible business combination. Thereafter, Colonial American Bank senior management and representatives of Financial Institution A had several discussions regarding the respective operations of Colonial American Bank and Financial Institution A and the possible structure and terms of a business combination. Further, Financial Institution A began to conduct preliminary due diligence on Colonial American Bank during the summer and fall of 2014.

On October 15, 2014, Christopher Maher, President of OCFC, met with Anthony Giordano, III, President and Chief Executive Officer of Colonial American Bank. At this meeting, Mr. Maher inquired whether Colonial American Bank would consider a possible business combination with OCFC. Mr. Maher and Mr. Giordano discussed, in general, the direction, dynamics, regulatory challenges and potential future of the banking industry, as well as the advantages to Colonial American Bank and its stockholders if Colonial American Bank were to combine with a larger financial institution such as OCFC.

On October 22, 2014, Mr. Maher reviewed with the OCFC board his discussion with Mr. Giordano, and after further discussion the board reached a consensus that Mr. Maher should continue to investigate the possibility of a transaction with Colonial American Bank and report back to the board.

On October 27, 2014, at a regularly scheduled board meeting, Mr. Giordano discussed his meeting with Mr. Maher with the Colonial American Bank board. The Colonial American Bank board authorized Mr. Giordano and the other senior executive officers of Colonial American Bank to begin preliminary discussions with OCFC regarding a possible business combination.

On October 30, 2014, Mr. Maher, Mr. Giordano and Lisa Borghese, Colonial American Bank’s Executive Vice President, Chief Lending Officer, met at a restaurant in Tinton Falls, New Jersey to discuss Colonial American Bank’s loan portfolio and credit culture and the strategic direction of OCFC.

On November 6, 2014, Mr. Maher met with Mr. Giordano, Philip Nisbet, Chairman of Colonial American Bank, and Carmen Penta and Mark Aikens, directors of Colonial American Bank, at a country club in Deal, New Jersey. At this meeting, Mr. Maher discussed with the representatives of Colonial American Bank the strategic direction of OCFC and the structure and general terms of a possible business combination.

On November 10, 2014, Colonial American Bank engaged Sandler O’Neill to assist it in analyzing, structuring, negotiating and effecting a business combination with a third party. Specifically, Colonial American Bank asked Sandler O’Neill to review and analyze any business combination proposal by either OCFC or Financial Institution A. Thereafter, Sandler O’Neill spoke with the representatives of Financial Institution A as to their level of interest in a possible transaction with Colonial American Bank and whether Financial Institution A would be tendering a letter of interest containing terms of a possible transaction. Financial Institution A responded that it had an interest in acquiring Colonial American Bank and provided a verbal proposal to Sandler O’Neill.

On November 11, 2014, Colonial American Bank entered into a confidentiality agreement with OCFC. Thereafter, OCFC began its preliminary due diligence review of Colonial American Bank.

On November 14, 2014, OCFC provided a non-binding letter of interest to Colonial American Bank which provided that OCFC would acquire 100% of Colonial American Bank through the merger of Colonial American Bank with and into OceanFirst Bank. The letter of interest provided for a purchase price range of $6.00 to $6.25 per share of Colonial American Bank common stock and contemplated that the transaction would be structured as a tax free reorganization. The letter of interest also provided that any recovery related to the G3K Claims (as defined below) would be set aside for Colonial American Bank’s stockholders (the “G3K Recovery”).

At the November 19, 2014 regular meeting of the board of directors of Colonial American Bank, Mr. Giordano presented the initial offers of OCFC and Financial Institution A to the Colonial American Bank board. The Colonial American Bank board discussed the initial offers and authorized Mr. Giordano and Sandler O’Neill to continue to negotiate the terms of the offers.

At the OCFC board meeting of November 19, 2014, Mr. Maher updated the board on the indication letter submitted to Colonial American Bank. Mr. Maher indicated that he did not believe OCFC should commence diligence unless and until Colonial American Bank had entered into an exclusivity agreement with OCFC. At that point, OCFC would undertake a full diligence review before committing to final transaction terms.

On December 5, 2014, the board of directors of Colonial American Bank had a special meeting to discuss the acquisition proposals by OCFC and Financial Institution A. At this meeting, Mr. Giordano updated the board as to the due diligence review being conducted by OCFC on Colonial American Bank. He advised the board that OCFC would not be willing to continue its due diligence review without Colonial American Bank agreeing to an exclusivity period with OCFC. The Colonial American Bank board also reviewed the verbal offer by Financial Institution A that had been provided to Sandler O’Neill, which provided for a per share purchase price for the outstanding Colonial American Bank common stock that was less than the per share purchase price range provided by OCFC in its offer. Mr. Giordano, advised the board that Financial Institution A had advised Sandler O’Neill that it would not be increasing its offering price. After again reviewing the offers by OCFC and Financial Institution A, the board authorized Mr. Giordano to enter into an exclusivity agreement with OCFC and cease any discussions with Financial Institution A.

On December 10, 2014, OCFC provided Colonial American Bank with a revised letter of interest. The revised letter of interest provided for a purchase price range of $6.50 to $7.00 per share of Colonial American Bank common stock. OCFC also presented to Colonial American Bank an exclusivity agreement, pursuant to which Colonial American Bank would not be able to pursue any other business combination transactions for a 45 day period. Also on this date, Mr. Giordano met with Mr. Maher at a restaurant in Eatontown, New Jersey to further discuss the possible business combination. At this meeting, Mr. Maher advised Mr. Giordano that, after preliminary due diligence by OCFC on Colonial American Bank, OCFC had increased its purchase price range. However, Mr. Maher added that the purchase price range could be further adjusted depending upon the final results of OCFC’s due diligence review of Colonial American Bank.

On December 12, 2014, Colonial American Bank entered into the exclusivity agreement with OCFC.

On December 17, 2014, Colonial American Bank’s outside counsel, Windels Marx Lane & Mittendorf, LLP, presented a conflict waiver to Colonial American Bank. Windels Marx Lane & Mittendorf, LLP also represented OceanFirst and previously advised the board of directors of Colonial that if a proposed business combination moved forward between the two entities, it would not be able to represent both entities. The Colonial American Bank board authorized Mr. Giordano to execute the conflict waiver and to identify new counsel to assist the bank negotiate and close any proposed business combination with OCFC. Thereafter, Colonial American Bank retained the law firm of Giordano, Halleran & Ciesla, P.C. (“Giordano, Halleran & Ciesla”) to represent Colonial American Bank in connection with its proposed combination with OCFC. Giordano, Halleran & Ciesla, which had provided unrelated certain services for OCFC, presented conflict waivers to OCFC and Colonial American Bank. These conflict waivers were subsequently executed by OCFC and Colonial American Bank.

At the December 17, 2014 regularly scheduled board meeting of Colonial American Bank, which was attended by representatives of Sandler O’Neill, the Colonial American Bank board discussed the revised letter of interest delivered to OCFC on December 10, 2014. Shortly after the Colonial American Bank board meeting, OCFC commenced reviewing Colonial American Bank’s loan portfolio at its administrative office located at 740 Broad Street, Shrewsbury, New Jersey, and Colonial American Bank and its outside counsel commenced its due diligence review of OCFC.

At the December 17, 2014 meeting of the OCFC board, Mr. Maher updated the board on the status of the discussions with Colonial American Bank, noting that Colonial American Bank had agreed to the exclusivity agreement. Mr. Maher explained that OCFC would now commence detailed diligence on Colonial American Bank.

On January 8, 2015, OCFC provided a revised letter of interest to Colonial American Bank. The revised letter of interest contained a lower estimated per share purchase price of $6.00 due to adjustments for certain items identified by OCFC during its due diligence review of Colonial American Bank. These adjustments related to the change in control obligations to Colonial American Bank’s officers, additional reserves with respect to several commercial loans, the cost of terminating the outstanding warrants to purchase Colonial American Bank common stock, a deferred tax asset value reduction and the revised computation of the shares of Colonial American Bank capital stock to be exchanged in the merger.

At the January 21, 2015 OCFC board meeting, Mr. Maher again reviewed with the board the status of discussions with Colonial American Bank.

After several phone calls regarding the revised letter of interest with Colonial American Bank’s management, OCFC provided another revised letter of interest on January 27, 2015. The January 27, 2015 proposal by OCFC maintained the base per share purchase price of $6.00, but added pricing adjustments for certain events. OCFC had estimated that approximately $1.2 million in change in control payments would be due to Colonial American Bank’s officers, but indicated that the purchase price could be positively adjusted if the actual payments were reduced. In addition, OCFC offered a positive pricing adjustment in the event that Colonial American Bank successfully disposed of three identified loans above their credit mark valuations.

On January 28, 2015, the board of directors of Colonial American Bank held a special meeting to discuss the latest proposal by OCFC. At this meeting, representatives of Sandler O’Neill provided a review and evaluation of the proposal. A representative of Giordano, Halleran & Ciesla also attended the special meeting to provide the board with legal guidance as to the proposed business combination. At the special meeting, the Colonial American Bank board authorized management to continue to negotiate the terms of the proposed business combination, including the exchange ratio and the contemplated adjustments thereto.

On January 28, 2015, Mr. Maher updated the OCFC board on the status of the negotiations by e-mail.

On February 5, 2015, Mr. Giordano met with Mr. Maher at a restaurant in Red Bank, New Jersey to address the adjustments to the exchange ratio and other transaction issues. Mr. Giordano and Mr. Maher also discussed business integration matters, including employee issues.

On February 6, 2015, the board of directors of Colonial American Bank held a special meeting in Tinton Falls, New Jersey. A representative of Giordano, Halleran & Ciesla attended the meeting and provided a review of the proposed transaction. Counsel also indicated that it had received a draft of the proposed merger agreement on February 2, 2015 from OCFC’s counsel and has commenced reviewing the draft. The Colonial American Bank board discussed with counsel the proposed merger and related regulatory and timing issues. After reviewing the proposed combination with counsel, the board authorized senior management to move forward with the merger and instructed senior management and counsel to negotiate the proposed merger agreement and related merger documents.

On February 10, 2015, Mr. Giordano and a representative of each of Giordano, Halleran & Ciesla and Sandler O’Neill conducted a due diligence review of OCFC, including a review of its non-performing loans and financial reports, at OCFC’s headquarters in Toms River, New Jersey.

Between February 10, 2015 and February 25, 2015, counsel for Colonial American Bank and counsel for OCFC exchanged drafts of the merger agreement and other merger documents and senior management of Colonial American Bank spoke and met with senior management of OCFC on numerous occasions to discuss merger matters and business integration issues.

At the February 25, 2015 regular meeting of the board of directors of Colonial American Bank scheduled for 8:00 a.m. in Tinton Falls, New Jersey, the merger agreement was reviewed with the board by representatives of Giordano, Halleran & Ciesla. The representatives of Giordano, Halleran & Ciesla reviewed with the Colonial American Bank directors the fiduciary duties of the board and the proposed terms of the merger agreement, including, among other items, the increase of the per share purchase price from $6.00 to $6.21 to account for a reduction in the change in control payments to Colonial American Bank senior management, the exchange ratio and possible adjustments thereto prior to closing, including a reduction in the exchange ratio if Colonial American Bank’s closing book value is less than $9,655,921, the treatment of options and warrants to acquire Colonial American Bank common stock, the G3K Recovery and related liquidating trust, closing conditions, termination events and the termination fee. Colonial American Bank’s board did not regard the $550,000 termination fee, upon consultation with its advisors, as a factor that would discourage a third party from making a proposal superior to that of OCFC if it were so inclined. Representatives of Sandler O’Neill separately reviewed with the board its financial analysis of the merger consideration. Sandler O’Neill rendered to Colonial American Bank’s board of directors its oral opinion, which was subsequently confirmed in writing, dated February 25, 2015, to the effect that, as of such date, and based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, the merger consideration was fair, from a financial point of view, to the holders of Colonial American Bank common stock. Following consideration of (1) the proposed merger agreement and the merger, including the facts and circumstances regarding the alternatives available to Colonial American Bank and the fact that the transaction would provide an immediate economic benefit to Colonial American Bank’s stockholders, and (2) the opinion rendered by Sandler O’Neill, Colonial American Bank’s board of directors determined that the merger agreement and the transactions contemplated thereunder, including the merger, are advisable and fair to Colonial American Bank and its stockholders. Thereafter, Colonial American Bank’s board of directors unanimously approved the merger agreement and the merger and resolved to recommend that Colonial’s stockholders vote in favor of the adoption of the merger agreement.

Similarly, at 9:30 a.m. on February 25, 2015, the OCFC board of directors held a special meeting to review and discuss the conditions of the proposed merger, at which the OCFC board of directors unanimously approved the merger agreement.

After the merger agreement was approved by the boards of directors of Colonial American Bank and OCFC, representatives of OCFC and Colonial American Bank met at the offices of Giordano, Halleran & Ciesla in Red Bank, New Jersey to execute the merger agreement and other related merger documents.

On February 25, 2015, after the closing of trading on the NASDAQ Global Select Market, OCFC and Colonial American Bank issued a joint press release announcing the proposed merger.

Colonial American Bank’s Reasons for the Merger and the Recommendation of its Board of Directors

Colonial American Bank’s board of directors carefully evaluated the merger agreement and the transactions contemplated thereunder. The Colonial American Bank board determined that the merger agreement and the transactions contemplated thereunder, including the proposed merger, are advisable and fair to, and in the best interest of, Colonial American Bank and its stockholders. At a meeting held on February 25, 2015, Colonial American Bank’s board of directors unanimously approved the merger agreement and the transactions contemplated thereunder, including the proposed merger, and resolved to recommend to the stockholders of Colonial American Bank that they vote for the adoption of the merger agreement.

In determining to make its recommendation to the stockholders, Colonial American Bank’s board of directors consulted with Colonial American Bank’s senior management and its financial advisor and outside legal counsel. The board considered a number of factors and potential benefits and detriments of the merger to Colonial American Bank and its stockholders. Colonial American Bank’s board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Absence of Competing Offers. Colonial American Bank’s board of directors believed, based upon consultation with its financial advisor, that it was unlikely that any strategic purchaser would make a higher offer for Colonial American Bank based upon current market conditions. The board also considered the fact that if a third party were to make an alternative proposal to Colonial American Bank, Colonial American Bank would be able to consider an unsolicited proposal after the execution of the merger agreement and to enter into an agreement with respect to a superior proposal under certain conditions, including the payment of a termination fee to OCFC. Colonial American Bank’s board of directors, in consultation with Colonial American Bank’s financial and legal advisors, believed that the termination fee payable by Colonial American Bank in such circumstances was at a level consistent with termination fees payable in comparable merger transactions and that such fee would not unduly impede the ability of third parties from making a superior bid to acquire Colonial American Bank if such third parties were so inclined.

•	Possible Increase in Exchange Ratio. The possible increase in the exchange ratio in the event that three identified loans are successfully disposed of above their credit mark valuations by the end of June 2015 and/or there is any G3K Recovery prior to the closing of the merger.

•	G3K Recovery. The assignment of any right to the G3K Recovery to a the Liquidating Trust to be established prior to the closing of the merger for the benefit of the Colonial American Bank stockholders.

•	The Current Regulatory Environment and its Effect on Community Banks like Colonial American Bank. Increasing regulatory requirements have made it difficult for community banks to manage expenses and enhance profitability. Colonial American Bank’s board of directors recognized that Colonial American Bank would have to increase staffing levels and raise additional capital to continue to comply with these regulatory requirements, and any capital raise would likely have a dilutive effect on Colonial American Bank’s stockholders. Colonial American Bank’s board of directors believed that its stockholders will be better served by converting their stock into ownership in a larger institution which could spread these compliance and operating costs over a larger base of earning assets.

•	Similar Culture. The similar culture of customer service and focus on small to medium sized businesses and retail customers shared by OCFC and Colonial American Bank, and the fact that Colonial American Bank customers would benefit from the higher lending limit, larger branch network and more diverse products offered by the combined entity.

•	OCFC’s Stable Financial Condition and Future Prospects. The financial condition, results of operations and future prospects of OCFC.

•	Liquidity of OCFC Common Stock. The liquidity that would be available to Colonial American Bank stockholders through ownership of OCFC common stock, which is traded on the NASDAQ Global Select Market. In addition, the Colonial American Bank board of directors considered the opportunity to receive cash dividends represented by an investment in OCFC common stock.

•	Enhanced Revenue. The opportunity to enhance revenue for the combined entity by expanding OCFC’s products and services across Colonial American Bank’s current branch network.

•	Financial Advisor’s Opinion. The fact that Colonial American Bank’s board of directors received an opinion, dated February 25, 2015, from Sandler O’Neill as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration, as more fully described under the section of this Proxy Statement/Prospectus entitled “Opinion of Sandler O’Neill + Partners, L.P.” beginning on page 36.

Colonial American Bank’s board of directors also considered certain potentially negative factors in its review and evaluation of the merger, including the following:

•	Risks of Non-Completion. The possibility that the merger might not be completed as a result of the failure of Colonial American Bank’s stockholders to approve the merger agreement, failure to obtain regulatory approval or otherwise, and the effect that a public announcement of termination of the merger agreement could have on the trading price of Colonial American Bank’s common stock and Colonial American Bank’s operating results, particularly because of the costs that would be incurred in connection with the transaction.

•	Possible Adverse Effect on Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Colonial American Bank must pay to OCFC a termination fee of $550,000 if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Colonial American Bank from pursuing that opportunity.

•	Possible Reduction in the Exchange Ratio. The possibility that the exchange ratio could be reduced if Colonial American Bank’s closing book value is less than $9,655,921.

•	Potential Disruption of Colonial American Bank’s Business and Related Costs and Expenses. The potential disruption to Colonial American Bank’s business that could result from the merger, the potential distraction of the attention of Colonial American Bank’s management and potential attrition of Colonial American Bank’s employees, together with the costs and expenses associated with completing the merger.

•	No Assurance that the Combined Entity will Enhance the Value of OCFC Stock. There can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, thereby increasing the value of OCFC common stock received by the stockholders of Colonial American Bank.

Colonial American Bank’s board of directors determined that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the Colonial American Bank stockholders would achieve as a result of the merger, including the belief of Colonial American Bank’s board of directors that the proposed merger would help to maximize the immediate value of Colonial American Bank’s stockholders’ shares, more quickly recoup book value from losses incurred during Colonial American Bank’s start-up period and eliminate certain risks and uncertainties affecting the future prospects of Colonial American Bank. Accordingly, Colonial American Bank’s board of directors determined that the merger agreement and the transactions contemplated thereunder, including the merger, are advisable and fair to, and in the best interests of, Colonial American Bank and its stockholders.

Further, Colonial American Bank’s board of directors considered the interests that Colonial American Bank’s directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Colonial American Bank generally, as described in the section of this Proxy Statement/Prospectus entitled “Interests of Certain Persons in the Merger” beginning on page 50.

Colonial American Bank believes that the foregoing includes a discussion of all material factors considered by Colonial American Bank’s board of directors in connection with the merger agreement with OCFC. The board did not quantify or otherwise assign relative or specific weight or values to any of these factors. Instead, Colonial American Bank’s board of directors based its approval and recommendation on an overall analysis of all of the factors considered. The individual directors may have assigned different weight to different factors. After careful consideration of all of this information, Colonial American Bank’s board of directors approved the merger agreement and the merger, and recommended that Colonial American Bank stockholders adopt the merger agreement.

The foregoing explanation of Colonial American Bank’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read taking into account the factors described under the section of this Proxy Statement/Prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 23.

THE BOARD OF DIRECTORS OF COLONIAL AMERICAN BANK UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF COLONIAL AMERICAN BANK APPROVE THE MERGER AGREEMENT.

Opinion of Sandler O’Neill + Partners, L.P.

By letter dated February 25, 2015 the Colonial American Bank board of directors retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act its financial advisor in connection with a possible business combination transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Colonial American Bank board of directors selected Sandler O’Neill to act as its financial advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

At the February 25, 2015 meeting of the Colonial American Bank board of directors, Sandler O’Neill delivered to the Colonial American Bank board of directors its oral opinion, which was subsequently confirmed in writing, that as of February 25, 2015, the merger consideration was fair to the holders of Colonial American Bank common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this Proxy Statement/Prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Colonial American Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Colonial American Bank board of directors and is directed only to the fairness of the merger consideration to holders of Colonial American Bank common stock from a financial point of view. It does not address the underlying business decision of Colonial American Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Colonial American Bank common stock as to how such holder of Colonial American Bank common stock should vote in connection with the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by Colonial American officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other stockholders of Colonial American Bank.

Sandler O’Neill has reviewed the registration statement on Form S-4 of which this Proxy Statement/Prospectus is a part and consented to the inclusion of its opinion to the Colonial American Bank board of directors as Appendix B to this Proxy Statement/Prospectus and to the references to Sandler O’Neill and its opinion contained herein. A copy of the consent of Sandler O’Neill is attached as Appendix B to the registration statement on Form S-4.

In connection with rendering its opinion on February 25, 2015, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Colonial American Bank that Sandler O’Neill deemed relevant;

•	certain financial statements of OCFC that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Colonial American Bank for the years ending December 31, 2015 through December 31, 2018, as provided by senior management of Colonial American Bank;

•	certain publicly available mean analyst earnings estimates for the years ending December 31, 2015 through December 31, 2017 for OCFC, and an estimated long-term growth rate for years thereafter;

•	certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies were discussed with the financial advisor of OCFC;

•	the relative contribution of Colonial American Bank to the pro forma operating and financial metrics of the combined company;

•	a comparison of certain financial and other information, including relevant stock trading information, for Colonial American Bank and OCFC with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Colonial American Bank the business, financial condition, results of operations and prospects of Colonial American Bank and held similar discussions with the senior management of OCFC regarding the business, financial condition, results of operations and prospects of OCFC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by Colonial American Bank and OCFC or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective managements of Colonial American Bank and OCFC that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Colonial American Bank and OCFC or any of OCFC’s subsidiaries, or the collectability of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill assumed, with the consent of Colonial American Bank, that the allowance for loan losses of Colonial American Bank and OCFC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Sandler O’Neill assumed that there was no material change in the Colonial American’s and OCFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements for such entities made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that OCFC will remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger or any other related transactions contemplated pursuant to the merger agreement.

Sandler O’Neill used internal financial projections for Colonial American Bank and publicly available analyst estimates for OCFC in its analyses. The respective managements of Colonial American Bank and OCFC confirmed to Sandler O’Neill that the respective projections reflected the best currently available estimates and judgments of the future financial performance of Colonial American Bank and OCFC, respectively, and Sandler O’Neill assumed that such performance will be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings discussed with the senior management of OCFC, the financial advisor to OCFC confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of OCFC management and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill also assumed there was no material change in Colonial American Bank’s and OCFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements for such entities made available to Sandler O’Neill. Sandler O’Neill also assumed, with the consent of Colonial American Bank, that each of the parties to the merger agreement will comply with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct, that each of the parties to such agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived. Sandler O’Neill also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Colonial American Bank and OCFC. Sandler O’Neill also assumed the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect such opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Colonial American Bank common stock and OCFC common stock after the date of its opinion or what the value of OCFC common stock will be once it is actually received by the holders of Colonial American Bank common stock.

Sandler O’Neill assumed, with the consent of Colonial American Bank, that (1) each of the parties to the merger agreement will comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (2) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Colonial American Bank, OCFC or the merger and (3) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Sandler O’Neill acted as financial advisor to Colonial American Bank in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the merger. Sandler O’Neill will also receive a fee for this fairness opinion. Colonial American Bank has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of the engagement of Sandler O’Neill by Colonial American Bank. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Colonial American Bank and OCFC and their affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Colonial American Bank and OCFC or their affiliates for its own account and for the accounts of its customers.

Sandler O’Neill’s opinion letter is directed to the board of directors of Colonial American Bank in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of Colonial American Bank as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the merger. Sandler O’Neill’s opinion addresses the fairness of the merger consideration to the holders of Colonial American Bank common stock, from a financial point of view. Sandler O’Neill’s opinion does not address the underlying business decision of Colonial American Bank to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Colonial American Bank or the effect of any other transaction in which Colonial American Bank might engage. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the merger by any Colonial American Bank officer, director or employee, if any, relative to the amount of compensation to be received by any other stockholder.

In rendering its opinion dated February 25, 2015, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Colonial American Bank and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Colonial American Bank and OCFC and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Colonial American Bank, OCFC and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Colonial American Bank board of directors. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Colonial American Bank’s common stock or the prices at which Colonial American Bank’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Colonial American Bank’s board of directors in making its determination to approve Colonial American Bank’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision Colonial American Bank’s board of directors or management with respect to the fairness of the merger.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Colonial American Bank common stockholders will receive in exchange for each share of Colonial American Bank common stock 0.3736 shares of the common stock share of OCFC, subject to certain adjustments described in the merger agreement.

Using a 20-day average of OCFC’s stock price of $16.62, and based upon 1,738,845 common shares outstanding, Sandler O’Neill calculated per share consideration of $6.21 and aggregate consideration of approximately $10.8 million. Based upon financial information for Colonial American Bank as of or for the twelve months ended December 31, 2014, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Last Twelve Months Net Income:	NM
Transaction Value / 2015 Est. Earnings Per Share:	18.3	x
Transaction Value / Book Value:	120%
Transaction Value / Tangible Book Value:	120%
Core Deposits¹:	3.2%

(1)	Excludes CDs greater than $100,000

The aggregate transaction value was approximately $11.46 million, based upon 1,738,845 shares of Colonial American Bank common stock outstanding and including the cash out of warrants to purchase an aggregate of 460,403 shares and the implied value of vested options to purchase 304,550 shares outstanding of Colonial American Bank common stock with a weighted average exercise price of $9.52 per share.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of OCFC’s common stock for the one-year period ended February 24, 2015. Sandler O’Neill then compared the relationship between the movements in the price of OCFC’s common stock to movements in certain stock indices. During the one-year period, OCFC’s common stock underperformed the NASDAQ Bank Index and S&P 500 Index.

OCFC’s One Year Stock Performance

	Beginning Index Value February 24, 2014	Ending Index Value February 24, 2015
OCFC	100%	92.9%
S&P 500 Index	100%	114.7%
NASDAQ Bank Index	100%	104.0%

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Colonial American Bank with a group of financial institutions selected by Sandler O’Neill. The Colonial American Bank peer group consisted of publicly-traded commercial banks headquartered in the Mid-Atlantic region, with assets between $100 million and $270 million with a tangible common equity to tangible assets ratio of less than 10%. The Colonial American Bank peer group consisted of the following companies:

Harmony Bank	ES Bancshares, Inc.¹
Peoples, Bancorp, Inc.¹	Liberty Bell Bank
Fleetwood Bank Corporation	Absecon Bancorp¹
Harvest Community Bank¹	Patriot Federal Bank¹
First Resource Bank	Carroll Bancorp, Inc.
JTNB Bancorp, Inc.

(1)	Financial information based on GAAP or regulatory financial data as of or for the twelve months ended September 30, 2014.

The analysis compared financial information for Colonial American Bank provided by management with the comparable data for the Colonial American Bank peer group as of or for the last twelve months ended December 31, 2014 (unless otherwise noted above), with pricing data as of February 24, 2015. The table below sets forth the data for Colonial American Bank and the median and mean data for the Colonial American Bank peer group.

Colonial American Bank Comparable Company Analysis

	Colonial American Bank	Peer Group Median	Peer Group Mean
Total Assets (in millions)	$144	$181	$179
Tangible Common Equity/Tangible Assets	6.26%	8.55%	8.43%
Leverage Ratio	6.45%	9.15%	8.95%
Total Risk-Based Capital Ratio	9.66%	14.81%	16.34%
Last Twelve Months Return on Average Assets	(0.34)%	0.33%	0.03%
Last Twelve Months Return on Average Tangible Common Equity	(6.1)%	3.9%	(0.1)%
Last Twelve Months Net Interest Margin	2.97%	3.49%	3.42%
Last Twelve Months Efficiency Ratio	92.1%	86.9%	89.0%
Loan Loss Reserves/Gross Loans	1.24%	1.38%	1.58%
Non-Performing Assets¹/Total Assets	1.36%	1.34%	2.89%
Most Recent Quarter Net Charge-Offs/Average Loans	—	0.35%	0.58%
Price/Tangible Book Value	63%	79%	72%
Price/Last Twelve Months Earnings Per Share	NM	18.3x	17.3x
Current Dividend Yield	—	—	1.5%
Market Value (in millions)	$5.7	$11.4	$11.3

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Sandler O’Neill used publicly available information to perform a similar analysis for OCFC and a group of financial institutions as selected by Sandler O’Neill. The OCFC peer group consisted of publicly-traded commercial banks in the Mid-Atlantic region with assets between $2 billion and $4 billion. The OCFC peer group consisted of the following companies:

Lakeland Bancorp, Inc.	Sun Bancorp, Inc.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Oritani Financial Corp.	Bridge Bancorp, Inc.
Financial Institutions, Inc.	Bryn Mawr Corporation
Northfield Bancorp, Inc.	Univest Corporation of Pennsylvania
Metro Bancorp, Inc.	Arrow Financial Corporation.
TriState Capital Holdings, Inc.	CNB Financial Corporation
First Long Island Corporation	Canandaigua National Corporation

The analysis compared publicly available financial information for OCFC with the comparable data for the OCFC peer group as of or for the last twelve months ended December 31, 2014 (unless otherwise noted), with pricing data as of February 24, 2015. The table below sets forth the data for OCFC and the median and mean data for the OCFC peer group.

OCFC Comparable Company Analysis

	OCFC		Peer Group Median		Peer Group Mean
Total Assets (in millions)	$2,357		$2,720		$2,727
Tangible Common Equity/Tangible Assets	9.26%		8.56%		9.28%
Last Twelve Months Return on Average Assets	0.86%		0.92%		0.79%
Last Twelve Months Return on Average Tangible Common Equity	9.2%		9.4%		9.0%
Last Twelve Months Net Interest Margin	3.31%		3.39%		3.37%
Last Twelve Months Efficiency Ratio	64.0%		60.6%		62.0%
Loan Loss Reserves/Gross Loans	0.95%		1.21%		1.15%
Non-Performing Assets¹/Total Assets	1.89%		0.75%		0.77%
NCOs / Average Loans	0.45%		0.13%		0.24%
Price/Tangible Book Value	131%		156%		158%
Price/Last Twelve Months Earnings Per Share	14.2	x	15.1	x	17.0	x
Price/2015 Earnings Per Share[2]	13.0	x	14.2	x	17.3	x
Price/2016 Earnings Per Share[2]	11.7	x	12.4		14.2	x
Current Dividend Yield	3.1%		2.6%		2.5%
Market Value (in millions)	$285		$342		$394

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)	Based on median analyst estimates.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The first group consisted of 16 transactions in Connecticut, Delaware, Maryland, New Jersey, New York and Pennsylvania that were announced between January 1, 2011 and February 24, 2015 with target assets of $75 million and $275 million and a ratio of non-performing assets¹ to total assets of less than 5.0% (the “Regional M&A Transactions”). The Regional M&A Transactions excludes announced transactions without reported deal values. The second group consisted of 15 transactions that were announced between January 1, 2014 and February 24, 2015 with target assets of $125 million and $175 million with a ratio of non-performing assets¹ to total assets of less than 5.0% (the “Nationwide M&A Transactions”). The Nationwide M&A Transactions exclude announced transactions without reported deal values.

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

The Regional M&A Transactions group was composed of the following transactions:

Riverview Financial Corp. / Citizens NB of Meyersdale

Mid Penn Bancorp Inc. / Phoenix Bancorp Inc.

GNB Financial Services Inc. / FNBM Financial Corp.

Bankwell Financial Group Inc. / Quinnipiac B&TC

Salisbury Bancorp Inc. / Riverside Bank

ESSA Bancorp Inc. / Franklin Security Bancorp Inc

Bridge Bancorp Inc. / FNBNY Bancorp Inc.

1st Constitution Bancorp / Rumson-Fair Haven BT&C

First Bank / Heritage Community Bank

Wilshire Bancorp Inc. / BankAsiana

Haven Bancorp MHC / Hilltop Community Bancorp Inc.

Riverview Financial Corp. / Union Bancorp Inc.

First Priority Financial Corp. / Affinity Bancorp Inc.

S&T Bancorp Inc. / Gateway Bank of Pennsylvania

S&T Bancorp Inc. / Mainline Bancorp Inc.

BCB Bancorp Inc. / Allegiance Community Bank

The Nationwide M&A Transactions group was composed of the following transactions:

National Bank Holdings Corp. / Pine River Bank Corp.

Community & Southern Hldgs. Inc. / Community Business Bank

First Merchants Corp. / C Financial Corp.

Pacific Commerce Bank / Vibra Bank

First Southern Bancorp Inc. / First United Inc.

NewBridge Bancorp / Premier Commercial Bank

Mid Penn Bancorp Inc. / Phoenix Bancorp Inc.

American National Bankshares / MainStreet BankShares Inc.

Home BancShares Inc / Broward Financial Holdings Inc.

Sierra Bancorp / Santa Clara Valley Bank NA

Little London Bancorp Inc. / 5Star Bank

Eastern Virginia Bankshares / Virginia Company Bank

Community & Southern Hldgs. Inc. / Alliance Bancshares Inc.

Sturm Financial Group Inc. / First Capital West Bkshs Inc.

Platte Valley Financial Services Cos. / Mountain Valley Bcshs Inc.

Sandler O’Neill reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction multiples to the median and mean multiples of the comparable transaction groups.

	Colonial American Bank / OCFC	Mean Regional Transactions		Median Regional Transactions
Transaction value/LTM earnings per share	NM	28.7	x	27.1	x
Transaction value/Book value per share:	120%	106%		109%
Transaction value/Tangible book value per share:	120%	108%		109%
Core deposit premium¹:	3.2%	2.0%		1.3%

(1)	Tangible book premium to core deposits calculated as (deal value — tangible equity) / (core deposits)

	Colonial American Bank/ OCFC	Mean Nationwide Transactions		Median Nationwide Transactions
Transaction value/LTM earnings per share	NM	22.5	x	21.4	x
Transaction value/Book value per share:	120%	123%		110%
Transaction value/Tangible book value per share:	120%	124%		112%
Core deposit premium¹:	3.2%	3.5%		1.8%

(1)	Tangible book premium to core deposits calculated as (deal value — tangible equity) / (core deposits)

Review of Analyst Recommendations and Estimates. Sandler O’Neill reviewed publicly available research analyst estimates and recommendations to outline the current analyst views of OCFC. The analysis compared published recommendations and earnings per share estimates for the years ending December 31, 2015 and 2016. As of February 25, 2015, four research analysts had published recommendations for OCFC, composed of two “outperform” and two “buy” recommendations. The table below sets forth the mean of the estimates:

2015 earnings per share	$1.30
2016 earnings per share	$1.45

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Colonial American Bank common stock assuming Colonial American Bank performed in accordance with earnings estimates reviewed with management of Colonial American Bank. To approximate the terminal value of Colonial American Bank common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 60% to 100%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Colonial American Bank’s common stock. Using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87%, Sandler O’Neill calculated a 12.87% discount rate for Colonial American Bank. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Colonial American Bank common stock of $1.65 to $4.08 when applying multiples of earnings to the applicable amounts indicated in the Colonial American Bank projections and $2.49 to $5.13 when applying multiples of tangible book value to the applicable amounts indicated in the Colonial American Bank projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$2.04	$2.45	$2.86	$3.27	$3.67	$4.08
11.0%	$1.97	$2.36	$2.76	$3.15	$3.54	$3.94
12.0%	$1.90	$2.28	$2.66	$3.04	$3.42	$3.80
13.0%	$1.83	$2.20	$2.57	$2.93	$3.30	$3.67
14.0%	$1.77	$2.12	$2.48	$2.83	$3.19	$3.54
15.0%	$1.71	$2.05	$2.39	$2.73	$3.08	$3.42
16.0%	$1.65	$1.98	$2.31	$2.64	$2.97	$3.30

Tangible Book Value Multiples

Discount Rate	60%	68%	76%	84%	92%	100%
10.0%	$3.08	$3.49	$3.90	$4.31	$4.72	$5.13
11.0%	$2.97	$3.37	$3.76	$4.16	$4.55	$4.95
12.0%	$2.86	$3.25	$3.63	$4.01	$4.39	$4.77
13.0%	$2.76	$3.13	$3.50	$3.87	$4.24	$4.61
14.0%	$2.67	$3.02	$3.38	$3.74	$4.09	$4.45
15.0%	$2.58	$2.92	$3.26	$3.61	$3.95	$4.30
16.0%	$2.49	$2.82	$3.15	$3.49	$3.82	$4.15

Sandler O’Neill also considered and discussed with the Colonial American Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Colonial American Bank’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Colonial American Bank common stock, using the same price to earnings multiples of 10.0x to 20.0x.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$1.38	$1.66	$1.93	$2.21	$2.49	$2.76
(20.0%)	$1.47	$1.77	$2.06	$2.36	$2.65	$2.95
(15.0%)	$1.57	$1.88	$2.19	$2.50	$2.82	$3.13
(10.0%)	$1.66	$1.99	$2.32	$2.65	$2.98	$3.32
(5.0%)	$1.75	$2.10	$2.45	$2.80	$3.15	$3.50
0.0%	$1.84	$2.21	$2.58	$2.95	$3.32	$3.68
5.0%	$1.93	$2.32	$2.71	$3.09	$3.48	$3.87
10.0%	$2.03	$2.43	$2.84	$3.24	$3.65	$4.05
15.0%	$2.12	$2.54	$2.97	$3.39	$3.81	$4.24
20.0%	$2.21	$2.65	$3.09	$3.54	$3.98	$4.42
25.0%	$2.30	$2.76	$3.22	$3.68	$4.14	$4.60

Sandler O’Neill also performed an analysis that estimated the net present value per share of OCFC common stock assuming that OCFC performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2015, 2016 and 2017 and thereafter grew at an annual rate of 8%. To approximate the terminal value of OCFC common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 22.0x and multiples of tangible book value ranging from 120% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 10.00% to 14.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OCFC’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of OCFC common stock of $13.93 to $27.76 when applying earnings multiples to the applicable amounts indicated in the OCFC projections and $13.83 to $24.04 when applying multiples of tangible book value to the applicable amounts indicated in the OCFC projections.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
10.0%	$15.96	$18.32	$20.68	$23.04	$25.40	$27.76
10.7%	$15.59	$17.90	$20.20	$22.50	$24.81	$27.11
11.3%	$15.24	$17.49	$19.74	$21.99	$24.24	$26.48
12.0%	$14.90	$17.09	$19.29	$21.48	$23.68	$25.87
12.7%	$14.57	$16.71	$18.85	$21.00	$23.14	$25.28
13.4%	$14.24	$16.34	$18.43	$20.52	$22.62	$24.71
14.0%	$13.93	$15.97	$18.02	$20.06	$22.11	$24.15

Tangible Book Value Multiples

Discount Rate	120%	134%	148%	162%	176%	190%
10.0%	$15.85	$17.49	$19.12	$20.76	$22.40	$24.04
10.7%	$15.49	$17.09	$18.68	$20.28	$21.88	$23.48
11.3%	$15.13	$16.70	$18.26	$19.82	$21.38	$22.94
12.0%	$14.79	$16.32	$17.84	$19.37	$20.89	$22.42
12.7%	$14.46	$15.95	$17.44	$18.93	$20.42	$21.91
13.4%	$14.14	$15.60	$17.05	$18.50	$19.96	$21.41
14.0%	$13.83	$15.25	$16.67	$18.09	$19.51	$20.93

Sandler O’Neill also considered and discussed with the Colonial American Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming OCFC’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for OCFC common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 12.87% using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0%)	$11.60	$13.25	$14.90	$16.54	$18.19	$19.84
(20.0%)	$12.26	$14.02	$15.78	$17.53	$19.29	$21.04
(15.0%)	$12.92	$14.79	$16.65	$18.52	$20.39	$22.25
(10.0%)	$13.58	$15.56	$17.53	$19.51	$21.48	$23.46
(5.0%)	$14.24	$16.32	$18.41	$20.50	$22.58	$24.67
0.0%	$14.90	$17.09	$19.29	$21.48	$23.68	$25.87
5.0%	$15.56	$17.86	$20.17	$22.47	$24.78	$27.08
10.0%	$16.22	$18.63	$21.04	$23.46	$25.87	$28.29
15.0%	$16.87	$19.40	$21.92	$24.45	$26.97	$29.50
20.0%	$17.53	$20.17	$22.80	$25.44	$28.07	$30.70
25.0%	$18.19	$20.93	$23.68	$26.42	$29.17	$31.91

In connection with its analyses, Sandler O’Neill considered and discussed with the Colonial American Bank board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following: (1) the merger closes in the third calendar quarter of 2015; (2) 100% of the outstanding shares of Colonial American Bank common stock are converted into OCFC’s common stock at the exchange ratio of 0.3736; (3) all outstanding Colonial American Bank warrants will be cashed out by OCFC at closing; (4) all outstanding Colonial American Bank stock options will be rolled into OCFC stock options at closing; (5) OCFC’s stock price is $16.62. Sandler O’Neill also incorporated the following assumptions as discussed with OCFC’s financial advisor: (a) purchase accounting adjustments of a credit mark on loans equal to a negative $4.0 million and additional aggregate marks of negative $0.5 million; (b) cost savings equal to 35% of Colonial American Bank’s projected non-interest expense, which would be 60% realized in 2015; (c) pre-tax transaction costs and expenses of approximately $1.5 million; (d) a pre-tax opportunity cost of cash of 1.50%; and (e) $2.0 million partial reversal of Colonial American Bank’s deferred tax valuation allowance prior to closing. The analysis indicated that the merger would be accretive to OCFC’s earnings per share (excluding transaction expenses in 2015) and accretive to tangible book value per share in less than one year.

In connection with this analyses, Sandler O’Neill considered and discussed with the Colonial American Bank board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as the financial advisor to Colonial American’s board of directors in connection with the merger and will receive a transaction fee of approximately $180,000 in connection with the merger, contingent on the closing of the merger. Sandler O’Neill has also received a fee of $75,000 in connection with the delivery of its fairness opinion, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the merger. Colonial American Bank has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the past, Sandler O’Neill has not provided other investment banking services for Colonial American Bank.

OCFC Board of Directors’ Reasons for the Merger

The OCFC board of directors expects the merger to enhance OCFC’s banking franchise and competitive position, in particular in Monmouth County, New Jersey, one of New Jersey’s most attractive banking markets. The merger also increases OCFC’s operating and marketing scale.

In evaluating the merger, the OCFC board of directors consulted with OCFC management, as well as its financial and legal advisors. In reaching its conclusion to approve the merger agreement, the OCFC board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	the effectiveness of the merger as a method of implementing and accelerating OCFC’s strategy for expanding OCFC’s franchise in Monmouth County, one of the most desirable banking markets in New Jersey;

•	its understanding of OCFC’s business, operations, financial condition, earnings and prospects and of Colonial American Bank’s business, operations, financial condition, earnings and prospects, including Colonial American Bank’s franchise in Monmouth County, which is a market in which OCFC currently operates and is seeking to expand;

•	the reports of OCFC’s management, and discussions with OCFC’s management and financial advisor, concerning the operations, financial condition and prospects of Colonial American Bank and the potential financial impact of the merger on the combined company; and

•	the proposed retention of certain key Colonial American Bank senior executives and personnel, which would help assure the likelihood of successful integration and the successful operation of the combined companies.

The OCFC board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Colonial American Bank’s business, operations and workforce with those of OCFC, the need to obtain Colonial American Bank’s stockholder approval and regulatory approvals to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The OCFC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the OCFC board of directors is not exhaustive, but includes the material factors considered by the OCFC board of directors. In view of the wide variety of factors considered by the OCFC board of directors in connection with its evaluation of the merger and the complexity of these matters, the OCFC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the OCFC board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by OCFC’s board of directors.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger each outstanding share of Colonial American Bank common stock (other than dissenting shares and shares held by OCFC and Colonial American Bank) will be converted into the right to receive 0.3736 shares of OCFC common stock. No fractional shares of OCFC common stock will be issued in connection with the merger. Instead, Colonial American Bank stockholders will receive, without interest, a cash payment from OCFC equal to the fractional share interest they otherwise would have received, multiplied by the value of OCFC common stock. For this purpose, OCFC common stock was valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Under the merger agreement, the exchange ratio is subject to adjustment in certain circumstances. First, in the event Colonial American Bank is able to sell certain designated loans at a price in excess of the value assigned to such loans by OCFC in setting its credit mark, the exchange ratio will be adjusted upward to reflect the excess, after deduction of all costs associated with the sale. In addition, in the event Colonial American Bank receives recoveries or settlements in connection with the G3K Claims described below under “— Liquidating Trust” and Colonial American Bank otherwise meets the minimum tangible stockholders equity requirement discussed below, the exchange ratio will be increased to reflect such recoveries or settlements. Finally, in the event that Colonial American Bank’s tangible stockholders equity at the month-end prior to the closing date is less than $9,655,921, the exchange ratio will be reduced by an amount determined by a formula included in the merger agreement. Tangible stockholders equity will be calculated in accordance with United States generally accepted accounting principles, without giving effect to (1) any increase resulting from the reversal of any reserve for Colonial American Bank’s deferred tax assets or (2) any reduction in comprehensive income resulting from the change in value of available for sale securities, less any gains from the sale of loans discussed above used to increase the exchange ratio.

Based on the closing price of $16.86 per share of OCFC common stock on February 24, 2015, each share of Colonial American Bank common stock that is exchanged solely for OCFC common stock would be converted into 0.3736 shares of OCFC common stock having a value of $6.30. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for OCFC common stock.

Surrender of Stock Certificates

Please do not forward your Colonial American Bank stock certificates with your proxy cards. Stock certificates should be returned to the exchange agent in accordance with the instructions contained in the letter of transmittal that will be provided to you at a later date.

OCFC will deposit with the exchange agent the merger consideration representing OCFC’s common stock to be issued to Colonial American Bank stockholders in exchange for their shares of Colonial American Bank common stock and Series A Preferred Stock. Within five business days after the completion of the merger, the exchange agent will mail to Colonial American Bank stockholders a letter of transmittal, together with instructions for the exchange of their Colonial American Bank stock certificates for the merger consideration. Upon surrendering his, her or its certificate(s) representing shares of Colonial American Bank common stock or Series A Preferred Stock, together with the signed letter of transmittal, each Colonial American Bank stockholder shall be entitled to receive: (1) a certificate(s) representing a number of whole shares of OCFC common stock (if any) determined in accordance with the exchange ratio; and (2) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Colonial American Bank stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any OCFC common stock into which your shares of Colonial American Bank common stock have been exchanged. No interest will be paid or accrued to Colonial American Bank stockholders on the cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Colonial American Bank common stock. Colonial American Bank stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates representing shares of Colonial American Bank common stock have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Co. will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of OCFC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash in lieu of fractional shares is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of OCFC common stock made available to the exchange agent that remains unclaimed by Colonial American Bank stockholders for six months after the effective time of the merger will be returned to OCFC. Any Colonial American Bank stockholder who has not exchanged shares of Colonial American Bank common stock for the merger consideration in accordance with the merger agreement before that time may look only to OCFC for payment of the merger consideration for their shares and any unpaid dividends or distributions after that time. Nonetheless, OCFC, Colonial American Bank, the exchange agent or any other person will not be liable to any Colonial American Bank stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

Employee Benefit Plans. OCFC will review all Colonial American Bank compensation and benefit plans to determine whether to maintain, terminate or continue such plans. In the event that any Colonial American Bank compensation and benefit plan is frozen or terminated by OCFC, former employees of Colonial American Bank who become employees of OCFC after the merger who were participants in such plan will be eligible to participate in any OCFC benefit plan of similar character (to the extent that one exists other than any OCFC non-qualified plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or the OCFC Defined Benefit Plan). Continuing employees of Colonial American Bank who become participants in any OCFC compensation and benefit plan will, for purposes of determining eligibility for, and for any applicable vesting periods of, such compensation and benefit plans only (and not for benefit accrual purposes) be given credit for service as an employee of Colonial American Bank prior to the effective time of the merger; provided, however, that credit for prior service only will be given under the OCFC Employee Stock Ownership Plan and only for purposes of determining eligibility to participate in such plan and not for vesting purposes; and provided, further, that credit for prior service will not be given under any OCFC retiree health plan.

Colonial American Bank Tax-Qualified Retirement Plan. Colonial American Bank is required to take all necessary actions to terminate the Colonial American Bank 401(k) Plan immediately prior to the effective time of the merger. As soon as administratively possible following the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the plan, upon its termination, the account balances of all participants and beneficiaries in the Colonial American Bank 401(k) Plan will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by each participant or beneficiary.

Severance Benefits. Any employee of Colonial American Bank who is not a party to an employment agreement or any severance arrangement providing for severance payments will, for six months following the merger, be covered and eligible to receive severance benefits in accordance with Colonial American Bank’s current severance policy; provided that the employee enters into a release of claims against OCFC and its affiliates in a customary form reasonably satisfactory to OCFC.

Accrued Vacation. For purposes of OCFC vacation and/or paid leave benefit programs, OCFC will give each continuing employee of Colonial American Bank credit for his or her accrued paid-time off balance with Colonial American Bank as of the effective time of the merger.

See “Interests of Certain Persons in the Merger” below for a discussion of the Colonial American Bank employment agreements.

Interests of Certain Persons in the Merger

Some members of Colonial American Bank’s management and board of directors may have interests in the merger that are in addition to their interest as stockholders of Colonial American Bank generally. The Colonial American Bank board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

Share Ownership. On the record date for the Colonial American Bank special meeting of stockholders, Colonial American Bank’s directors and executive officers beneficially owned, in the aggregate, 235,838 shares of Colonial American Bank common stock (not including shares that may be acquired upon the exercise of stock options or warrants), representing approximately 13.56% of the outstanding shares of Colonial American Bank common stock. Each director, executive officer and certain substantial stockholders of Colonial American Bank, who collectively beneficially own 969,838 shares (excluding shares that may be acquired from the exercise of stock options and warrants), or approximately 56% of the outstanding shares, of Colonial American Bank common stock, has entered into a separate letter agreement with OCFC, pursuant to which, among other things, they agreed to vote or cause to be voted all of the shares of Colonial American Bank common stock over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

Stock Options. As of the record date for the Colonial American Bank special meeting of stockholders, various directors, officers and employees of Colonial American Bank held stock options to purchase a total of 350,000 shares of Colonial American Bank common stock, all granted under Colonial American Bank’s equity compensation plans. At the closing of the merger, all such options will fully vest and be converted into options to purchase OCFC common stock. The terms of the new OCFC options will be the same as the terms of the old Colonial American Bank stock options, except that:

•	upon exercise of the new options, optionees will acquire common stock of OCFC rather than Colonial American Bank common stock;

•	the number of shares covered by each new option will equal the number of shares covered by the corresponding old option multiplied by the exchange ratio;

•	the exercise price of each new option will equal the exercise price of the corresponding old option divided by the exchange ratio; and

•	the new options will be administered by the same committee that administers the options granted by OCFC to OCFC employees.

Options to purchase OCFC common stock outstanding immediately prior to the consummation of the merger will not be affected by the consummation of the merger.

Employment Agreements. Colonial American Bank is a party to employment agreements with each of Mr. Giordano, Ms. Borghese and Ms. Mazza. Each of these employment agreements contains a provision which would provide for the payment of certain sums in the event of the change of control, including the merger. Each of Mr. Giordano, Ms. Borghese and Ms. Mazza have agreed to terminate their existing agreements, and waive their right to receive any change in control payments, in connection with entering into new employment agreements with OCFC. The new employment agreements will be effective as of the closing of the merger . The terms of these new employment agreements are described below:

•	Anthony Giordano, III. The employment agreement with Mr. Giordano to serve as an OceanFirst Bank’s Senior Vice President has a one-year term, commencing on the date of closing of the merger. Under this employment agreement, Mr. Giordano will receive an annual base salary of $150,000. He will also be eligible to participate in the OceanFirst Bank Cash Incentive Plan, with a target discretionary bonus of 20% of his base salary. In addition, to the extent the Mr. Giordano remains an employee of the OceanFirst Bank on the 30th day after the effective date of the Merger, Mr. Giordano shall be paid a stay bonus of $350,000; provided, however, that in the event OCFC terminates Mr. Giordano’s employment without cause (as defined in the employment agreement) prior to such 30th day, the bonus will be deemed earned by Mr. Giordano and OCFC shall pay the bonus on the date of such termination. Mr. Giordano is also entitled to participate in all benefit programs of OceanFirst Bank. Under this employment agreement, Mr. Giordano is entitled to reimbursement for his reasonable business expenses, and a $600 monthly car allowance. In the event that Mr. Giordano’s employment is terminated without cause, he is entitled to receive the sum his then current annual base salary for the remainder of the term. In the event a merger, acquisition or change-of-control transaction after which Mr. Giordano does not continue employment at the resulting entity, he will receive a severance payment equal to the sum his then current annual base salary for the remainder of the term. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

•	Lisa Borghese. The employment agreement with Ms. Borghese to serve as an OceanFirst Bank’s Senior Vice President, Commercial Lending is substantively identical to Mr. Giordano’s employment agreement, provided, however, that (1) Ms. Borghese’s annual base salary shall be $140,000; (2) her target discretionary bonus shall be 30% of her annual base salary; (3) to the extent the Mr. Borghese remains an employee of the OceanFirst Bank on the 30th day after the closing of the merger, she will receive a bonus of $150,000; and (4) her car allowance shall be $500 per month.

•	Nancy Mazza. The employment agreement with Ms. Mazza to serve as an OceanFirst Bank’s Senior Vice President, Retail Sales is substantively identical to Ms. Borghese; provided, however, that the bonus to be paid to Ms. Mazza if she remains an employee of the OceanFirst Bank on the 30th day after the effective date of the merger will be $100,000.

Indemnification. Pursuant to the merger agreement, OCFC has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of Colonial American Bank against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of OCFC, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Colonial American Bank or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, Colonial American Bank’s certificate of incorporation and amended and restated bylaws, and OCFC’s certificate of incorporation and bylaws. OCFC will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. OCFC has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Colonial American Bank immediately prior to the effective date of the merger to continue to be covered by Colonial American Bank’s current directors’ and officers’ liability insurance policies (provided that OCFC may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than Colonial American Bank’s current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. OCFC is not required to spend more than 150% of the annual cost currently incurred by Colonial American Bank for its insurance coverage.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Colonial American Bank and OCFC before the effective time of the merger. In general, the merger agreement obligates Colonial American Bank to conduct its businesses in the usual, regular and ordinary course and to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, Colonial American Bank has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of OCFC, it will not, among other things:

•	change or waive any provision of its certificate of incorporation or amended and restated bylaws, except as required by law or appoint a new director to its board of directors, except as necessary to maintain any required minimum number of directors;

•	change the number of authorized or issued shares of its capital stock (other than pursuant to the exercise of outstanding stock options or warrants), issue any shares of its common stock that are held as “treasury shares,” or issue or grant any right agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any stock plan of Colonial American Bank, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital, or redeem or otherwise acquire any shares of capital stock;

•	except with respect to the G3K Claims, as hereinafter defined, extend, renew, enter into, amend in any material respect or terminate any material contract or agreement;

•	open or close any branch or automated banking facility;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, or otherwise agreed to by OCFC in the merger agreement;

•	hire or promote any employee to a rank having a title of assistant vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, except at-will, non-executive officer hires to fill vacancies that may from time-to-time arise in the ordinary course of business;

•	enter into or, except as may be required by law, materially modify any compensation/benefit plan or arrangement (including any health or welfare plan) in respect of any of its directors, officers or employees, or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	purchase or acquire, or sell or dispose of, any assets or incur indebtedness other than in the ordinary course of business (except for certain loans designated at the time of execution);

•	incur any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate other than pursuant to binding commitments or as necessary to maintain existing assets in good repair;

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States or a regulator of Colonial American Bank;

•	declare or pay any dividend;

•	except for (1) prior commitments previously disclosed to OCFC, (2) the renewal of existing lines of credit, and (3) any 1-4 family residential loans that are originated and sold, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $250,000;

•	purchase any equity securities or any security for its investment portfolio inconsistent with its current investment policy;

•	enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange, or any other agreement for purposes of hedging;

•	take any action that would give rise to an acceleration of a right of payment under any compensation or benefit plan;

•	make material changes to certain of its banking policies;

•	sell any participation interest in a loan without giving OCFC the first opportunity to purchase the loan participation (other than sales of loans secured by one- to four-family real estate that are consistent with past practice);

•	enter into any commitment for its account involving a payment of more than $25,000 or extending beyond 12 months from the date of the merger agreement;

•	except in connection with the G3K Claims, settle any claim, other than in the ordinary course of business in an amount not in excess of $25,000 individually or $50,000 in the aggregate and that does not create precedent;

•	foreclose on any commercial real estate without conducting a Phase I environmental assessment or if such environmental assessment indicates the presence of materials of environmental concern; and

•	issue any broadly distributed communication of a general nature to employees or customers, without consultation with OCFC except for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Liquidating Trust

In 2013, Colonial American Bank purchased a participation interest in a credit extended to Projuban LLC, d/b/a/ G3K Displays (“G3K”). Colonial American Bank’s interest in the credit was $920,000. The credit was secured by the accounts receivable of G3K. In 2014, the lead lender for the credit discovered that the vast majority of the accounts receivable of G3K securing the credit were not legitimate, and that the lead lender, Colonial American Bank and the other participating financial institution had been fraudulent induced to extend credit to G3K. Colonial American Bank, both directly and indirectly through the lead lender for the credit, has initiated a number of actions to seek to recover the losses from this credit, including through filing a claim under Colonial American Bank’s insurance and through the lead lender initiating legal action against various parties (collectively, the “G3K Claims”).

As part of the merger agreement, OCFC will be waiving any claim, title or interest in the G3K Claims. Except as described below, prior to the closing of the merger, Colonial American Bank will contribute the G3K Claims to a newly formed Liquidating Trust (the “Liquidating Trust”). The Liquidating Trust will continue to pursue the G3K Claims, and will distribute to the former Colonial American Bank stockholders all proceeds of the G3K Claims, less the costs of pursuing such claims and the costs of the Liquidating Trusts operations. The trustees of the Liquidating Trust are expected to be Philip A. Nisbet, Chairman of the board of directors of Colonial American Bank, Anthony Giordano, III, the President and Chief Executive Officer of Colonial American Bank, and Lisa A. Borghese, the Executive Vice President, Chief Lending Officer of Colonial American Bank. Under the merger agreement, Colonial American Bank may contribute funds to the Liquidating Trust to pay its expenses, but such contribution will be a deduction from Colonial American Bank’s tangible stockholders equity for purposes of determining whether any adjustment to the exchange ratio is required.

Each Colonial American Bank stockholder will receive upon the closing of the merger an interest in the distributions from the Liquidating Trust equal to his, her or its proportionate interest in the equity of Colonial American Bank, after treating the Series A Preferred Stock as if it had been converted into Colonial American Bank common stock. Interests in the Liquidating Trust will not be transferrable by the Colonial American Bank stockholders, other than as required by law.

The Liquidating Trust will not be established in the event that all of the G3K Claims are settled or Colonial American Bank has assigned all of its rights to such claims prior to the closing of the merger.

Representations and Warranties

The merger agreement contains a number of representations and warranties by OCFC and Colonial American Bank regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with or violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with banking regulators or the SEC, as applicable;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, shall terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of OCFC and Colonial American Bank to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	Each regulatory agency with jurisdiction over the merger has either approved the merger, issued a non-objection to the merger or waived its right to approve the merger and all statutory waiting periods related to such approvals have expired;

•	approval of the merger agreement by the affirmative vote of two-thirds of the issued and outstanding shares of Colonial American Bank;

•	the absence of any litigation, statute, law, regulation, injunction, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement;

•	the receipt of a tax opinion delivered by counsel to OCFC and reasonably acceptable to counsel for Colonial American Bank to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the NASDAQ Global Select Market of the OCFC common stock to be issued to Colonial American Bank stockholders;

•	not more than 10% of the issued and outstanding shares of Colonial American Bank shall have served a written notice of dissent from the merger agreement to Colonial American Bank under the NJ Banking Act;

•	The holders of 75% of the outstanding warrants to purchase shares of Colonial American Bank common stock, and each holder providing for the purchase of 5,000 or more shares of Colonial American Bank common stock, shall have tendered such warrants to OCFC for a purchase price of $0.27 per warrant; and

•	no stop order being issued suspending the effectiveness of the registration statement on Form S-4 of which this Proxy Statement/Prospectus forms a part.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

Colonial American Bank and OCFC have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, which will include the approval of the Office of the Comptroller of the Currency and the non-objection of the New Jersey Department of Banking and Insurance. OCFC has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals. OCFC and Colonial American Bank cannot assure you that all of the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. OCFC and Colonial American Bank also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

OCFC and Colonial American Bank are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. OCFC and Colonial American Bank presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, OCFC and Colonial American Bank cannot assure you that any such additional approvals or actions will be obtained.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Colonial American Bank has agreed that its officers and its directors will not:

•	directly or indirectly initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Colonial American Bank, whether by merger, acquisition of 25% or more of Colonial American Bank’s capital stock or 25% or more of the assets of Colonial American Bank or otherwise;

•	participate in any discussions or negotiations regarding any such acquisition proposal, or furnish or afford access to data relating to such acquisition proposal;

•	release parties from any confidentiality agreement; or

•	enter into any agreement, agreement in principal or letter of intent with respect to any such other acquisition proposal.

Colonial American Bank may, however, furnish information regarding Colonial American Bank to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	Colonial American Bank’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such unsolicited proposal, if consummated, is reasonably likely to result in a transaction more favorable to Colonial American Bank’s stockholders from a financial point of view than the merger with OCFC and Colonial American Bank promptly notifies OCFC of such proposal or offer, the material terms of such proposal or offer and the identity of the person making such inquiry, proposal or offer; and

•	The Colonial American Bank special meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Colonial American Bank’s stockholders, as follows:

•	by mutual written agreement of OCFC and Colonial American Bank;

•	by either OCFC or Colonial American Bank if the closing of the merger has not occurred on or before December 31, 2015, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by OCFC or Colonial American Bank if the stockholders of Colonial American Bank do not approve the merger agreement;

•	by a non-breaching party if the other party materially breaches any covenants, agreements, representations or warranties contained in the merger agreement, if such breach has not been cured within thirty days after notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	by either party if any condition to the obligation of such party to complete the merger cannot be satisfied or fulfilled by December 31, 2015;

•	by OCFC if Colonial American Bank shall have received a “superior proposal,” as defined in the merger agreement, and the Colonial American Bank board of directors shall have entered into an acquisition agreement with respect to the superior proposal or fails to recommend that the stockholders of Colonial American Bank approve the merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to OCFC; or

•	by Colonial American Bank in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Colonial American Bank in compliance with the applicable terms of the merger agreement, provided that Colonial American Bank has notified OCFC at least five business days in advance of any such action and has given OCFC the opportunity during such period to negotiate amendments to the merger agreement which would permit Colonial American Bank to proceed with the proposed merger with OCFC.

If the merger agreement is terminated, under either of the latter two scenarios described above, Colonial American Bank shall pay to OCFC a fee of $550,000.

The parties may amend the merger agreement at any time before or after approval of the merger agreement by the Colonial American Bank stockholders. However, after such approval, no amendment may be made without the approval of Colonial American Bank’s stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Colonial American Bank stockholders pursuant to the merger agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

After the closing of the merger, Colonial American Bank will be merged into OceanFirst Bank and the separate existence of Colonial American Bank will cease. The directors and officers of OCFC and OceanFirst Bank immediately prior to the merger will continue as directors and officers of OCFC and OceanFirst Bank after the merger.

Effective Date of Merger

The parties expect that the merger will be effective during the early third quarter of 2015, or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the Office of the Comptroller of the Currency. If the merger is not consummated by December 31, 2015, either Colonial American Bank or OCFC may terminate the merger agreement, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “Conditions to the Merger” above.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of OceanFirst Bank will be the certificate of incorporation and bylaws of the combined entity which will retain the name of OceanFirst Bank. OceanFirst Bank, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. At the effective time of the merger of Colonial American Bank with and into OceanFirst Bank, all assets and property owned by Colonial American Bank shall immediately become the property of OceanFirst Bank. OCFC does not currently anticipate closing any branches of either bank relating to the merger. The net result of the merger will be a greater number of branches and a stronger presence in existing markets. OCFC will also recognize cost savings through consolidation of back office functions.

Public Trading Markets

OCFC common stock is listed on the NASDAQ Global Select Market under the symbol “OCFC.” Shares of Colonial American Bank do not currently trade on any established exchange or over-the-counter market, although the common stock has been assigned the ticker symbol “CBKX”. There are not current quotes under that symbol and there has been minimal transaction volume.

The shares of OCFC common stock issued pursuant to the merger agreement will be traded on the NASDAQ Global Select Market.

The shares of OCFC common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of Colonial American Bank, as discussed in the section of this Proxy Statement/Prospectus entitled “Resale of OCFC Common Stock” on page 61.

OCFC and Colonial American Bank Dividend Policies

OCFC currently pays a quarterly cash dividend of $0.13 per share, which is expected to continue, although the OCFC board of directors may change this dividend policy at any time. Colonial American Bank does not currently pay a quarterly cash dividend. During 2014, OCFC paid cash dividends totaling $0.49 per share and Colonial American Bank paid no cash dividends.

OCFC stockholders will be entitled to receive dividends when and if declared by the OCFC board of directors out of funds legally available for dividends. The OCFC board of directors will consider OCFC’s financial condition and level of net income, OCFC’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such diidends.

Fees and Expenses

OCFC and Colonial American Bank will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby, except for the payment by Colonial American Bank to OCFC of a termination fee in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Colonial American Bank common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Colonial American Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Colonial American Bank stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Colonial American Bank stockholder who received Colonial American Bank common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Colonial American Bank stockholder who holds Colonial American Bank common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Colonial American Bank common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Opinion Conditions. It is a condition to the obligations of Colonial American Bank that it receive an opinion, dated as of the effective time of the merger, from Windels Marx Lane & Mittendorf, LLP, legal counsel to OCFC, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon customary representations made by OCFC and Colonial American Bank. This opinion is not binding on the Internal Revenue Service or any court. Accordingly, each Colonial American Bank stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion is the opinion of Windels Marx Lane & Mittendorf, LLP that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, with the tax consequences described below.

Tax Treatment of the Entities. OCFC and Colonial American Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code such that no gain or loss will be recognized by OCFC or Colonial American Bank as a result of the merger.

Tax Consequences of the Merger Generally to the Holders of Colonial American Bank Common Stock. If the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code, the U.S. federal income tax consequences are as follows:

•	No gain or loss will be recognized as a result of the exchange of Colonial American Bank shares into OCFC common stock pursuant to the merger (except for cash received in lieu of fractional shares, as discussed below);

•	The aggregate basis of the OCFC common stock received in the merger will be the same as the aggregate basis of the Colonial American Bank common stock for which it is exchanged (except with respect to any cash received in lieu of fractional shares, as discussed below), decreased by any basis attributable to cash received in lieu of fractional shares of OCFC common stock, and increased by the amount of gain recognized on the exchange; and

•	The holding period of OCFC common stock received in exchange for shares of Colonial American Bank common stock will include the holding period of the Colonial American Bank common stock for which it is exchanged.

If a Colonial American Bank stockholder acquired different blocks of Colonial American Bank common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Colonial American Bank common stock, and the OCFC common stock received will be allocated pro rata to each such block of common stock. In addition, such stockholder’s basis and holding period in its shares of OCFC common stock may be determined with reference to each block of Colonial American Bank common stock exchanged.

Gain that a Colonial American Bank stockholder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such stockholder has held (or is treated as having held) its Colonial American Bank common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Colonial American Bank common stock is generally taxed at preferential rates.

Cash Received Instead of a Fractional Share of OCFC Common Stock. A Colonial American Bank stockholder who receives cash instead of a fractional share of OCFC common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of OCFC common stock for cash. As a result, a Colonial American Bank stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash in lieu of fractional shares to which a holder of Colonial American Bank common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides its tax identification number (social security number or employer identification number) and certifies that the number is correct.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Colonial American Bank stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of OCFC Common Stock

Shares of OCFC common stock received by Colonial American Bank stockholders in the merger will be registered under the Securities Act and will be freely transferable.

This Proxy Statement/Prospectus does not cover resales of OCFC common stock received by any person who may be deemed to be an affiliate of Colonial American Bank or OCFC.

Accounting Treatment

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, OCFC will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Rights of Dissenting Stockholders

Under the NJ Banking Act, stockholders of Colonial American Bank have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Colonial American Bank common stock instead of the merger consideration. Colonial American Bank stockholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions is attached as Appendix C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Colonial American Bank stockholder’s failure to comply with these procedural rules may result in his, her or its becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the NJ Banking Act procedures that a Colonial American Bank stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his, her or its shares of Colonial American Bank common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Appendix C of this Proxy Statement/Prospectus. Colonial American Bank is notifying each of the holders of record of its capital stock as of May 22, 2015 that dissenters’ rights are available and intends that this Proxy Statement/Prospectus constitutes this notice.

If you are a Colonial American Bank stockholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of Colonial American Bank no later than the third day prior to the Colonial American Bank special meeting of stockholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of Colonial American Bank within thirty days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the Colonial American Bank special meeting of stockholders where the merger agreement was approved by stockholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights. Delivery of the demand for payment may be made by registered mail or in person by you or your agent.

If you are a Colonial American Bank stockholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to: Colonial American Bank, 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748, Attention: Anthony Giordano, III.

The written demand for dissenters’ rights should state that the stockholder is demanding payment of the value of the stockholder’s shares and may specify the stockholder’s name, mailing address and the number of shares of common stock owned. OCFC may within ten days of receipt of the demand for dissenters’ rights offer to pay the stockholder an amount for his, her or its shares that in the opinion of OCFC does not exceed the amount which would be paid if Colonial American Bank liquidated as of the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the special meeting of stockholders.

If a stockholder fails to accept the offer from OCFC or if no offer is made, the stockholder must within three weeks after the receipt of the offer from OCFC or within three weeks after the demand was made if no offer was made by OCFC, initiate an action in New Jersey Superior Court. OCFC has no obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of Colonial American Bank common stock held by all stockholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. OCFC will then pay the dissenting stockholders of Colonial American Bank the judicially determined value of the Colonial American Bank shares plus a judicially determined interest rate. OCFC will be responsible for paying the fees of the appraisers.

Stockholders of Colonial American Bank considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under the NJ Banking Act could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Colonial American Bank Stock Trading and Dividend Information

Shares of Colonial American Bank do not currently trade on any established exchange or over-the-counter market, although the common stock has been assigned the ticker symbol “CBKX.” There are not current quotes under that symbol and there has been minimal transaction volume. Colonial American Bank has not paid cash dividends to date.

There were approximately 424 stockholders of record on May 22, 2015, the most recent practicable date before the printing of this document.

OCFC Stock Trading and Dividend Information

OCFC common stock is listed on the NASDAQ Global Select Market under the symbol “OCFC.” The following table sets forth the high and low closing prices for a share of OCFC common stock and cash dividends paid per share for the periods indicated. As of             , 2015, there were             shares of OCFC common stock issued and outstanding, and approximately             stockholders of record.

Year Ended December 31, 2015	High	Low	Cash Dividends Paid Per Share
Second quarter (through , 2015)	$	$	$
First quarter	$17.51	$16.01	$0.13

Year Ended December 31, 2014	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$17.35	$15.52	$0.13
Third quarter	$17.09	$15.88	$0.12
Second quarter	$18.33	$15.75	$0.12
First quarter	$18.88	$17.05	$0.12

Year Ended December 31, 2013	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$18.60	$16.65	$0.12
Third quarter	$17.78	$15.89	$0.12
Second quarter	$15.55	$13.58	$0.12
First quarter	$14.70	$13.08	$0.12

On February 24, 2015, the business day immediately preceding the public announcement of the merger, the closing price of OCFC common stock as reported on the NASDAQ Global Select Market was $16.86 per share. On             , 2015, the closing price was $        per share.

Payment of dividends by OCFC on its common stock is subject to various regulatory restrictions and guidelines. Because substantially all of the funds available for the payment of dividends are derived from OceanFirst Bank, future dividends will depend on the earnings of OceanFirst Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the board of directors deems appropriate. A discussion of the restrictions on OCFC’s dividend payments is included in Part I, Item 1

Business, Regulation of OCFC’s annual report on Form 10-K for the year ended December 31, 2014; see the section of this Proxy Statement/Prospectus entitled “Where You Can Find More Information” on page 69.

Comparison of Stockholders’ Rights

OCFC is incorporated under the laws of the State of Delaware and Colonial American Bank is incorporated under the banking laws of the State of New Jersey. Accordingly, Delaware law governs the rights of OCFC stockholders and New Jersey banking law governs the rights of Colonial American Bank stockholders. As a result of the merger, Colonial American Bank stockholders will become stockholders of OCFC. Thus, following the merger, the rights of Colonial American Bank stockholders who become OCFC stockholders in the merger will be governed by the corporate law of the State of Delaware and will also then be governed by the OCFC certificate of incorporation and the OCFC bylaws. The OCFC certificate of incorporation and bylaws will be unaltered by the merger.

The following is a summary comparison of certain rights of a OCFC stockholder under the OCFC certificate of incorporation and the OCFC bylaws (left column) and the rights of a Colonial American Bank stockholder under the Colonial American Bank certificate of incorporation and Colonial American Bank bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the OCFC certificate of incorporation and bylaws, and the Colonial American Bank certificate of incorporation and amended and restated bylaws. Please see the section of this Proxy Statement/Prospectus entitled “Where You Can Find More Information” on page 69.

OCEANFIRST FINANCIAL CORP.	COLONIAL AMERICAN BANK

CAPITAL STOCK Authorized Capital

60,000,000 authorized shares of capital stock, consisting of 55,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of one or more classes or series of preferred stock. As of , 2015, there were shares of OCFC common stock issued and outstanding and no shares of preferred stock issued and outstanding 10,000,000 authorized shares of capital	stock, consisting of 7,500,000 shares of common stock, par value $2.00 per share, and 2,500,000 million shares of one or more classes or series of preferred stock. As of , 2015, there were 1,738,945 shares of Colonial American Bank common stock issued and outstanding and 66,000 shares of Series A Preferred Stock issued and outstanding.

BOARD OF DIRECTORS Number of Directors

The number of directors of OCFC shall be such number as designated by the board of directors from time to time, except in the absence of such designation the number shall be nine (9).	The board of directors of Colonial American Bank shall consist of at least five and not more than fifteen directors, the exact number to be set from time to time by resolution of the board of directors.

Vacancies and Newly Created Directorships

Unless the board of directors determines otherwise, vacancies are filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.	Vacancies in the board of directors may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

OCEANFIRST FINANCIAL CORP.	COLONIAL AMERICAN BANK

Special Meeting of the Board of Directors

Special meetings of the board of directors may be called by one-third of the directors then in office, the chairman of the board or the chief executive officer.	Special meetings of the board of directors may be called by the Chairman of the Board, the President of Colonial American Bank or a majority of the directors then in office.

Special Meeting of Stockholders

Special meetings of the stockholders may be called by a resolution adopted by a majority of the total number of directors (whether or not there are vacancies on the board of directors).	Special meetings of the stockholders may be called at any time by the Chairman or a majority of the board of directors, or by stockholders entitled to cast at least one-fifth of the votes entitled to be cast at such meeting.

Voting Requirements

Unless otherwise provided in a company’s bylaws or articles of incorporation, any corporate action which requires shareholder approval may be approved by the vote of a majority of the shares of present at a stockholders meeting, provided quorum has been reached.	The NJ Banking Act provides that certain corporate actions, including, but not limited to amendments to a bank’s certificate of incorporation, adoption of an equity compensation plan, and mergers or other consolidations, are subject to a vote of the holders of at least two-thirds of the outstanding stock of each such bank entitled to vote.

Dissenter’s Rights

In the event of a merger or consolidation, stockholder are entitled to appraisal rights, except for shares: (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders; or (3) if the stockholder is the holder of the surviving entity and such merger did not require for its approval the vote of the stockholders of such entity	The NJ Banking Act also provides for dissenter’s rights, and does not contain any of the exceptions provided for under Delaware law.

Common Stock

Dividends. OCFC may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by OCFC is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of OCFC will be entitled to receive and share equally in dividends as may be declared by the board of directors of OCFC out of funds legally available for the payment of dividends. If OCFC issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of OCFC have exclusive voting rights in OCFC. They elect OCFC’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. The certificate of incorporation of OCFC provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of OCFC are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OCFC issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision in OCFC’s certificate of incorporation limiting voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of OceanFirst Bank, OCFC, as the holder of 100% of OceanFirst Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of OceanFirst Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of OceanFirst Bank available for distribution. In the event of liquidation, dissolution or winding up of OCFC, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OCFC available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of OCFC are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of OCFC’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. OCFC’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the OCFC Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of OCFC’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of OCFC. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in OCFC’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

OCFC’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of OCFC more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See the section of this Proxy Statement/Prospectus entitled “Where You Can Find More Information” on page 69 as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected each year. Thus, it would take at least two special elections to replace a majority of OCFC’s board of directors. Further, the by-laws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at a special meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of OCFC’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares. OCFC has authorized but unissued shares of common and preferred stock. See “Description Of Capital Stock Of OCFC.” The certificate of incorporation authorizes 5,000,000 shares of serial preferred stock. OCFC is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of OCFC that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of OCFC. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by OCFC’s board of directors and also by a majority of the outstanding shares of OCFC’s voting stock. The bylaws may be amended by the affirmative vote of a majority of the total number of directors which OCFC would have if there were no vacancies on the board of directors of OCFC or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”).

Business Combinations with Interested Stockholders

OCFC’s certificate of incorporation provides that any “business combination” (as defined below) involving OCFC and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “disinterested directors” (as defined in the certificate) of OCFC has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate) of more than 10% of OCFC outstanding common stock;

•	any affiliate of OCFC which is the beneficial owner of more than 10% of OCFC outstanding common stock during the prior two years; or

•	any transferee of any shares of OCFC common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of OCFC or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	the disposition of the assets of OCFC or any subsidiary having an aggregate value of 25% or more of the combined assets of OCFC and its subsidiaries to or with any interested stockholder of affiliate of an interested stockholder;

•	the issuance or transfer by OCFC or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of OCFC and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder; and

•	the approval of any plan for the liquidation or dissolution of OCFC proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of OCFC. However, it is not intended to, and will not, prevent or deter all tender offers for shares of OCFC.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of OCFC’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section  203.

Indemnification

OCFC articles of incorporation require that directors, officers, employees and agents be indemnified from specific actions to the fullest extent permitted by law. Colonial American Bank’s amended and restated bylaws contain similar provisions.

ByLaws

Except as described above, the amended and restated bylaws of Colonial American Bank and the bylaws of OCFC, are essentially the same.

PROPOSAL II: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the Colonial American Bank special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Colonial American Bank at the time of the special meeting to be voted for an adjournment, if necessary, Colonial American Bank has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Colonial American Bank unanimously recommends that its stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

EXPERTS

The consolidated financial statements of OCFC as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Colonial American Bank as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014 included in this Proxy Statement/Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Windels Marx Lane & Mittendorf, LLP, counsel to OCFC, will pass upon the validity of the common stock to be issued in the merger. Windels Marx Lane & Mittendorf, LLP will deliver its opinion to OCFC and Colonial American Bank, respectively as to the United States federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, the Colonial American Bank board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

OCFC has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the shares of OCFC common stock to be issued to the Colonial American Bank stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about OCFC and OCFC’s common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, OCFC files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like OCFC, that file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by OCFC with the SEC are also available at OCFC’s internet worldwide web site. The address is https://www.oceanfirstonline.com

The SEC allows OCFC to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about OCFC and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by OCFC (File No. 001-11713)

•	annual report on Form 10-K for the year ended December 31, 2014;

•	quarterly report or Form 10-Q for the three months ended March 31, 2015;

•	current reports on Form 8-K dated January 23, 2015, February 11, 2015, February 26, 2015, March 19, 2015, April 24, 2015, May 6, 2015, May 7, 2015 and May 19, 2015;

•	the description of OCFC common stock set forth in the registration statement on Form 8-A, as amended, filed on May 8, 1996 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, OCFC is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, after the date of this document and prior to the date of the Colonial American Bank special meeting of stockholders.

Neither OCFC nor Colonial American Bank has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

Agreement and Plan of Merger by and among OceanFirst Financial Corp., Ocean First Bank and Colonial American Bank dated February 25, 2015

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OCEANFIRST FINANCIAL CORP.,

OCEANFIRST BANK

AND

COLONIAL AMERICAN BANK

FEBRUARY 25, 2015

ARTICLE I CERTAIN DEFINITIONS		A-5
1.1.	Certain Definitions.	A-5
ARTICLE II THE MERGER		A-12
2.1.	Merger.	A-12
2.2.	Closing; Effective Time.	A-13
2.3.	Certificate of Incorporation and Bylaws.	A-13
2.4.	Directors and Officers of Surviving Bank.	A-13
2.5.	Effects of the Merger.	A-13
2.6.	Tax Consequences.	A-13
2.7.	Possible Alternative Structures.	A-13
2.8.	Additional Actions.	A-14
ARTICLE III CONVERSION OF SHARES		A-14
3.1.	Conversion of CAB Common Stock; Consideration.	A-14
3.2.	Procedures for Exchange of CAB Common Stock.	A-16
3.3.	Reservation of Shares.	A-18
3.4.	Treatment of CAB Stock Options and CAB Warrants.	A-18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CAB		A-19
4.1.	Standard.	A-19
4.2.	Organization.	A-19
4.3.	Capitalization.	A-19
4.4.	Authority; No Violation.	A-20
4.5.	Consents.	A-21
4.6.	Financial Statements.	A-21
4.7.	Taxes.	A-22
4.8.	No Material Adverse Effect.	A-23
4.9.	Material Contracts; Leases; Defaults.	A-23
4.10.	Ownership of Property; Insurance Coverage.	A-24
4.11.	Legal Proceedings.	A-25
4.12.	Compliance With Applicable Law.	A-25
4.13.	Employee Benefit Plans.	A-25
4.14.	Brokers, Finders and Financial Advisors.	A-27
4.15.	Environmental Matters.	A-28
4.16.	Loan Portfolio and Investment Securities.	A-28
4.17.	Other Documents.	A-29
4.18.	Related Party Transactions.	A-29
4.19.	Deposits.	A-29
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	A-30
4.21.	Registration Obligations.	A-30
4.22.	Risk Management Instruments.	A-30
4.23.	Fairness Opinion.	A-30
4.24.	Intellectual Property.	A-30
4.25.	Trust Accounts	A-30
4.26.	Untrue Statements and Omissions.	A-31
4.27.	Absence of Undisclosed Liabilities.	A-31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF OFFC AND OFB		A-31
5.1.	Standard.	A-31
5.2.	Organization and Related Matters of OFFC	A-31
5.3.	Capitalization.	A-32
5.4.	Authorization.	A-32
5.5.	Financial Statements.	A-32

5.6.	Consents and Approvals.	A-33
5.7.	Merger Registration Statement	A-33
5.8.	Regulatory Matters.	A-33
5.9.	Untrue Statements and Omissions.	A-33
5.10.	Absence of Certain Changes or Events.	A-34
5.11.	Legal Proceedings; Etc.	A-34
5.12.	Compliance with Laws.	A-34
5.13.	Antitakeover Provisions.	A-35
5.14.	Deposit Insurance.	A-35
5.15.	Reports.	A-35
ARTICLE VI COVENANTS OF CAB		A-35
6.1.	Conduct of Business.	A-35
6.2.	Current Information.	A-38
6.3.	Access to Properties and Records.	A-39
6.4.	Financial and Other Statements.	A-40
6.5.	Maintenance of Insurance.	A-40
6.6.	Disclosure Supplements.	A-40
6.7.	Consents and Approvals of Third Parties.	A-41
6.8.	All Reasonable Efforts.	A-41
6.9.	Failure to Fulfill Conditions.	A-41
6.10.	No Solicitation.	A-41
6.11.	Board of Directors and Committee Meetings.	A-43
6.12.	Termination of the CAB 401(k) Plan	A-43
6.13.	Employment Agreements	A-43
ARTICLE VII COVENANTS OF OFFC AND OFB		A-43
7.1.	Financial and Other Statements.	A-43
7.2.	Disclosure Supplements.	A-43
7.3.	Consents and Approvals of Third Parties.	A-44
7.4.	All Reasonable Efforts.	A-44
7.5.	Failure to Fulfill Conditions.	A-44
7.6.	Employee Benefits.	A-44
7.7.	Directors and Officers Indemnification and Insurance	A-45
7.8.	Stock Listing.	A-46
7.9.	Stock Reserve.	A-46
ARTICLE VIII ADDITIONAL AGREEMENTS		A-47
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	A-47
8.2.	Regulatory Approvals.	A-48
8.3.	Liquidating Trust	A-48
8.4.	Employment Agreements	A-48
ARTICLE IX CLOSING CONDITIONS		A-49
9.1.	Conditions to Each Party’s Obligations under this Agreement.	A-49
9.2.	Conditions to the Obligations of OFFC and OFB under this Agreement.	A-49
9.3.	Conditions to the Obligations of CAB under this Agreement.	A-50
ARTICLE X THE CLOSING		A-51
10.1.	Time and Place.	A-51
10.2.	Deliveries at the Pre-Closing and the Closing.	A-51
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-51
11.1.	Termination.	A-51
11.2.	Effect of Termination.	A-52
11.3.	Amendment, Extension and Waiver.	A-53
ARTICLE XII MISCELLANEOUS		A-53
12.1.	Confidentiality.	A-53

12.2.	Public Announcements.	A-54
12.3.	Survival.	A-54
12.4.	Notices.	A-54
12.5.	Parties in Interest.	A-55
12.6.	Complete Agreement.	A-55
12.7.	Counterparts.	A-55
12.8.	Severability.	A-55
12.9.	Governing Law.	A-56
12.10.	Interpretation.	A-56
12.11.	Specific Performance.	A-56
12.12.	Waiver of Jury Trial	A-56

Exhibit A	Form of Voting Agreement	A-58
Exhibit B	Form of Warrant Termination Agreement	A-60

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 25, 2015, by and among OceanFirst Financial Corp, a Delaware corporation (“OFFC”), OceanFirst Bank, a federally-chartered capital stock savings bank (“OFB”), and Colonial American Bank, a New Jersey chartered commercial bank (“CAB”). Each of OFFC, OFB and CAB is sometimes individually referred to herein as a “party,” and OFFC, OFB and CAB are collectively sometimes referred to as the “parties.”

WHEREAS, the board of directors of each of OFFC, OFB and CAB has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) approved this Agreement at meetings of each such board of directors; and

WHEREAS, in accordance with the terms of this Agreement, CAB will merge with and into OFB, a wholly owned subsidiary of OFFC (the “Merger”); and

WHEREAS, as a condition to the willingness of OFFC and OFB to enter into this Agreement, each of the directors, executive officers and those stockholders of CAB listed on CAB DISCLOSURE SCHEDULE 1 hereto (“CAB Insiders”) have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with OFFC (the “Voting Agreements”), pursuant to which each such director, executive officer and stockholder has agreed, among other things, to vote all shares of common stock of CAB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements and each such CAB Insider has, effective as of the date hereof, tendered to OFFC for purchase pursuant to the terms of a Warrant Termination Agreement in substantially the form of Exhibit B hereto, each CAB Warrant held by such CAB Insider; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acknowledgement Agreement” has the meaning set forth in Section 8.4

“Acquisition Proposal” has the meaning set forth in Section 6.10.

“Acquisition Transaction” has the meaning set forth in Section 6.10.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“ATSM” has the meaning set forth in Section 6.3.2.

“Bank Regulator” means any Federal or state banking regulator, including, but not limited to, the OCC, FDIC, the NJ Department, and the FRB, which regulates OFFC, OFB or CAB, or any of their respective holding companies or subsidiaries, as the case may be.

“Benefits Schedule” has the meaning set forth in Section 4.13.12.

“Burdensome Condition” has the meaning set forth in Section 8.2.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New Jersey.

“CAB Common Stock” means the common stock, par value $2.00 per share, of CAB.

“CAB Common Stock Value” has the meaning set forth in Section 3.1.3.

“CAB Compensation and Benefits Plans” has the meaning set forth in Section 4.13.1 hereof.

“CAB DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by CAB to OFFC specifically referring to the appropriate section of this Agreement.

“CAB Financial Statements” means (a) the audited balance sheets (including related notes and schedules, if any) of CAB as of December 31, 2013 and 2012 and the statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CAB for each of the three years ended December 31, 2013, 2012 and 2011, and (b) the unaudited interim financial statements of CAB as of the end of each calendar quarter following December 31, 2013 and for the periods then ended.

“CAB Insider” has the meaning ascribed to it in the Recitals hereto.

“CAB 401(k) Plan” means the Colonial American Bank 401(k) Plan.

“CAB Non-Qualified Agreements” has the meaning set forth in Section 7.6.2.

“CAB Option Grant Agreement” has the meaning set forth in Section 3.4(a).

“CAB Preferred Stock” means the preferred stock, par value $2.00 per share, of CAB.

“CAB Recommendation” has the meaning set forth in Section 8.1.1.

“CAB Regulatory Reports” means the Call Reports of CAB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2014, through the Closing Date.

“CAB Representatives” has the meaning set forth in Section 6.10.

“CAB Series A Preferred Stock” means the issued and outstanding shares of Senior Perpetual Participating Preferred Stock, Series A, par value $2.00 per share, of CAB.

“CAB Severance Plan” has the meaning set forth in Section 7.6.4.

“CAB Stockholders” has the meaning set forth in Section 8.3.

“CAB Stock Compensation Plan” has the meaning set forth in Section 3.4(a).

“CAB Stock Option Plan” has the meaning set forth in Section 3.4(a)

“CAB Stock Options” has the meaning set forth in Section 3.4(a).

“CAB Stockholder Approval” has the meaning set forth in Section 4.4.

“CAB Stockholders Meeting” has the meaning set forth in Section 8.1.

“CAB Stock Plan” means the 2011 Stock Award and Incentive Plan.

“CAB Subsequent Determination” has the meaning set forth in Section 6.10.3.

“CAB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by CAB.

“CAB Warrants” mean the outstanding warrants to purchase shares of CAB Common Stock, with an exercise price of $10.00 per share and a term ending on April 14, 2021.

“Certificate” means a certificate evidencing shares of CAB Common Stock.

“Claim” has the meaning set forth in Section 7.7.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Book Value” has the meaning set forth in Section 3.1.3(b).

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial American Bank” or “CAB” means Colonial American Bank, a New Jersey chartered commercial bank, with its principal offices located at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748.

“Confidentiality Agreement” means the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Consideration” means OFFC Common Stock in an aggregate per share amount to be paid by OFFC for each share of CAB Common Stock, as set forth in Section 3.1.

“Continuing Employees” has the meaning set forth in Section 7.6.1.

“Designated Loan(s)” has the meaning set forth in Section 3.1.3(a).

“Designated Value” has the meaning set forth in Section 3.1.3(a).

“Dissenting Shares” has the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” has the meaning set forth in Section 3.1.4.

“Effective Time” means the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.13.4

“ERISA Affiliate Plan” has the meaning set forth in Section 4.13.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer and Trust Company, or such other bank or trust company or other agent designated by OFFC, and reasonably acceptable to CAB, which shall act as agent for OFFC in connection with the exchange procedures for exchanging Certificates for the Consideration.

“Exchange Fund” has the meaning set forth in Section 3.2.1.

“Exchange Ratio” has the meaning set for in Section 3.1.3.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” means the Federal Home Loan Bank.

“Financial Statements of OFFC” has the meaning set forth in Section 5.4.1.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“G3K Claims” means any and all claims to recovery, whether through litigation, insurance proceeds or otherwise, related to or arising out of CAB’s purchase of a participation interest from Veritas Financial Partners (“VFP”) in a credit memorialized in a Loan and Security Agreement between VFP and Projuban, LLC d/b/a/ G3K Displays.

“G3K Recovery” has the meaning set forth in Section 3.1.3(c).

“HIPAA” means the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners Loan Act of 1934, as amended.

“Indemnified Liabilities” has the meaning set forth in Section 7.7.2.

“Indemnified Parties” has the meaning set forth in Section 7.7.2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person. For purposes of this Agreement, references to the “Knowledge of OFFC” shall include facts that are known or should have been known to Christopher D. Maher, Michael Fitzpatrick, Joseph Iantosca, Joseph Lebel or Steven Tsimbinos, and references to the “Knowledge of CAB” shall include facts that are known or should have been known to Anthony Giordano, Lauren Bell, Lisa Borghese or Nancy Mazza.

“Liquidating Trust” has the meaning set forth in Section 8.3.

“Material Adverse Effect” means, with respect to OFFC or CAB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations, business or prospects of OFFC and the OFFC Subsidiaries taken as a whole, or CAB, respectively, or (b) materially impairs the ability of either OFFC or OFB, on the one hand, or CAB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole, or (vi) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions, including changes in interest rates, and which do not disproportionately adversely affect CAB on the one hand or OFFC or OFB on the other hand.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” has the meaning set forth in Section 7.7.1.

“Merger” means the merger of CAB with and into OFB pursuant to the terms hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of OFFC Common Stock to be offered to holders of CAB Common Stock or CAB Series A Preferred Stock in connection with the Merger.

“Merging Bank” has the meaning set forth in Section 2.1.

“Minimum Book Value” has the meaning set forth in Section 3.1.3(b).

“New Jersey Banking Law” means the New Jersey New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“New CAB Executive Employment Agreement” has the meaning set forth in Section 8.4.

“New Stock Options” has the meaning set forth in Section 3.4(a).

“NJ Department” means the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Notice of Superior Proposal” has the meaning set forth in Section 6.10.3.

“OCC” means the Office of the Comptroller of the Currency.

“OFB” means OceanFirst Bank, a Federally-chartered savings bank, with its main office located at 975 Hooper Avenue, Toms River, New Jersey 08753-8396, which is a wholly owned subsidiary of OFFC.

“OFFC” means OceanFirst Financial Corp., a Delaware corporation, with its principal executive offices located at 975 Hooper Avenue, Toms River, New Jersey 08753-8396.

“OFFC Common Stock” means the common stock, par value $0.01 per share, of OFFC.

“OFFC Common Stock Value” has the meaning set forth in Section 3.1.3.

“OFFC DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by OFFC to CAB specifically referring to the appropriate section of this Agreement.

“OFFC Stock Benefit Plans” means the 2006 Stock Plan and the 2011 Stock Plan.

“OFFC Financial Statements” means the (a) the audited consolidated statements of financial condition (including related notes and schedules) of OFFC as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of OFFC for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in OFFC ’s annual report for the year ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of OFFC as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by OFFC in its Securities Documents.

“OFFC Reports” has the meaning set forth in Section 5.14.

“OFFC Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by OFFC or OFB.

“Old Stock Options” has the meaning set forth in Section 3.4(a).

“Other Real Estate Owned” and “OREO” means real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Overage” has the meaning set forth in Section 3.1.3(a).

“Participation Facility” means any facility with regard to which CAB participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Per Share Common Book Value Shortfall” has the meaning set forth in Section 3.1.3(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” and “Phase II” has the meaning set forth in Section 6.3.2.

“Pre-Closing” has the meaning set forth in Section 10.1

“Proxy Statement-Prospectus” has the meaning set forth in Section 8.1.

“Regulatory Agreement” has the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Retention Payments” has the meaning set forth in Section 7.6.4.

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Subsidiary” means a CAB Subsidiary or OFFC Subsidiary, as the case may be.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (a) CAB’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of CAB than the transactions contemplated in this Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (b) is not conditioned on obtaining financing (and with respect to which OFFC has received written evidence of such Person’s ability to fully finance its Acquisition Proposal), (c) is for all of the outstanding shares of CAB Common Stock, (d) CAB’s financial advisor has advised CAB that the terms and conditions of the Acquisition Proposal are more favorable to the stockholders of CAB from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by OFFC in response to such Acquisition Proposal), and (e) is reasonably likely to be completed on the proposed terms taking into account all legal, financial, regulatory and other aspects of the proposal and its proponent.

“Surviving Bank” has the meaning set forth in Section 2.1 hereof.

“Termination Date” means December 31, 2015.

“Termination Fee” has the meaning set forth in Section 11.2.2(c).

“Treasury Stock” has the meaning set forth in Section 3.1.2.

“Trigger Event” has the meaning set forth in Section 11.2.2(c).

“USA PATRIOT Act” has the meaning set forth in Section 4.12.1.

“VFP” has the meaning set forth in the definition of G3K Claims.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CAB, with its principal office being located at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748 and having branch offices at the locations set forth on CAB DISCLOSURE SCHEDULE 2.1 hereto (the “Merging Bank”), shall merge with and into OFB, with OFB as the resulting or surviving corporation (the “Surviving Bank”), with its main office to be maintained at 975 Hooper Avenue, Toms River, New Jersey 08753-8396 having branch offices at the locations set forth on OFFC DISCLOSURE SCHEDULE 2.1; and (b) the separate existence of CAB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CAB shall be vested in and assumed by OFB. As part of the Merger, each share of CAB Common Stock will be converted into the right to receive the Consideration pursuant to the terms of Article III hereof. The business of the Surviving Bank shall be that of a Federally-chartered savings bank. This business shall be conducted by the Surviving Bank at its principal office identified in this Section 2.1, and at its legally established branches and at the locations occupied by the Merging Bank. The name by which the Surviving Bank will be known after the Bank Merger is effective is OceanFirst Bank

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten (10) Business Days following the latest to occur of (a) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (b) the approval of the Merger by the stockholders of CAB, or (c) at such other date or time upon which OFFC and CAB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate is filed with the NJ Department, or as otherwise stated in the certificate, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of OFB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Bank.

The directors and officers of OFB immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, the officers of OFB immediately prior to the Effective Time shall be the officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law and HOLA. The principal office and each branch office of the Surviving Bank giving effect to the Merger, are the principal office of OFB and the branch offices of CAB and OFB as set forth on CAB Disclosure Schedule 2.1 and OFFC Disclosure Schedule 2.1.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither OFFC, OFB, CAB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. OFFC, OFB and CAB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver legal opinions as to the tax effects set forth herein, which certificates shall be effective as of the date of such opinions.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time OFFC shall be entitled to revise the structure of the Merger described in Section 2.1 hereof; provided, that (a) the consideration to be paid to the holders of CAB

Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; (b) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (c) such modification will not effect the tax treatment of the Merger specified in Section 2.6 hereof. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Additional Actions.

If, at any time after the Effective Time, OFFC or OFB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OFFC or OFB its right, title or interest in, to or under any of the rights, properties or assets of CAB, or (b) otherwise carry out the purposes of this Agreement, CAB and its officers and directors shall be deemed to have granted to OFFC and OFB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OFFC or OFB its right, title or interest in, to or under any of the rights, properties or assets of CAB or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of OFFC and OFB are authorized in the name of CAB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of CAB Common Stock; Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of OFFC and OFB, CAB or the holders of any of the shares of CAB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of OFFC Common Stock and the common stock of OFB that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of CAB Common Stock held in the treasury of CAB and each share of CAB Common Stock owned by OFFC or any direct or indirect wholly owned subsidiary of OFFC or of CAB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of CAB Common Stock, and each share of CAB Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive (ii) .3736 shares (the “Exchange Ratio”) of OFFC Common Stock (the “Consideration”); provided, however, that the Exchange Ratio shall be subject to adjustment as follows:

(a)

For a period of time commencing on the date hereof and ending one hundred twenty (120) days thereafter, CAB may sell any or all of the loans set forth on CAB DISCLOSURE SCHEDULE 3.1.3(a), (each, a “Designated Loan”, or in the aggregate the “Designated Loans”). If such sale yields a net (after expenses of sale) price for each Designated Loan so sold in excess of the value set forth on Schedule 3.1.3(a) (the “Designated Value”) (such difference between the net (after expenses of sale) price for such sold Designated Loan(s) and the Designated Value of such Designated Loan(s), the “Overage”), the Exchange Ratio shall be increased by dividing the Overage by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock) and dividing the result by the OFFC Common Stock Value (as defined below) and adding the result to the Exchange Ratio. CAB shall not be obligated to sell any Designated Loan; provided, however, that in the event CAB chooses to sell a Designated Loan and the net (after expenses of the sale) sale price is less than the Designated Value for such Designated Loan, then such shortfall shall be applied against the net (after expenses of sale) price for any other Designated Loan sold in determining whether there is an Overage and the amount of such Overage.

(b)	In the event that CAB’s tangible shareholders equity as of the month end prior to the Closing Date calculated in accordance with GAAP, without giving effect to (i) any increase resulting from the reversal of any reserve for CAB’s deferred tax assets or (ii) any reduction in comprehensive income resulting from the change in value of AFS securities, less any Overage used to adjust the Exchange Ratio pursuant to Section 3.1.3(a) above (“Closing Book Value”), is less than $9,655,921 (the “Minimum Book Value”), then the Exchange Ratio will be reduced by dividing the Per Share Common Book Value Shortfall (as defined below) by the OFFC Common Stock Value and deducting the result from the Exchange Ratio. For purposes hereof, the Per Share Common Book Value Shortfall shall be determined by subtracting the Closing Book Value from the Minimum Book Value and dividing the result by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock).

(c)	In the event that (i) prior to Closing CAB actually receives (and does not contribute to the Liquidating Trust) one or more cash payments in recovery on the G3K Claims (net of any expenses accrued or owed in connection with such recoveries, the “G3K Recovery”), and, (ii) without giving effect to such G3K Recovery, CAB’s Closing Book Value was in excess of the Minimum Book Value, then the Exchange Ratio will be increased by dividing the amount of G3K Recovery by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock) and dividing the result by the OFFC Common Stock Value and adding the result to the Exchange Ratio; provided, however, that no such adjustment shall be made unless it would increase the Exchange Ratio by at least one basis point.

(d)	Any adjustment to the Exchange Ratio pursuant to Paragraphs (a) or (c) above shall be calculated without any effect for taxes due on such income, but only to the extent that any such income is offset for Federal and New Jersey state tax purposes by net operating loss carryforwards of CAB that are not usable by OFB after the Merger.

The Exchange Ratio was determined by dividing (x) $6.21, the value attributed to one (1) share of CAB Common Stock (the “CAB Common Stock Value”) by (y) $16.62, the average of the daily closing prices of a share of OFFC Common Stock as reported on the NASDAQ Global Select Market for the twenty (20) consecutive trading days immediately preceding the date of this Agreement (the “OFFC Common Stock Value”). Any adjustment to the Exchange Ratio will be calculated using the OFFC Common Stock Value.

3.1.4. Each outstanding share of CAB Common Stock the holder of which has perfected his, her or its right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. CAB shall give OFFC prompt notice upon receipt by CAB of any such demands for payment of the fair value of such shares of CAB Common Stock and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and OFFC shall have the right to participate in all negotiations and proceedings with respect to any such demands. CAB shall not, except with the prior written consent of OFFC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of CAB Common Stock shall be converted into a right to receive the Consideration in accordance with the applicable provisions of this Agreement.

3.1.6. After the Effective Time, shares of CAB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Consideration.

3.1.7. In the event OFFC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OFFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding OFFC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to OFFC Common Stock if OFFC issues additional shares of OFFC Common Stock and receives fair market value consideration for such shares.

3.2. Procedures for Exchange of CAB Common Stock.

3.2.1. OFFC to Make Consideration Available. OFFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CAB Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of OFFC Common Stock (including the estimated amount of cash to be paid in lieu of fractional shares of CAB Common Stock) (such cash and certificates for shares of OFFC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2. Exchange of Certificates. OFFC shall take all steps necessary to cause the Exchange Agent, within five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate(s) a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Consideration and cash in lieu of fractional shares into which the CAB Common Stock represented by such Certificate(s) shall have been converted as a result of the Merger, if any. The letter of transmittal (which shall be subject to the reasonable approval of CAB) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Consideration to which such holder of CAB common stock shall have become entitled to receive pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CAB Common Stock shall have no rights, after the Effective Time, with respect to such CAB Common Stock except to surrender the Certificate in exchange for the Consideration and cash in lieu of fractional shares as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to OFFC Common Stock shall be paid to the holder of any unsurrendered

Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OFFC Common Stock represented by such Certificate.

3.2.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Consideration that: (a) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (b) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CAB of the CAB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of CAB Common Stock are presented for transfer to the Exchange Agent, they shall be exchanged for the Consideration and canceled as provided in this Section 3.2.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OFFC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to OFFC Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OFFC. In lieu of the issuance of any such fractional share, OFFC shall pay to each former holder of CAB Common Stock who otherwise would be entitled to receive a fractional share of OFFC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (a) the fraction of a share to which such holder would otherwise have been entitled and (b) the average of the daily closing sales prices of a share of OFFC Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of CAB Common Stock owned by a CAB stockholder shall be combined so as to calculate the maximum number of whole shares of OFFC Common Stock issuable to such CAB stockholder.

3.2.7. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, OFFC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to OFFC (subject to abandoned property, escheat and other similar laws) with respect to any Consideration and cash in lieu of fractional shares that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither OFFC nor the Exchange Agent shall be liable to any holder of a Certificate for any Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.8. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by OFFC, the posting by such Person of a bond in such amount as OFFC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof.

3.2.9. Withholding. The Exchange Agent will be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CAB Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CAB Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.3. Reservation of Shares.

OFFC shall reserve for issuance a sufficient number of shares of the OFFC Common Stock for the purpose of issuing shares of OFFC Common Stock to the CAB stockholders in accordance with this Article III.

3.4. Treatment of CAB Stock Options and CAB Warrants.

(a) All outstanding options that may be exercised for shares of CAB Common Stock (whether or not vested) (each, a “CAB Stock Option” and, collectively, the “CAB Stock Options”) are described in CAB Disclosure Schedule 4.3.5 and are presently governed by the 2011 Stock Award and Incentive Plan (the “CAB Stock Compensation Plan”) and the agreements pursuant to which such CAB Stock Options were granted (each, a “CAB Option Grant Agreement”). True and complete copies of the CAB Stock Compensation Plan and all CAB Option Grant Agreements relating to outstanding CAB Stock Options have been delivered to OFFC’s counsel prior to the date hereof. Within ten (10) days from the date hereof, the CAB Stock Compensation Plan shall be amended, if necessary, and the CAB’s board of directors shall take all other actions necessary, such that all CAB Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase OFFC Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive OFFC Common Stock rather than CAB Common Stock, (ii) the number of shares of OFFC Common Stock covered by each New Stock Option shall equal the number of shares of CAB Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the board of directors of OFFC. In all other material respects, the New Stock Options shall be governed by the terms of the CAB Stock Compensation Plan and the respective CAB Option Grant Agreements at and after the Effective Time.

(b) Each CAB Warrant that is not tendered to OFFC pursuant to the terms of this Agreement and which remains outstanding after the Closing shall continue to be governed by the terms of that certain Warrant Agreement by and between CAB and Broadridge Issuer Corporate Solutions, Inc dated April 15, 2011, except that (i) each such outstanding CAB Warrant shall entitle the holder to purchase shares of OFFC Common Stock rather than CAB Common Stock, (ii) the number of shares of OFFC Common Stock purchasable under each CAB Warrant shall equal the number of shares of CAB Common Stock purchasable under such CAB Warrant multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), and (iii) the exercise price to purchase a share of OFFC Common Stock upon the exercise of such CAB Warrant shall equal Ten Dollars ($10.00) divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAB

CAB represents and warrants to OFFC and OFB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth on the corresponding section the CAB DISCLOSURE SCHEDULE delivered by CAB to OFFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.

4.1. Standard.

No representation or warranty of CAB contained in this Article IV shall be deemed untrue or incorrect, and CAB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. CAB is a New Jersey chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. CAB has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on CAB. The deposits of CAB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CAB when due.

4.2.2. CAB is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of CAB is set forth in CAB DISCLOSURE SCHEDULE 4.2.2.

4.2.3. CAB has no CAB Subsidiaries. CAB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The minute books of CAB accurately record, in all material respects, all material corporate actions of its stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, CAB has made available to OFFC true and correct copies of the Certificate of Incorporation and Bylaws of CAB.

4.3. Capitalization.

4.3.1. The authorized capital stock of CAB consists of seven million five hundred thousand (7,500,000) shares of CAB Common Stock, and two million five hundred thousand (2,500,000) shares of CAB

Preferred Stock, par value $2.00 per share. There are one million seven hundred thirty-eight thousand eight hundred forty-five (1,738,845) shares of CAB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, except for any such rights that may be provided under the New Jersey Banking Law. There are no shares of CAB Common Stock held by CAB as treasury stock. Of the authorized Preferred Stock, there are sixty-six thousand (66,000) shares of CAB Series A Preferred Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, except for any such rights that may be provided under the New Jersey Banking Law. Other than the CAB Stock Options and CAB Warrants, neither CAB nor any CAB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CAB Common Stock, or any other security of CAB or any securities representing the right to vote, purchase or otherwise receive any shares of CAB Common Stock or any other security of CAB.

4.3.2. To CAB’s Knowledge, except as set forth on CAB DISCLOSURE SCHEDULE 4.3.2, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CAB Common Stock, except for equity interests held in the investment portfolios of CAB and equity interests held in connection with the lending activities of CAB, including stock in the FHLB of New York.

4.3.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CAB’s stockholders may vote has been issued by CAB and are outstanding.

4.3.4. As of the date hereof, there were no shares of CAB Common Stock reserved for issuance other than (a) three hundred seventy thousand (370,000) shares of CAB Common Stock reserved for issuance pursuant to outstanding CAB Stock Options. CAB DISCLOSURE SCHEDULE 4.3.4 sets forth with respect to each outstanding CAB Stock Option: the name of the holder, the number of shares of CAB Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such CAB Stock Option constitutes an incentive stock option under the Code. Except as referred to above or reflected in CAB DISCLOSURE SCHEDULE 4.3.4, CAB does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CAB Common Stock, CAB Preferred Stock or any other equity security of the CAB or any securities representing the right to purchase or otherwise receive any shares of CAB Common Stock, CAB Preferred Stock or any other equity security of CAB

4.4. Authority; No Violation.

4.4.1. CAB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by CAB’s stockholders (the “CAB Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CAB and the completion by CAB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the board of directors of CAB. This Agreement has been duly and validly executed and delivered by CAB, and subject to CAB Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of CAB, enforceable against CAB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by OFFC with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and CAB Stockholder Approval,

(a) the execution and delivery of this Agreement by CAB,

(b) the consummation of the transactions contemplated hereby, and

(c) compliance by CAB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of CAB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CAB or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CAB or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CAB is a party, or by which CAB or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CAB.

4.4.3. The CAB Stockholder Approval is the only vote of holders of any class of CAB’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of CAB, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of CAB and its stockholders and declared the Merger to be advisable, and (b) recommended that the stockholders of CAB approve this Agreement and directed that such matter be submitted for consideration by the CAB stockholders at the CAB Stockholders Meeting.

4.5. Consents.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of OFFC Common Stock to be issued in the Merger on the NASDAQ Global Select Market, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFFC Common Stock pursuant to this Agreement, and the CAB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to CAB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by CAB, and the completion by CAB of the Merger. To the Knowledge of CAB, no fact or circumstance exists, including any possible other transaction pending or under consideration by CAB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, OCC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to any applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements.

4.6.1. CAB has previously made available to OFFC the CAB Financial Statements. Except as disclosed in CAB DISCLOSURE SCHEDULE 4.6.1, the CAB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CAB as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved.

4.6.2. Except as disclosed in CAB DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the CAB Financial Statements, CAB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CAB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Except as set forth on CAB DISCLOSURE SCHEDULE 4.6.3, CAB has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The CAB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. The records, systems, controls, data and information of CAB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CAB have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) the assets of CAB are protected and properly recorded and (b) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the CAB Financial Statements by CAB’s certified public accountants.

4.6.5. CAB has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in CAB DISCLOSURE SCHEDULE 4.6.5: (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.6.6. Since December 31, 2013, (a) neither CAB nor, to its Knowledge, any CAB Representative, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CAB or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (b) no attorney representing CAB, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CAB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7. Taxes.

CAB has duly filed all federal, state and local tax returns required to be filed by it on or prior to the date of this Agreement, taking into account any extensions (all such returns, to CAB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from CAB by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date of this Agreement, other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in CAB DISCLOSURE SCHEDULE 4.7, CAB has received no written notice of, and to CAB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CAB, and no claim has been made by any authority in a jurisdiction where CAB does not file tax returns that CAB is subject to taxation in that jurisdiction. Except as set forth in CAB DISCLOSURE SCHEDULE 4.7, CAB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CAB has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CAB, to CAB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, CAB has not made any material election for federal or state income tax purposes.

4.8. No Material Adverse Effect.

CAB has not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CAB, except for such events the impact of which is disclosed in the CAB Financial Statements.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.1, CAB is not a party to or subject to: (a) any agreement which by its terms limits the payment of dividends by CAB; (b) any collective bargaining agreement with any labor union relating to employees of CAB; (c) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CAB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to OFFC or any OFFC Subsidiary; (d) any other agreement, written or oral, that obligates CAB for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment; or (e) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CAB (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in CAB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, CAB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to OFFC on or before the date hereof, are listed on CAB DISCLOSURE SCHEDULE 4.9.1 or 4.9.2 and are in full force and effect on the date hereof. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CAB is a party or under which CAB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.3, without giving effect to any other provision of this Agreement, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CAB or upon the occurrence of a subsequent event; or (y) requires CAB to provide a benefit in the form of CAB Common Stock or determined by reference to the value of CAB Common Stock. For each such agreement, plan, contract or arrangement set forth on CAB DISCLOSURE SCHEDULE 4.9.3, CAB DISCLOSURE SCHEDULE 4.13.12 sets forth the dollar amount payable, or number of shares of CAB Common Stock issuable, under such agreement, plan, contract or arrangement.

4.9.4. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.4, since December 31, 2013, through and including the date of this Agreement, CAB has not (a) made any material change in the credit policies or procedures of CAB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (b) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice, (c) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (d) changed any accounting methods, principles or practices of CAB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in CAB DISCLOSURE SCHEDULE 4.10.1, CAB has good and, as to real property, marketable title to all material assets and properties owned by CAB in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent CAB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, reverse repurchase agreements or any transaction by CAB acting in a fiduciary capacity, (b) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (c) statutory liens for amounts not yet delinquent or which are being contested in good faith. CAB, as lessee, has the right under valid and existing leases of real and personal properties used by CAB in the conduct of its business to occupy or use all such properties as presently occupied and used by it.

4.10.2. With respect to all material agreements pursuant to which CAB has purchased securities subject to an agreement to resell, if any, CAB has a lien or security interest (which to CAB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. CAB currently maintains insurance considered by it to be reasonable for its operations. CAB has not received notice from any insurance carrier that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CAB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years CAB has received each type of insurance coverage for which it has applied and during such period have not been denied indemnification for any material claims submitted under any of its insurance policies. CAB DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by CAB as well as the other matters required to be disclosed under this Section 4.10.

4.11. Legal Proceedings.

Except as set forth in CAB DISCLOSURE SCHEDULE 4.11, CAB is not a party to any, and there are no pending or, to CAB’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (a) against CAB, (b) to which CAB’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of CAB to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To CAB’s Knowledge, CAB is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and CAB has not received any written notice to the contrary. The board of directors of CAB has adopted and CAB has implemented an anti-money laundering program that meets the requirements of the Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, and has received no written notice from any Governmental Entity or Bank Regulator that such program (a) does not contain adequate and appropriate customer identification verification procedures; or (b) has been deemed ineffective.

4.12.2. CAB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CAB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.

4.12.3. Except as set forth on CAB DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2013, CAB has not received any written notification or, to CAB’s Knowledge, any other communication from any Bank Regulator (a) asserting that CAB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization which is material to CAB; (c) requiring or threatening to require CAB, or indicating that CAB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CAB, including, without limitation, any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of CAB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). CAB has not consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to CAB as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 CAB DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, and existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit and fringe benefit plans or arrangements and all other material benefit practices, policies and arrangements maintained by CAB in which any employee or former employee, consultant or former consultant or director or former director of CAB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CAB Compensation and Benefit Plans”). Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.1, CAB does not have any commitment to create any additional CAB Compensation and Benefit Plan or to materially modify, change or renew any existing CAB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CAB has made available to OFFC true and correct copies of the CAB Compensation and Benefit Plans. Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any CAB Compensation and Benefit Plan.

4.13.2 To the Knowledge of CAB, each CAB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CAB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and CAB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to CAB’s Knowledge, threatened action, suit or claim relating to any of the CAB Compensation and Benefit Plans (other than routine claims for benefits). CAB has not engaged in a transaction, or omitted to take any action, with respect to any CAB Compensation and Benefit Plan that would reasonably be expected to subject CAB to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 CAB has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any CAB Compensation and Benefit Plan or ERISA Affiliate Plan, as hereinafter defined, or any employee benefit arrangements to which CAB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CAB’s Financial Statements to the extent required by GAAP. CAB and has expensed and accrued as a liability the present value of future benefits under each applicable CAB Compensation and Benefit Plan for financial reporting purposes as required by GAAP. As used herein, an “ERISA Affiliate Plan” means any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CAB or any entity which is considered one employer with CAB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”)

4.13.5 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.5, CAB does not have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any CAB Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by CAB that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.6, CAB does not maintain any CAB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.7, with respect to each CAB Compensation and Benefit Plan, if applicable, CAB has provided or made available to OFFC copies of the: (a) trust instruments and insurance contracts; (b) two most recent Forms 5500 filed with the IRS; (c) two most recent actuarial report and financial statement; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last two years; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (h) all material communications with any Governmental Entity with respect to any CAB Compensation and Benefit Plan.

4.13.8 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (c) result in any material increase in benefits payable under any CAB Compensation and Benefit Plan.

4.13.9 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of CAB have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by CAB to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CAB to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.11, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the CAB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 CAB DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any of the CAB Compensation and Benefit Plans (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of January 1, 2015 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule, and without giving effect to any other provision of this Agreement. No other individuals are entitled to benefits under any such plans.

4.14. Brokers, Finders and Financial Advisors.

Neither CAB nor any CAB Representative has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill + Partners, L.P. a copy of which is attached in CAB DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. With respect to CAB and each CAB Subsidiary:

(a) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon CAB. To the Knowledge of CAB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to CAB by reason of any Environmental Laws. During the past five years, CAB has not received any written notice from any Person or Governmental Entity that CAB or the operation or condition of any property ever owned or operated (including Participation Facilities), by it are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CAB;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of CAB, threatened, before any court, governmental agency or other forum against CAB (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by CAB (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of CAB, (i) there are no underground storage tanks on, in or under any properties owned or operated by CAB (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by CAB (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(d) To CAB’s Knowledge, the properties currently owned or operated by CAB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the CAB Financial Statements as of December 31, 2013 was, and the allowance for loan losses reflected in the CAB Regulatory Reports for periods ending after December 31, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. CAB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of December 31, 2014, by account, of: (a) all loans (including loan participations) of CAB that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (b) all loan commitments or lines of credit of CAB that have been terminated by CAB during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified CAB during the three years preceding the date of this Agreement, or has asserted against CAB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CAB, each borrower, customer or other party which has given CAB any oral notification of, or orally asserted to or against CAB, any such claim; (d) all loans, (i) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by CAB, or any applicable Bank Regulator, (iv) to the

Knowledge of CAB, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (v) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (vi) where a specific reserve allocation exists in connection therewith or (vii) that are required to be accounted for as a troubled debt restructuring in accordance with the Accounting Standards Codification 310; and (e) all assets classified by CAB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of CAB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CAB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. CAB has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of CAB are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CAB free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. CAB has good and marketable title to all securities owned by it, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CAB. Such securities are valued on the books of CAB in accordance with GAAP in all material respects. CAB employs investment, securities, risk management and other policies, practices and procedures which CAB believes are prudent and reasonable.

4.17. Other Documents.

CAB has made available to OFFC copies of (a) its annual reports to stockholders for the years ended December 31, 2013, 2012 and 2011, and (b) proxy materials used or for use in connection with its meetings of stockholders held in 2014, 2013 and 2012.

4.18. Related Party Transactions.

Except as set forth in CAB DISCLOSURE SCHEDULE 4.18, CAB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CAB. Except as described in CAB’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CAB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to CAB’s loan modification policy that is applicable to all Persons. CAB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CAB is inappropriate.

4.19. Deposits.

Except as set for in CAB DISCLOSURE SCHEDULE 4.19, none of the deposits of CAB is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of CAB Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law and CAB’s Certificate of Incorporation.

4.21. Registration Obligations.

CAB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CAB’s own account, or for the account of one or more of its customers (all of which are set forth in CAB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CAB, with counterparties believed to be financially responsible at the time; and to CAB’s Knowledge, each of them constitutes the valid and legally binding obligation of CAB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. CAB nor, to the Knowledge of CAB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

CAB has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to the CAB stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

CAB owns or, to CAB’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its business, each without payment, and CAB has not received any notice of conflict with respect thereto that asserts the rights of others. CAB has performed all the obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of CAB, the conduct of the business of CAB as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts

CAB has no trust powers nor acts as a fiduciary.

4.26. Untrue Statements and Omissions.

No representation or warranty contained in Article IV of this Agreement or in the CAB DISCLOSURE SCHEDULES contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.27. Absence of Undisclosed Liabilities.

Except for those liabilities that are fully reflected or reserved against in the CAB Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby or as set forth in CAB DISCLOSURE SCHEDULE 4.27, since September 30, 2014, CAB has not paid or incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on CAB.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OFFC AND OFB

OFFC and OFB represent and warrant to CAB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth on the corresponding section of the OFFC DISCLOSURE SCHEDULE delivered by OFFC to CAB on the date hereof.

5.1. Standard.

No representation or warranty of OCCB or OCB contained in this Article V shall be deemed untrue or incorrect, and neither OCCB nor OCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization and Related Matters of OFFC

5.2.1. OFFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OFFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OFFC is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OFFC, or the character or location of the properties and assets owned or leased by OFFC makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OFFC and OFB taken as a whole. OFFC is a savings and loan holding company duly registered with the OCC under the HOLA. True and correct copies of the Certificate of Incorporation of OFFC and the Bylaws of OFFC, each as amended to the date hereof, have been made available to CAB.

5.2.2. OFB is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States. OFB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OFB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OFB, or the character or location of the properties and assets owned or leased by OFB makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OFFC and OFB taken as a whole. True and correct copies of the Charter of OFB and the Bylaws of OFB, each as amended to the date hereof, have been made available to CAB.

5.2.3. OFFC has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on OFFC and OFB taken as a whole.

5.2.4. OFFC has no direct or indirect subsidiaries except for OFB; Columbia Home Loans, LLC; OFFC REIT Holdings, Inc.; OFFC Services, LLC, OFB Reinsurance, Ltd. and OFFC Realty Corp.

5.3. Capitalization.

The authorized capital stock of OFFC consists of 55,000,000 shares of common stock, $0.01 par value of which 16,901,653 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, none of which are issued and outstanding as of the date hereof. All issued and outstanding shares of OFFC are duly authorized and validly issued and all such shares are fully paid and non-assessable and free of preemptive rights.

5.4. Authorization.

The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the board of directors of OFFC, and no other corporate proceedings on the part of OFFC are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of OFFC, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of OFFC or the organizational documents of its subsidiaries or, (b) (i) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of OFFC or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which OFFC or any of its subsidiaries is a party, or by which OFFC or any of its subsidiaries or any of their properties or assets may be bound or affected, or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OFFC or any of its subsidiaries or any of their material properties or assets, except such violations that would not individually or in the aggregate, have a Material Adverse Effect on OFFC and its Subsidiaries taken as a whole.

5.5. Financial Statements.

5.5.1. OFFC has made available to CAB copies of the OFFC Financial Statements, and OFFC will make available to CAB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of OFFC, the consolidated financial statements of OFFC as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of OFFC”).

5.5.2. Each of the Financial Statements of OFFC (including the related notes) have been or will be prepared in all material respects in accordance with GAAP, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of OFFC have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of OFFC (including the related notes) fairly presents or will fairly present the consolidated financial position of OFFC on a consolidated basis as of the respective dates thereof and fairly presents or will fairly present the results of operations of OFFC on a consolidated basis for the respective periods therein set forth.

5.5.3. Since September 30, 2014, OFFC has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole. Since September 30, 2014, OFFC has not incurred or paid any obligation or liability which would be material to OFFC and its subsidiaries taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

5.6. Consents and Approvals.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of OFFC Common Stock to be issued in the Merger on the NASDAQ Global Select Market, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFFC Common Stock pursuant to this Agreement, and the CAB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to OFFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by OFFC, and the completion by OFFC of the Merger. To the Knowledge of OFFC, no fact or circumstance exists, including any possible other transaction pending or under consideration by CAB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, OCC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to any applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.7. Merger Registration Statement

None of the information relating solely to OFFC and its subsidiaries to be included or incorporated by reference in the Merger Registration Statement will, at the time such Merger Registration Statement is filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

5.8. Regulatory Matters.

OFFC has not agreed to take any action, has no Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Regulatory Approval referred to in this Agreement, including matters relating to the Community Reinvestment Act.

5.9. Untrue Statements and Omissions.

No representation or warranty contained in Article V of this Agreement or in the Schedules of OFFC contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.10. Absence of Certain Changes or Events.

Since September 30, 2014, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

5.11. Legal Proceedings; Etc.

5.11.1. Except as asset forth on OFFC DISCLOSURE SCHEDULE 5.10.1, neither OFFC nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OFFC, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against OFFC or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on OFFC, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

5.11.2. Neither OFFC nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OFFC, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against OFFC and its subsidiaries in which there is a reasonable probability of any material recovery or other Material Adverse Effect on OFFC and its subsidiaries taken as a whole; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against OFFC or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole and there is no default by OFFC or any of its subsidiaries under any material contract or agreement to which OFFC is a party which has had or is reasonably likely to have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole.

5.12. Compliance with Laws.

Each of OFFC and its subsidiaries has conducted its business in accordance with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. Neither OFFC nor any of its subsidiaries:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole), and

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Bank Regulator or the staff thereof (i) asserting that OFFC or any of its subsidiaries is not in compliance with any laws or orders which such governmental authority or Bank Regulator enforces except where such noncompliance would not have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring OFFC or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of OFFC or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

(c) has Knowledge of, has been advised of, and has reason to believe that any facts or circumstances exist, which would cause OFFC or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by OFFC or any of its subsidiaries pursuant to 12 C.F.R. Part 570. Furthermore, the board of directors of OFFC has adopted and OFFC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

5.13. Antitakeover Provisions.

OFFC has taken all actions required to exempt OFFC, this Agreement and the Merger from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

5.14. Deposit Insurance.

The deposit accounts of OFB are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act. OFB has paid all regular premiums and special assessments and filed all reports required under the Federal Deposit Insurance Act.

5.15. Reports.

Since December 31, 2013, OFFC and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by OFFC to its shareholders, and (b) the OCC (collectively, the “OFFC Reports”). As of the respective dates, the OFFC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations under the Exchange Act to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI

COVENANTS OF CAB

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of OFFC, which consent will not be unreasonably withheld, conditioned or delayed, CAB will operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals referenced in Section 8.2 or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. CAB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in CAB DISCLOSURE SCHEDULE 6.1.2, or as consented to by OFFC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not:

(a) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its Certificate of Incorporation or Charter);

(b) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding CAB Stock Options or CAB Warrants), issue any shares of CAB Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the CAB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(c) except with regard to the G3K Claims, enter into, extend, renew, or amend in any material respect or terminate any material contract or agreement (including, without limitation, any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(w)) except in the ordinary course of business consistent with past practice;

(d) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(e) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on CAB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, and (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. CAB shall not hire or promote any employee to a rank having a title of assistant vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, except that CAB may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(f) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(g) merge or consolidate CAB with any other corporation; sell or lease all or any substantial portion of the assets or business of CAB; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CAB and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities;

(h) sell or otherwise dispose of the capital stock of CAB or sell or otherwise dispose of any asset of CAB other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York, subject any asset of CAB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(i) take any action which would result in any of the representations and warranties of CAB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(j) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CAB;

(k) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CAB is a party, other than in the ordinary course of business, consistent with past practice or in connection with the G3K Claims;

(l) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with CAB’s current investment policy;

(m) except for (i) commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CAB DISCLOSURE SCHEDULE 6.1.2(m), (ii) the renewal of existing lines of credit, and (iii) any 1-4 family residential loans that are originated and sold, make any new loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) in an amount in excess of $250,000; provided, that OFFC shall have been deemed to have consented to any loan in excess of such amount if OFFC does not object to any such proposed loan within three (3) Business Days of receipt by the Chief Lending Officer of OFFC of a request by CAB to exceed such limit along with all financial or other data that OFFC may reasonably request in order to evaluate such loan;

(n) enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

(o) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(p) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(r) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CAB Compensation and Benefit Plan;

(s) except as set forth in CAB DISCLOSURE SCHEDULE 6.1.2(s), make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(t) purchase or otherwise acquire, or sell or otherwise dispose of (except with regard to the Designated Loans), any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(u) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless OFB has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(v) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CAB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(w) except in connection with the G3K Claims, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $25,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations; provided, however, that CAB may settle the G3K Claims;

(x) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with OFFC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of OFFC (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of OFFC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(z) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, CAB will cause one or more of its representatives to confer with representatives of OFFC and report the general status of its ongoing operations at such times as OFFC may reasonably request. CAB will promptly notify OFFC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CAB or any CAB Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. CAB and OFB shall meet on a regular basis to discuss and plan for the conversion of CAB’s data processing and related electronic informational systems to those used by OFB, which planning shall include, but not be limited to, discussion of the possible termination by CAB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CAB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CAB shall not be obligated to take any such action prior to the Effective Time and, unless CAB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that CAB takes, at the request of OFB, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, OFB pay any such fees and charges directly to such third parties, and shall indemnify CAB for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by CAB, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. CAB shall provide OFB, substantially contemporaneously with the delivery to the board of directors of CAB of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (b) loans on nonaccrual, (c) OREO, (d) all loans ninety (90) days or more past due as of the end of such month and (e) and impaired loans. On a monthly basis, CAB shall provide OFB with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. CAB shall promptly inform OFFC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CAB under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, CAB shall permit OFFC and OFB reasonable access upon reasonable notice to its properties and those of the CAB Subsidiaries, and shall disclose and make available to OFFC and OFB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CAB reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which OFFC and OFB may have a reasonable interest; provided, however, that CAB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CAB’s reasonable judgment, would interfere with the normal conduct of CAB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to OFFC is prohibited by law or regulation. CAB shall provide and shall request its auditors to provide OFFC with such historical financial information regarding it (and related audit reports and consents) as OFFC may reasonably request for securities disclosure purposes. OFFC and OFB shall use commercially reasonable efforts to minimize any interference with CAB’s regular business operations during any such access to CAB’s property, books and records.

6.3.2. CAB shall permit OFFC, at its expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each branch office owned by CAB, and, to the extent permitted by any lease governing CAB’s lease of any branch, at each branch leased by CAB, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a branch which CAB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. CAB will use its commercially reasonable efforts (at no cost to CAB) to obtain such landlord consent. Prior to performing any Phase II, OFFC will provide CAB with a copy of its proposed work plan and OFFC will cooperate in good faith with CAB to address any comments or suggestions made by CAB regarding the work plan. OFFC and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with CAB’s operation of its business, and OFFC shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. OFFC shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by OFFC.

6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall OFFC have access to any information that, based on advice of CAB’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of CAB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by OFFC, CAB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that, except as provided in Section 6.3.2, OFFC shall not conduct any environmental sampling without the prior written consent of CAB, which consent may be withheld in CAB’s discretion. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of CAB or such Person or Persons as may be designated by CAB. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, CAB will furnish to OFFC copies of each annual, interim or special audit of the books of CAB made by its independent auditors and copies of all internal control reports submitted to CAB by such auditors in connection with each annual, interim or special audit of the books of CAB made by such auditors.

6.4.2. CAB will furnish to OFFC copies of all documents, statements and reports as it shall send to its stockholders, the FDIC, the NJ Department, or any other Regulatory Authority, except as legally prohibited thereby. Within fifteen (15) days after the end of each month, CAB will deliver to OFFC a list and description of loans originated by CAB since the prior month end.

6.4.3. CAB will advise OFFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CAB.

6.4.4. With reasonable promptness, CAB will furnish to OFFC such additional financial data that CAB possesses and as OFFC may reasonably request, including, without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

CAB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, CAB will promptly supplement or amend the CAB DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CAB DISCLOSURE SCHEDULES or which is necessary to correct any information in such CAB DISCLOSURE SCHEDULES which has been rendered materially inaccurate thereby. No supplement or amendment to such CAB DISCLOSURE SCHEDULES shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

CAB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. All Reasonable Efforts.

CAB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that CAB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify OFFC .

6.10. No Solicitation.

6.10.1. CAB shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “CAB Representatives”) not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than OFFC) any information or data with respect to CAB or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CAB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Except as provided below, any violation of the foregoing restrictions by CAB or any CAB Representative, whether or not such CAB Representative is so authorized and whether or not such CAB Representative is purporting to act on behalf of CAB or otherwise, shall be deemed to be a breach of this Agreement by CAB. CAB shall, and shall cause each of CAB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, CAB may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 6.10, (x) furnish non-public information with respect to CAB to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement between CAB and OFFC and (y) participate in discussions or negotiations with such Person regarding such Superior Proposal, if and so long as CAB’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

CAB will notify OFFC immediately orally (within one (1) day) and in writing (within three (3) days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to OFFC any written materials received by CAB in connection therewith. CAB will keep OFFC informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from OFFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CAB; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CAB representing, in the aggregate, 25% or more of the assets of CAB; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of CAB; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of CAB; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Subject to Section 6.10.3, neither the CAB board of directors nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OFFC in connection with the transactions contemplated by this Agreement (including the Merger), the CAB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the CAB Stockholders Meeting or otherwise, inconsistent with the CAB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CAB Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause CAB to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.1) or (ii) requiring CAB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.3. Notwithstanding Section 6.10.2, prior to the date of the CAB Stockholders Meeting, the CAB Board may approve or recommend to the stockholders of CAB a Superior Proposal and withdraw, qualify or modify the CAB Recommendation in connection therewith (a “CAB Subsequent Determination”) after the third (3rd) Business Day following OFFC’s receipt of a notice (the “Notice of Superior Proposal”) from CAB advising OFFC that the CAB board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that CAB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that CAB proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the CAB board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to CAB’s stockholders under applicable law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by OFFC since its receipt of such Notice of Superior Proposal (provided, however, that OFFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the CAB board of directors has again in good faith made the determination (i) in clause (a) of this Section 6.10.3, and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the CAB Recommendation or the making of a CAB Subsequent Determination by the CAB board of directors shall not change the approval of the CAB board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the CAB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Board of Directors and Committee Meetings.

CAB shall permit representatives of OFFC or OFB (no more than two) to attend any meeting of its board of directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided, that CAB shall not be required to permit the representative(s) to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CAB or during any other matter (a) that the CAB board of directors has reasonably determined to be confidential with respect to the participation of OFFC or OFB, or (ii) that CAB would not be required to disclose under Section 6.3.3 hereof.

6.12. Termination of the CAB 401(k) Plan

CAB shall take all necessary actions to terminate the CAB 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the CAB 401(k) Plan, CAB or OFB following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the CAB 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the CAB 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.

6.13. Employment Agreements.

CAB shall take all such actions as may be necessary to amend or modify any CAB Non-Qualified Agreements to ensure that no payment provided for under any such CAB Non-Qualified Agreements would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

ARTICLE VII

COVENANTS OF OFFC AND OFB

7.1. Financial and Other Statements.

OFFC will advise CAB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of OFFC or any of the OFFC Subsidiaries.

7.2. Disclosure Supplements.

From time to time prior to the Effective Time, OFFC will promptly supplement or amend the OFFC DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such OFFC DISCLOSURES SCHEDULES or which is necessary to correct any information in such OFFC DISCLOSURES SCHEDULES which has been rendered inaccurate thereby. No supplement or amendment to such OFFC DISCLOSURE SCHEDULES shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3. Consents and Approvals of Third Parties.

OFFC and OFB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4. All Reasonable Efforts.

Subject to the terms and conditions herein provided, OFFC and OFB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5. Failure to Fulfill Conditions.

In the event that OFFC or OFB determines that a condition to their obligation to complete the Merger cannot be fulfilled and that they will not waive that condition, they will promptly notify CAB.

7.6. Employee Benefits.

7.6.1 Except as otherwise provided in this Agreement, OFFC will review all the CAB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any CAB Compensation and Benefit Plan is frozen or terminated by OFFC, former employees of CAB who become employees of OFFC or OFB after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any OFFC compensation and benefit plan of similar character (to the extent that one exists, other than any OFFC non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in any OFFC compensation and benefits plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CAB or any predecessor thereto prior to the Effective Time; provided, however, that credit for prior service shall be given under the OFFC Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes. This Agreement shall not be construed to limit the ability of OFFC or OFB to terminate the employment of any CAB employee or to review any CAB Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2 OFFC shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on CAB DISCLOSURE SCHEDULE 4.13.1 (collectively, the “CAB Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the CAB Non-Qualified Agreements are set forth in the Benefits Schedule. Notwithstanding anything contained in the CAB Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.6.3 For purposes of OFB’s vacation and/or paid leave benefit programs, OFB will give each Continuing Employee credit for such individual’s accrued paid-time off balance with CAB as of the Effective Time.

7.6.4 Any employee of CAB who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for six (6) months following the Effective Time, be covered and be eligible to receive severance benefits under the severance plan or policy (the “CAB Severance Plan”) set forth in CAB DISCLOSURE SCHEDULE 7.6.4 in the event such employee’s employment with OFFC or OFB terminates during that six (6) month period; provided, however, that such employee enters into a release of claims against OFFC, OFB and their affiliates in a customary form reasonably satisfactory to OFFC. The estimated amounts payable under the CAB Severance Plan are set forth in the Benefits Schedule. In addition, notwithstanding any other provision hereof, CAB shall be entitled to make certain payments in the amounts, and to those employees set forth, on CAB DISCLOSURE SCHEDULE 7.6.4 (the “Retention Payments”); provided, that each such employee remains employed with CAB through the Closing and, if requested by OFFC or OFB, for an integration period of no more than sixty (60) days after the Closing.

7.6.5 In the event of any termination of any CAB health plan or consolidation of any such plan with any OFFC or OFB health plan, OFFC shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to OFFC employees. Unless a Continuing Employee affirmatively terminates coverage under a CAB health plan prior to the time that such Continuing Employee becomes eligible to participate in the OFFC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CAB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of OFFC and their dependents. In the event of a termination or consolidation of any CAB health plan, terminated CAB employees and qualified beneficiaries will have the right to continued coverage under group health plans of OFFC in accordance with COBRA.

7.6.6 OFFC and OFB agree to take all such actions related to the CAB 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7. Directors and Officers Indemnification and Insurance

7.7.1. OFFC shall maintain, or shall cause OFB to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CAB (provided, that OFFC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall OFFC be required to expend pursuant to this Section 7.7.1 more than 150% of the annual cost currently expended by CAB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, OFFC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, CAB agrees in order for OFFC to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2. In addition to Section 7.7.1, for a period of six years after the Effective Time, OFFC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CAB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of OFFC, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CAB if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by CAB under NJ Banking Law and under CAB’s Certificate of Incorporation and Bylaws, to the extent not prohibited by

Delaware law. OFFC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify OFFC (but the failure so to notify OFFC shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices OFFC) and shall deliver to OFFC the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (a) OFFC shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption OFFC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if OFFC elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between OFFC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and OFFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) except to the extent otherwise required due to conflicts of interest, OFFC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (c) OFFC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (d) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (i) he or she shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CAB, or (ii) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CAB.

7.7.3. The obligations of OFFC provided under this Section 7.7 are intended to be enforceable against OFFC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of OFFC. OFFC shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however, that such payment of costs will be immediately reimbursed to OFFC by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.8. Stock Listing.

OFFC agrees to list on the NASDAQ Global Select Market (or such other national securities exchange on which the shares of the OFFC Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of OFFC Common Stock to be issued in the Merger.

7.9. Stock Reserve.

OFFC agrees at all times from the date of this Agreement until the Consideration has been paid in full to reserve a sufficient number of shares of OFFC Common Stock to fulfill its obligations under this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. CAB will (a) within forty-five (45) days after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CAB’s reasonable judgment, necessary or desirable (the “CAB Stockholders Meeting”). CAB agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to CAB of any Acquisition Proposal or by any CAB Subsequent Determination as long as this Agreement has not previously been terminated pursuant to Section 11.1.9. Subject to Section 6.10.2, CAB shall, (a) through CAB’s board of directors, recommend to its stockholders approval and adoption of this Agreement (the “CAB Recommendation”), (b) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such CAB Stockholders Meeting and (c) use commercially reasonable efforts to obtain from the CAB Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to OFFC and CAB.

8.1.2. For the purposes (x) of registering OFFC Common Stock to be offered to holders of CAB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the CAB Stockholders Meeting, OFFC shall draft and prepare, and CAB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CAB to the CAB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). OFFC shall provide CAB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. OFFC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of OFFC and CAB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CAB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. OFFC shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CAB shall furnish all information concerning CAB and the holders of CAB Common Stock as may be reasonably requested in connection with any such action.

8.1.3. OFFC shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. OFFC will advise CAB promptly after OFFC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of OFFC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and OFFC will provide CAB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as CAB may reasonably request.

8.1.4. CAB and OFFC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CAB shall cooperate with OFFC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and OFFC shall file an amended Merger Registration Statement with the SEC, and CAB shall mail a Proxy Statement-Prospectus to CAB’s stockholders.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and OFFC and OFB will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall OFFC or OFB be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by OFFC or OFB of all or any material portion of the business or assets of CAB, (b) compel OFFC or OFB to dispose of or hold separate all or any material portion of the business or assets of CAB, (c) impose a material compliance burden, penalty or obligation on OFFC or OFB resulting from noncompliance by CAB with its regulatory obligations; or (d) otherwise materially impair the value of CAB to OFFC and OFB (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. CAB shall have the right to review, and to the extent practicable to consult with OFFC and OFB on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. OFFC shall give CAB and its counsel the opportunity to review, and to the extent practicable to consult with OFFC and OFB on, each filing prior to its being filed with a Bank Regulator and shall give CAB and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.3. Liquidating Trust

At Closing, OFFC shall create a trust (the “Liquidating Trust”) for the benefit of the stockholders of CAB immediately prior to the effectuation of the transactions contemplated by this Agreement (the “CAB Stockholders”). The trustees of the Liquidating Trust shall be selected by the board of directors of CAB. OFFC shall waive all right, title and interest in any recovery, including but not limited to recovery from any policy of insurance, related to the G3K Claims, and all such right, title and interest of OFFC and OFB, as the successor in interest to CAB, will be contributed to the Liquidating Trust. The Liquidating Trust may then pursue, for the sole benefit of the CAB Stockholders, the G3K claims, and any proceeds of such claims, net of the costs of recovery, will be distributed to the CAB Stockholders in accordance with the terms of the Liquidating Trust. None of OFFC, OFB or any of their Affiliates shall be required or obligated to fund any expenses of the Liquidating Trust. CAB may, prior to Closing, contribute such funds at it shall deem necessary to operate the Liquidating Trust; provided, however, that it is understood that such amounts shall reduce the Closing Book Value.

8.4. Employment Agreements

As of the date hereof, each of the CAB employees listed on CAB DISCLSOURE SCHEDULE 8.4(a) shall have entered into an employment agreement (each, a “New CAB Executive Employment Agreement”) which shall be effective as of the Closing. In addition, the CAB employee listed on CAB DISCLOSURE SCHEDULE 8.4(b) shall have, as of the date hereof, entered into an acknowledgment agreement (the “Acknowledgment Agreement”) which shall be effective as of the Closing.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of CAB.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to OFFC, OFB or CAB, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of OFFC Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NASDAQ Listing. The shares of OFFC Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

9.1.6. Tax Opinion. CAB and OFFC shall have received an opinion, dated as of the Effective Time, of Windels Marx Lane & Mittendorf, LLP, reasonably satisfactory in form and substance to CAB and its counsel and OFFC, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2. Conditions to the Obligations of OFFC and OFB under this Agreement.

The obligations of OFFC and OFB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of CAB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except as to such facts, circumstances or events which, individually or in the aggregate do not constitute a Material Adverse Effect); and CAB shall have delivered to OFFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CAB as of the Effective Time.

9.2.2. Agreements and Covenants. CAB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and OFFC shall have received a certificate signed on behalf of CAB by the Chief Executive Officer and Chief Financial Officer of CAB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. CAB and the CAB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of CAB Common Stock shall have served a written notice of dissent from this Agreement to CAB under the New Jersey Banking Law.

9.2.6. Warrant Tenders. The holders of 75% of the outstanding CAB Warrants, and each holder of CAB Warrants providing for the purchase of 5,000 or more shares of CAB Common Stock, shall have tendered their CAB Warrants to OFFC for a purchase price of $0.27 per CAB Warrant.

9.2.7. Agreements Effective. Each New CAB Executive Employment Agreement and the Acknowledgement Agreement shall be in full force and effect as of the Closing.

CAB will furnish OFFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as OFFC may reasonably request.

9.3. Conditions to the Obligations of CAB under this Agreement.

The obligations of CAB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of OFFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except as to such facts, circumstances or events which, individually or in the aggregate do not constitute a Material Adverse Effect); and OFFC shall have delivered to CAB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of OFFC as of the Effective Time.

9.3.2. Agreements and Covenants. OFFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and CAB shall have received a certificate signed on behalf of OFFC by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of OFFC to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. OFFC and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on OFFC and its Subsidiaries, taken as a whole.

9.3.4. Payment of Consideration. OFFC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CAB with a certificate evidencing such delivery.

OFFC and OFB will furnish CAB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CAB may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the OFFC, at the offices of Windels Marx Lane & Mittendorf, LLP, 120 Albany Street, FL 6, New Brunswick, New Jersey at 10:00 a.m., or at such other place or time upon which OFFC and CAB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Windels Marx Lane & Mittendorf, LLP, 120 Albany Street, FL 6, New Brunswick, New Jersey. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to OFFC and CAB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, OFFC shall deliver the Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of CAB:

11.1.1. At any time by the mutual written agreement of OFFC and CAB;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CAB) or Section 9.3.1 (in the case of a breach of a representation or warranty by OFFC );

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CAB) or Section 9.3.2 (in the case of a breach of covenant by OFFC );

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by OFFC and CAB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of CAB shall have voted at the CAB Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, (b) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By OFFC, (a) if CAB shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (b) if the CAB board of directors does not publicly recommend in the Proxy Statement-Prospectus for the CAB Stockholders Meeting that the CAB stockholders approve and adopt this Agreement or if, after making the CAB Recommendation in the Proxy Statement-Prospectus for the CAB Stockholders Meeting, the CAB board of directors makes a CAB Subsequent Determination.

11.1.9. By the board of directors of CAB, if, after it has received a Superior Proposal in compliance with Section 6.10 and otherwise complied with all of its obligations under Section 6.10, CAB enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 11.1.9 and a new definitive agreement entered into by CAB with a third party not earlier than seventy-two (72) hours following written notice to OFFC advising OFFC that the board of directors of CAB is prepared to accept such Superior Proposal.

11.1.10. By OFFC if CAB has received a Superior Proposal and the Board of Directors of CAB has (a) entered into an acquisition agreement with respect to the Superior Proposal,, (b) withdrawn the CAB Recommendation, (c) has failed to make the CAB Recommendation, or (d) has made a CAB Subsequent Determination in a manner adverse to OFFC.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(a)	Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)	In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(c)	If, after the date of this Agreement, CAB terminates this Agreement in accordance with Section 11.1.9 of OFFC terminates this Agreement in accordance with Section 11.1.10 (a “Trigger Event”), then immediately upon the occurrence of a Trigger Event CAB shall pay OFFC a cash amount of $550,000 as an agreed-upon termination fee to OFFC (the “Termination Fee”) in lieu of any other damages or reimbursement for its expenses incurred in negotiation and pursuit of this Agreement and the related transactions contemplated hereunder (including, but not limited to, fees and expenses of its legal counsel, investment advisors, accountants and related professionals and costs associated with such transaction and process).

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of CAB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of CAB, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Consideration to be delivered to CAB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire board of directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, OFFC , OFB and CAB mutually agree to be bound by the terms of the confidentiality agreement dated November 11, 2014 previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

CAB and OFFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CAB nor OFFC nor OFB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including, but not limited to, Sections 2.9, 3.2.2 through 3.2.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by electronic transmission, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to CAB, to:	Anthony Giordano III President and Chief Executive Officer Colonial American Bank 740 Broad Street Shrewsbury, NJ 07702 Fax: (732) 530-1386 E-mail: agiordano@colonialamericanbank.com

With required copies to:	Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road, Suite 300 Red Bank, New Jersey 07701 Attention: Paul T. Colella, Esq. Fax: (732) 224-6599 E-mail: pcolella@ghclaw.com

If to OFFC and OFB, to:	Christopher D. Maher President and Chief Executive Officer OceanFirst Financial Corp. 975 Hooper Avenue Toms River, NJ 08753-8320 Fax: (732) 349-5070 E-mail: CMaher@oceanfirst.com

With required copies to:

Steven J. Tsimbinos

General Counsel &

First Senior Vice President

OceanFirst Bank

975 Hooper Avenue

Toms River, NJ 08753

Fax: (732) 349-5070

E-mail: stsimbinos@oceanfirst.com

AND

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attn: Robert A. Schwartz, Esq.

Fax: (732) 846-8877

E-mail: rschwartz@windelsmarx.com

or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and the CAB DISCLOSURE SCHEDULES and the OCCB DISCLOSURE SCHEDULES hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of New Jersey, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal District Court sitting in Newark, New Jersey or the Superior Court of the State of New jersey sitting in Ocean County, New Jersey in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Federal District Court sitting in Newark, New Jersey or the Superior Court of the State of New Jersey sitting in Ocean County, New Jersey .

12.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, OFFC, OFB and CAB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

OceanFirst Financial Corp.

Dated: February 25, 2015	By:	/s/ Christopher D. Maher
		Name:	Christopher D. Maher
		Title:	President and Chief Executive Officer

Dated: February 25, 2015	OceanFirst Bank

	By:	/s/ Christopher D. Maher
		Name:	Christopher D. Maher
		Title:	President and Chief Executive Officer

Dated: February 25, 2015	Colonial American Bank

	By:	/s/ Anthony Giordano III
		Name:	Anthony Giordano III
		Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

February 25, 2015

OceanFirst Financial Corp.

Board of Directors

975 Hooper Avenue

Toms River, NJ 08753

Ladies and Gentlemen:

OceanFirst Financial Corp., a Delaware corporation (“OFFC”), and OceanFirst Bank, a federally-chartered capital stock savings bank (“OFB”), have entered into an Agreement and Plan of Merger with Colonial American Bank, a New Jersey chartered commercial bank (“CAB”), dated as of the date hereof (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) CAB will merge with and into OFB, with OFB as the surviving bank (the “Merger”); and (b) the stockholders of CAB will receive the Consideration set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

OFFC and OFB have requested, as a condition to their execution and delivery to CAB of the Merger Agreement, that the undersigned, being a director, stockholder or executive officer of CAB, execute and deliver to OFFC and OFB this Letter Agreement.

The undersigned, in order to induce OFFC and OFB to execute and deliver to CAB the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of CAB called to vote for approval of the Merger so that all shares of common stock of CAB over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) (collectively, the “CAB Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such CAB Shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CAB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CAB, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the applicable portion of the CAB Shares to be present and voted in accordance with subparts (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of CAB, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any CAB Shares [or CAB Preferred Shares, if applicable] on or prior to the date of the meeting of CAB shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement;

(d) Further agrees not to sell or cause to be sold more than 5,000 shares of the OFFC common stock received in exchange for the CAB Shares [or CAB Preferred Shares, if applicable] at the Closing (the “OFCC Shares”) per trading day for the period beginning on the Closing Date and ending on the date that is ninety

(90) days after the Closing Date, it being understood that (i) the undersigned will use his/her reasonable efforts to cause immediate family members to comply with such sale volume restriction and (ii) notwithstanding anything to the contrary in this Letter Agreement, this provision (d) shall surviving the Closing; and

(e) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

If the undersigned is a director of CAB, nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a director of CAB in the event of a Superior Proposal pursuant to Section 6.10 of Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Sincerely,

Accepted and agreed to as of

the date first above written:

OceanFirst Financial Corp.

By:
	Name:	Christopher D. Maher
	Title:	President and Chief Executive Officer

OceanFirst Bank

By:
	Name:	Christopher D. Maher
	Title:	President and Chief Executive Officer

EXHIBIT B

FORM WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT is made as of the 25th day of February, 2015 (the “Termination Agreement”).

I am the holder of the common stock purchase warrants of Colonial American Bank, a New Jersey chartered commercial bank (“CAB”) set forth on Exhibit A hereto (the “Warrants”). The Warrants were issued pursuant to a Warrant Agreement by and between CAB and Broadridge Corporate Issuer Solutions, Inc, a Pennsylvania corporation (the “Warrant Agent”) dated as of April 15, 2011 (the “Warrant Agreement”). Each Warrant entitles me to purchase one share of CAB common stock at the purchase price of $10.00 per share at any time until April 14, 2021.

In connection with the proposed merger of CAB with and into OceanFirst Bank (the “Merger”) pursuant the terms of the Agreement and Plan of Merger (the “Merger Agreement”) by and among CAB, OceanFirst Bank (“OFB”) and OceanFirst Financial Corp (“OFFC”), I hereby tender my Warrants to OFFC on the date hereof in exchange for a purchase price of $0.27 per warrant (the “Warrant Consideration”) to be paid to me upon the Effective Time as defined in the Merger Agreement (the “Tender”). OFFC agrees to hold the Warrants in escrow pending the payment of the Warrant Consideration on the Effective Time. If the Merger Agreement is terminated prior to the consummation of the Merger, the Warrants will be returned to me without any payment. I acknowledge that my Tender is a material inducement for OFFC to enter into the Merger Agreement and that my Tender is irrevocable.

I hereby represent and warrant that I am the legal owner of the Warrants, which are registered in my name and constitute all of the warrants issued pursuant to the Warrant Agreement that I own. I hereby further represent that I have the right to transfer the Warrants free of any encumbrances, and the Warrants are free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind and I have not given control or possession of any part of the Warrants to any person. In addition, I hereby acknowledge that, except for the Warrant Consideration, I am not due any consideration from OFFC in connection with the Tender or otherwise with respect to the Warrants. Subject to my receipt of the Warrant Consideration or the return of the Warrants to me upon a termination of the Merger Agreement, I hereby release OFFC and OFB and hold each of OFFC and OFB harmless from any and all claims I have or may have with regard to the Tender and the Warrants.

Date: February , 2015
Print Name:

OceanFirst Financial Corp. and acknowledges receipt of the Warrants in escrow subject to the terms and conditions of the above Termination Agreement.

OceanFirst Financial Corp.

By:
Christopher D. Maher
President and Chief Executive Officer

Exhibit A

Warrant Certificate(s)

Appendix B

Opinion of Sandler O’Neill + Partners, L.P.

February 25, 2015

Board of Directors

Colonial American Bank

1405 Route 35 North

Middletown, NJ 07748

Ladies and Gentlemen:

Colonial American Bank (“Colonial American”), OceanFirst Financial Corp. (“OceanFirst”) and OceanFirst Bank (“OceanFirst Bank”) have entered into an agreement and plan of merger, dated as February 25, 2015 (the “Agreement”), pursuant to which Colonial American will merge with and into OceanFirst Bank (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of the common stock of Colonial American (“Colonial American Common Stock”) issued and outstanding immediately prior to the Effective Time, except for those shares as specified in the Agreement, shall be converted into the right to receive 0.3736 shares (the “Exchange Ratio”) of the common stock of OceanFirst (the “Merger Consideration”), subject to certain adjustments as described in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Colonial American Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Colonial American that we deemed relevant; (iii) certain financial statements of OceanFirst that we deemed relevant; (iv) certain internal financial projections for Colonial American for the years ending December 31, 2015 through December 31, 2017, as provided by senior management of Colonial American; (v) certain publicly available mean analyst earnings estimates for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term growth rate for years thereafter; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the financial advisor of OceanFirst; (vii) the relative contribution of Colonial American to the pro forma operating and financial metrics of the combined company; (viii) a comparison of certain financial and other information, including relevant stock trading information, for Colonial American and OceanFirst with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (ix) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (x) the current market environment generally, and he commercial banking sector in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Colonial American the business, financial condition, results of operations and prospects of Colonial American and held similar discussions with the senior management of OceanFirst regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Colonial American and OceanFirst or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Colonial American and OceanFirst that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Colonial American and OceanFirst or any of their respective subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that the allowance for loan losses of Colonial American and OceanFirst are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have also assumed that there has been no material change in Colonial American’s and OceanFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements of such entities that were made available to us. We have assumed in all respects material to our analysis that OceanFirst will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger or any other related transactions contemplated pursuant to the Agreement.

Sandler O’Neill used internal financial projections for Colonial American and publicly available analyst estimates for OceanFirst in its analyses. The respective managements of Colonial American and OceanFirst confirmed to us that the respective projections reflected the best currently available estimates and judgments of the future financial performance of Colonial American and OceanFirst, respectively, and we assumed that such performance will be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings discussed with the senior management of OceanFirst, the senior management of OceanFirst confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of OceanFirst Common Stock after the date of this opinion.

We have assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Colonial American, OceanFirst or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

We have acted as financial advisor to Colonial American in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion. Colonial American has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Colonial American and OceanFirst and their affiliates. We may also actively trade the equity and debt securities of Colonial American and OceanFirst or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of the Colonial American in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Colonial American as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion addresses the fairness of the Merger Consideration to the holders of Colonial American Common Stock, from a financial point of view. Our opinion does not address the underlying business decision of the Colonial American to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Colonial American or the effect of any other transaction in which Colonial American might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Colonial American officer, director or employee, if any, relative to the amount of compensation to be received by any other stockholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be exchanged in the Merger is fair to the holders of Colonial American Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Appendix C

Statutory Provisions Relating to Dissenters’ Rights

17:9A-360. Notice of dissent; “dissenting stockholder” defined

(1) Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to section 5.

(2) Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provide in section 5 hereof, such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection (1) of this section, except any who voted for or consented in writing to such plan of acquisition.

(3) Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a “dissenting stockholder.” Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.

(4) Not later than 20 days after demanding payment for his shares pursuant to this section, the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.

(5) A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.

17:9A-361. Valuation date of fair value

For the purposes of this act, the fair value of the shares of a participating bank shall be determined as of the day before the day on which the vote of stockholders of such bank was taken as provided in section 5. In determining fair value, there shall be excluded any appreciation or depreciation in value resulting from the consummation of the plan of acquisition.

17:9A-362. Termination of right of stockholder to be paid the fair value of his shares

(1) The right of a dissenting stockholder to be paid the fair value of his shares shall cease if

(a) He has failed to present his certificate for notation as provided by subsection (4) of section 6, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

(b) His demand for payment is withdrawn with the written consent of the participating bank;

(c) The fair value of the shares is not agreed upon as provided in this act, and no action for the determination of fair value by the Superior Court is commenced within the time provided by this act;

(d) The Superior Court determines that the stockholder is not entitled to payment for his shares;

(e) The plan of acquisition of shares is abandoned, rescinded, or otherwise terminated in respect to the participating bank of which he is a stockholder; or

(f) A court having jurisdiction permanently enjoins or sets aside the acquisition of shares.

(2) In any case provided for in subsection (1) of this section the rights of the dissenting stockholder as a stockholder shall be reinstated as of the date of the making of a demand for payment pursuant to section 6 without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening pre-emptive rights and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the participating bank, the fair value thereof in cash as of the time of such expiration or completion.

17:9A-363. Rights of dissenting stockholder

(1) A dissenting stockholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the participating bank.

(2) The enforcement by a dissenting stockholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection (2) of section 8 and except that this subsection shall not exclude the right of such dissenting stockholder to bring or maintain an appropriate action to obtain relief on the ground that consummation of the plan of acquisition will be or is ultra vires, unlawful or fraudulent as to such dissenting stockholder.

17:9A-364. Determination of fair value by agreement

(1) Within 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares, or within 10 days after the plan of acquisition becomes effective, whichever is later, the participating bank shall mail to each dissenting stockholder the balance sheet and the surplus statement of the participating bank as of the latest available date, which shall not be earlier than 12 months prior to the making of the offer of payment hereinafter referred to in this subsection, and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the participating bank was not in existence for such 12-month period, for the portion thereof during which it was in existence. The participating bank may accompany such mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by such bank to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or, if divided into series, of the same series.

(2) If, not later than 30 days after the expiration of the 10-day period limited by subsection (1) of this section, the fair value of the shares is agreed upon between any dissenting stockholder and the participating bank, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

17:9A-365. Procedure on failure to agree upon fair value; commencement of action to determine fair value

(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection (2) of section 10, the dissenting stockholder may serve upon the participating bank a written demand that it commence an action in the Superior Court for the determination of such fair value. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the participating bank not later than 30 days after receipt by such bank of such demand, but nothing herein shall prevent such bank from commencing such action at any earlier time.

(2) If a participating bank fails to commence the action as provided in subsection (1) of this section a dissenting stockholder may do so in the name of such bank, not later than 60 days after the expiration of the time limited by subsection (1) of this section in which such bank may commence such an action.

17:9A-366. Action to determine fair value; jurisdiction of court; appointment of appraiser

In any action to determine the fair value of shares pursuant to this act:

(a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

(b) All dissenting stockholders, wherever residing, except those who have agreed with the participating bank upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

(c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

(d) The court shall render judgment against the participating bank and in favor of each stockholder who is a party to the action for the amount of the fair value of his shares.

17:9A-367. Judgment in action to determine fair value

(1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the participating bank of the certificate or certificates representing such shares.

(2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the day of the meeting of stockholders of the participating bank at which the plan of acquisition was approved to the day of payment. If the court finds that the refusal of any dissenting stockholder to accept any offer of payment made by the participating bank under section 10 was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

17:9A-368. Costs and expenses of action

The costs and expenses of bringing an action pursuant to section 11 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the participating bank under section 10 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting stockholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting stockholder.

17:9A-369. Disposition of shares

Upon payment for shares pursuant to subsection (2) of section 10, or upon payment of a judgment pursuant to subsection (1) of section 13, the participating bank making such payment shall acquire all the right, title and interest in and to such shares notwithstanding any other provision of law. Shares so acquired by the participating bank shall be disposed of as a stock dividend as provided by section 212 of the Banking Act of 1948, P.L.1948, chapter 67.

Appendix D

Colonial American Bank Financial Information

Colonial American Bank

Financial Statements

December 31, 2014 and 2013

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Colonial American Bank

Contents

Independent Auditor’s Report	D-3 - D-4

Financial Statements

Balance Sheets	D-6

Statements of Operations and Comprehensive Loss	D-7

Statements of Stockholders’ Equity	D-8

Statements of Cash Flows	D-9

Notes to Financial Statements	D-10 - D-43

Tel: 215-564-1900	1801 Market Street, Suite 1700
Fax: 215-564-3940	Ten Penn Center
www.bdo.com	Philadelphia, PA 19103

Independent Auditor’s Report

To the Board of Directors

Colonial American Bank

Middletown, New Jersey

We have audited the accompanying consolidated financial statements of Colonial American Bank, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colonial American Bank as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

March 19, 2015

Financial Statements

Colonial American Bank

Balance Sheets

(in thousands, except share data)

December 31,	2014	2013
Assets
Cash and due from banks	$397	$346
Interest-bearing deposits with banks	4,933	3,572

Cash and cash equivalents	5,330	3,918
Securities available-for-sale, at fair value	7,680	28,906
Loans held-for-sale	456	453
Loans held-for-investment, net	126,690	110,650
Allowance for loan losses	(1,577)	(1,511)

Net loans held-for-investment	125,113	109,139

Premises and equipment, net	3,484	3,952
Restricted stock, at cost	346	432
Foreclosed assets	405	189
Accrued interest receivable	473	436
Other assets	455	362

Total Assets	$143,742	$147,787

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing demand	$12,675	$11,867
Interest-bearing demand	22,641	1,908
Money market deposit accounts	30,725	35,151
Savings	1,391	1,743
Time	61,947	80,702

Total deposits	129,379	131,371

Borrowings	4,286	6,435
Accrued interest payable and other accrued liabilities	420	491

Total Liabilities	134,085	138,297

Stockholders’ Equity
Preferred stock, $2 par value, $2,500,000 shares authorized; 66,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	132	132
Common stock, $2 par value at December 31, 2014 and 2013, respectively, $7,500,000 shares authorized; 1,738,945 shares issued and outstanding at December 31, 2014 and 2013, respectively	3,478	3,478
Additional paid-in-capital	21,889	21,715
Accumulated deficit	(15,767)	(15,236)
Accumulated other comprehensive loss	(75)	(599)

Total Stockholders’ Equity	9,657	9,490

Total Liabilities and Stockholders’ Equity	$143,742	$147,787

See accompanying notes to financial statements.

Colonial American Bank

Statements of Operations and Comprehensive Loss

(in thousands)

Years Ended December 31,	2014	2013
Interest Income
Loans, including fees	$5,097	$3,263
Securities	402	975
Deposits in other financial institutions	31	15

Total interest income	5,530	4,253

Interest Expense
Deposits	1,065	1,018
Borrowings	47	24

Total interest expense	1,112	1,042

Net interest income	4,418	3,211
Provision for Loan Losses	1,008	513

Net Interest Income After Provision for Loan Losses	3,410	2,698

Non-Interest Income
Service charges and fees	27	13
Gain on sales of residential mortgage loans, net	537	411
Gain on sales of SBA loans, net	605	289
Gain on sales of investment securities, net	18	734
Other-than-temporary impairment (“OTTI”) losses on securities	—	(98)
Portion recognized in other comprehensive income (before taxes)	—	—
Net impairment losses on securities recognized in earnings	—	(98)

Other	225	32

Total non-interest income	1,412	1,381

Non-Interest Expense
Compensation and benefits, net	2,942	3,019
Occupancy	889	821
Data processing	416	377
Professional services	312	297
Other	794	876

Total non-interest expense	5,353	5,390

Net Loss	(531)	(1,311)

Other Comprehensive Loss, Before Tax
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) on securities arising during period	542	(450)
Reclassification adjustment for gains recognized in net income	(18)	(734)
Reclassification adjustment for OTTI losses included in net loss	—	98

Other comprehensive income (loss), net of tax	524	(1,086)

Comprehensive Loss	$(7)	$(2,397)

See accompanying notes to financial statements.

Colonial American Bank

Statements of Changes in Stockholders’ Equity

(in thousands, except share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2012	$—	$1,805	$23,220	$(13,925)	$487	$11,587
Increase of par value from $1 per share to $2 per share	—	1,805	(1,805)	—	—	—
Exchange of common stock for preferred stock	132	(132)	—	—	—	—
Net loss	—	—	—	(1,311)	—	(1,311)
Stock compensation expense	—	—	300	—	—	300
Other comprehensive loss (net of tax of $-0-)	—	—	—	—	(1,086)	(1,086)

Balance, December 31, 2013	132	3,478	21,715	(15,236)	(599)	9,490
Net loss	—	—	—	(531)	—	(531)
Stock compensation expense	—	—	174	—	—	174
Other comprehensive income (net of tax of $-0-)	—	—	—	—	524	524

Balance, December 31, 2014	$132	$3,478	$21,889	$(15,767)	$(75)	$9,657

See accompanying notes to financial statements.

Colonial American Bank

Statements of Cash Flows

(in thousands)

Years Ended December 31,	2014	2013
Cash Flows from Operating Activities
Net loss	$(531)	$(1,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	479	393
Provision for loan losses	1,008	513
Amortization of premiums and discounts on securities	15	312
Stock compensation expense	174	300
Net gain on sale of loans held-for-sale	(537)	(411)
Proceeds from sale of loans held-for-sale	21,384	17,728
Origination of loans held-for-sale	(20,850)	(13,755)
Proceeds from sale of SBA loans originated for sale	7,044	2,336
SBA loans originated for sale	(10,181)	(5,767)
Gain on sale of SBA loans	(605)	(289)
Gain on sale of investment securities, net	(18)	(734)
Net impairment losses on securities recognized in earnings	—	98
Increase in accrued interest receivable and other assets	(130)	(85)
Decrease in accrued interest payable and other accrued liabilities	(71)	(4,561)

Net Cash Used in Operating Activities	(2,819)	(5,233)

Cash Flows from Investing Activities
Purchases of securities available-for-sale	—	(26,166)
Proceeds from maturities and principal repayments of securities available-for-sale	3,348	2,306
Proceeds from sales of securities available-for-sale	18,405	47,346
Redemption of Federal Home Loan Bank of New York, net	86	344
Net increase in loans	(13,456)	(36,185)
Purchases of premises and equipment	(11)	(2,048)

Net Cash Provided by (Used in) Investing Activities	8,372	(14,403)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(1,992)	25,824
Net decrease in borrowings	(2,149)	(7,565)

Net Cash (Used in) Provided by Financing Activities	(4,141)	18,259

Net increase (decrease) in cash and cash equivalents	1,412	(1,377)
Cash and Cash Equivalents, Beginning of Year	3,918	5,295

Cash and Cash Equivalents, End of Year	$5,330	$3,918

Supplementary Cash Flow Information
Cash paid during the year for interest	$1,118	$1,046
Non-cash transfers from loans to foreclosed assets	$216	$—

See accompanying notes to financial statements.

Colonial American Bank

Notes to Financial Statements

1. Nature of Operations

Colonial American Bank (the “Bank”) is a state chartered bank, which was originally incorporated on September 1, 2006 under the laws of the Commonwealth of Pennsylvania and commenced operations on February 9, 2007. The Bank was originally chartered by the Pennsylvania Department of Banking up until March 28, 2013. On March 29, 2013, the Bank reopened as a New Jersey state chartered commercial bank. The Bank is insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank maintains its principal branch office in Middletown, New Jersey and provides financial services primarily in Monmouth County, New Jersey and its surrounding counties.

2. Summary of Significant Accounting Policies

The following significant accounting and reporting policies of the Bank, conform to accounting principles generally accepted in the United States of America, or (“GAAP”), and are used in preparing and presenting these financial statements.

Basis of Presentation

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ significantly from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term are the allowance for loan losses, estimates of fair value of financial instruments, other-than-temporary impairment of investment securities, and the realization of net deferred tax assets. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. Judgments related to securities valuation and impairment, and deferred income taxes involve a higher degree of complexity and subjectivity and require estimates and assumptions about highly uncertain matters. Actual results may differ from the estimates and assumptions.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, interest bearing deposits with other banks, and federal funds sold, all of which mature within ninety days.

Investment Securities

In accordance with applicable accounting standards, the Bank classifies its investment securities into one of three portfolios: held to maturity; available for sale or trading. Investments in debt securities that we have the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities or as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income (“OCI”) component of stockholders’ equity.

Colonial American Bank

Notes to Financial Statements

If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are “temporary” or “other-than-temporary”.

The Bank accounts for temporary impairments based upon their classification as either available for sale, held to maturity or managed within a trading portfolio. Temporary impairments on “available for sale” securities are recognized, on a tax-effected basis, through OCI with offsetting entries adjusting the carrying value of the security and the balance of deferred taxes. Conversely, the Bank does not adjust the carrying value of “held to maturity” securities for temporary impairments, although information concerning the amount and duration of impairments on held to maturity securities is generally disclosed in periodic financial statements. The carrying value of securities held in a trading portfolio is adjusted to their fair value through earnings on a daily basis. However, the Bank did not maintain a trading or held-to-maturity portfolio at or during the periods presented in these financial statements.

The Bank accounts for other-than-temporary impairments based upon several considerations. First, other-than-temporary impairments on securities that the Bank has decided to sell as of the close of a fiscal period, or will, more likely than not, be required to sell prior to the full recovery of their fair value to a level equal to or exceeding their amortized cost, are recognized in earnings. If neither of these conditions regarding the likelihood of the securities’ sale are applicable, then, for debt securities, the other-than-temporary impairment is bifurcated into credit-related and noncredit-related components. A credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on a debt security fall below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. The Bank recognizes credit-related, other-than-temporary impairments in earnings. However, the noncredit-related related component is recognized in OCI.

Premiums and discounts on all securities are generally amortized/accreted to maturity by use of the level-yield method considering the impact of principal amortization and prepayments on mortgage-backed securities. Premiums on callable securities are generally amortized to the call date whereas discounts on such securities are accreted to the maturity date. Gain or loss on sales of securities is based on the specific identification method.

Federal Home Loan Bank and Atlantic Central Bankers Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold restricted stock of its district Federal Home Loan Bank according to a predetermined formula. Restricted stock of the Federal Home Loan Bank of New York in the amount of $296,100 and $382,000 is carried at cost at December 31, 2014 and 2013, respectively.

Management’s determination of whether these investments are impaired is based on an assessment of the ultimate recoverability of their cost, rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

The Bank also held $50,000 of stock in the Atlantic Central Bankers Bank (“ACBB”), at December 31, 2014 and 2013. Management believes no impairment charge is necessary related to the FHLB restricted stock or the ACBB stock as of December 31, 2014 or 2013.

Colonial American Bank

Notes to Financial Statements

Loans Held-for-Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. The gains and losses on loan sales (sales proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan.

U.S. Small Business Association (SBA) Lending Activities

The Bank originates loans to customers in its primary market areas under an SBA program that generally provides for SBA guarantees of up to 90 percent of each loan. The Bank generally sells the guaranteed portion in its portfolio of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the present values of future cash flows of the servicing assets are recognized in income.

Servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. To determine the fair value of the servicing assets, the Bank uses market prices for comparable mortgage servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses. Servicing assets are included in other assets on the balance sheets and were $213,000 and $64,000 at December 31, 2014 and 2013, respectively.

These servicing assets are amortized in proportion to, and over the period of, the estimated net servicing income or net servicing loss and measured for impairment based on fair value at each reporting date. The amortization of the servicing asset is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates.

Serviced loans sold to others are not included in the accompanying consolidated balance sheet. Income (losses) and fees collected for loan servicing are included in non-interest income.

Loans Receivable and Allowance for Loan Losses

Loans receivable, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are stated at unpaid principal balance, adjusted by unamortized premiums and unearned discounts, deferred origination fees and certain direct origination costs, and the allowance for loan losses. The loan receivable portfolio is segmented into residential mortgages, commercial real estate, home equity and lines of credit, construction, multifamily, commercial and industrial, and consumer loans.

Residential mortgage loans and home equity and lines of credit involve certain risks such as interest rate risk and risk of nonrepayment. Adjustable-rate loans decrease the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related

Colonial American Bank

Notes to Financial Statements

borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally.

Construction lending is generally considered to involve a high degree of risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not necessarily for projects which are pre-sold or leased, and thus pose a greater potential risk to the Bank than construction loans to individuals on their personal residences.

Multifamily lending entails additional risks as compared with single-family residential property lending, but less when compared to commercial real estate lending. The payment experience on such loans is typically dependent on the successful operation of the multifamily project. The success of such projects is sensitive to changes in supply and demand conditions in the market as well as economic conditions generally.

Commercial and industrial lending is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Commercial business loans are primarily secured by inventories and other business assets. In most cases, any repossessed collateral for a defaulted commercial business loan will not provide an adequate source of repayment of the outstanding loan balance.

Consumer loans generally have shorter terms and higher interest rates than other lending but generally involve more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan.

Interest income on loans is accrued and credited to income as earned. Net loan origination fees/costs are deferred and accreted/amortized to interest income over the loan’s contractual life using the level-yield method, adjusted for actual prepayments.

The Bank defines an impaired loan as a loan for which it is probable, based on current information, that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. The Bank has defined the population of impaired loans to be all non-accrual loans, loans risk rated 8 (Doubtful) or 9 (Loss), and all loans subject to a troubled debt restructuring. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the expected future cash flows, discounted at the loan’s original effective interest rate, or the underlying collateral (less estimated costs to sell) if the loan is collateral dependent. Impairments are recognized through a charge to the provision for loan losses for the amount that the loan’s carrying value exceeds the discounted cash flow analysis or estimated fair value of collateral (less estimated costs to sell) if the loan is collateral dependent.

The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by charge-offs, net of recoveries. Loan losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, the Bank will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, if it is determined

Colonial American Bank

Notes to Financial Statements

that it is probable that recovery will come primarily from the sale of such collateral. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance which considers, among other things, impaired loans, past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay, and estimated fair value of any underlying collateral securing loans. Additionally, management evaluates changes, if any, in underwriting standards, collection, charge-off and recovery practices, the nature or volume of the portfolio, lending staff, concentration of loans, as well as current economic conditions, and other relevant factors. Management believes the allowance for loan losses is adequate to provide for probable and reasonably estimable losses at the date of the balance sheets. The Bank also maintains an allowance for estimated losses on off-balance sheet credit risks related to loan commitments and standby letters of credit. Management utilizes a methodology similar to its allowance for loan loss adequacy methodology to estimate losses on these commitments. The allowance for estimated credit losses on off-balance sheet commitments is included in other liabilities and any changes to the allowance are recorded as a component of other non-interest expense.

While management uses available information to recognize probable and reasonably estimable losses on loans, future additions may be necessary based on changes in conditions, including changes in economic conditions, particularly in the counties in which the Bank operates. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changes in conditions in the Bank’s marketplace. In addition, future changes in laws and regulations could make it more difficult for the Bank to collect all contractual amounts due on its loans and mortgage-backed securities.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

A loan modification is deemed a troubled debt restructuring (“TDR”) when two conditions are met: 1) the borrower is experiencing financial difficulty; and 2) a concession is made by the Bank that would not otherwise be considered for a borrower or collateral with similar credit risk characteristics. Once an obligation has been restructured, it continues to be considered a TDR until paid in full or, if the obligation yields a market rate (a rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk), until the year subsequent to the year in which the restructuring takes place, provided the borrower has performed under the modified terms for a six-month period. The Bank records an impairment charge equal to the difference between the present value of estimated future cash flows under the restructured terms discounted at the original loan’s effective interest rate, or the underlying collateral value less costs to sell, if the loan is collateral dependent. Changes in present values attributable to the passage of time are recorded as a component of the provision for loan losses.

A loan is considered past due when it is not paid in accordance with its contractual terms. The accrual of income on loans, including impaired loans, and other loans in the process of foreclosure, is generally discontinued when a loan becomes 90 days or more delinquent, or when certain factors indicate that the ultimate collection of principal and interest is in doubt. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed against interest income, and income is recognized subsequently only in the period that cash is received, provided no principal payments are due and the remaining principal balance outstanding is deemed collectible. A non-accrual loan is not returned to accrual status until both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period.

Colonial American Bank

Notes to Financial Statements

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method and charged to expense over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements. The estimated useful lives of furniture and equipment is five to fifteen years.

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed assets are held for sale and are initially recorded at estimated fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. Costs after acquisition are generally expensed. If the estimated fair value of the asset declines, a write-down is recorded through other non-interest expense.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participations sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes”).

Federal and state income taxes are provided on the basis of reported income or loss. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided for the full amount which is not more likely than not to be realized.

The Bank had no material unrecognized tax benefits or accrued interest and penalties as of December 31, 2014 and 2013. The Bank’s policy is to account for interest as a component of interest expense and penalties as a component of other expense.

The Bank files both federal and state income tax returns. The Bank is no longer subject to examination by taxing authorities for the years before January 1, 2011.

Colonial American Bank

Notes to Financial Statements

Stock-Based Compensation

The Bank accounts for its stock based compensation plans under the provisions of FASB ASC Topic 718, “Compensation - Stock Compensation”, which requires recognizing expense for options granted equal to the grant-date fair value of the unvested amounts over their remaining vesting period. The expense related to stock options is based on the estimated fair value of the options at the date of the grant using the Black-Scholes pricing model. The awards are fixed in nature and compensation cost related to stock based awards is recognized on a straight-line basis over the requisite service periods.

Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses, net of deferred income taxes, on securities available-for-sale which are also recognized as a separate component of stockholders’ equity.

Fair Value of Financial Instruments

For information on the fair value of the Bank’s financial instruments refer to Note 11 - “Fair Value Measurement” of the financial statements.

Restrictions on Cash and Amounts due from Banks

The Bank does not have any requirements to maintain balances with the Federal Reserve Bank at December 31, 2014 and 2013.

Subsequent Events

The Bank has evaluated subsequent events for potential recognition and/or disclosure through March 19, 2015, the date the financial statements were available to be issued, and has determined that other than the event disclosed in Note 15, no recognized or non-recognized subsequent events warranted inclusion or disclosure in these financial statements.

3. Cash and Due from Banks

The Bank maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services. The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Bank as of December 31, 2014 and 2013.

Colonial American Bank

Notes to Financial Statements

4. Securities Available-for-Sale

The amortized cost and fair value of securities at December 31, 2014 and 2013 is summarized below (in thousands). All of the Bank’s securities are classified as available-for-sale.

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2014	Cost	Gains	Losses	Fair Value
Mortgage-backed securities:
U.S. government agencies	$7,255	$—	$(75)	$7,180
Other securities:
Equity - small business investment company (SBIC)	500	—	—	500

Total Securities Available-for- Sale	$7,755	$—	$(75)	$7,680

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2013	Cost	Gains	Losses	Fair Value
Mortgage-backed securities:
U.S. government agencies	$13,608	$—	$(646)	$12,962
Other securities:
Federal Home Loan Bank discount notes	3,000	—	—	3,000
Collateralized loan obligations	12,397	47	—	12,444
Equity - small business investment company (SBIC)	500	—	—	500

Total Securities Available-for- Sale	$29,505	$47	$(646)	$28,906

Expected maturities on mortgage-backed securities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties and equity securities have no maturity dates.

Certain securities available-for-sale are pledged to secure borrowings under Pledge Agreements and Repurchase Agreements and for other purposes required by law. At December 31, 2014 and 2013, securities available-for-sale with a carrying value of $3.0 million and $13.0 million, respectively, were pledged to secure borrowings. See Note 9 for further discussion regarding securities pledged for borrowings.

For the year ended December 31, 2014, the Bank had gross proceeds of $18.4 million on sales of securities available-for-sale with gross realized gains of approximately $18,000. The Bank did not have any gross realized losses for the year ended December 31, 2014. For the year ended December 31, 2013, the Bank had gross proceeds of $47.3 million on sales of securities available-for-sale with gross realized gains of approximately $760,000. The Bank had gross realized losses of $26,000 for the year ended December 31, 2013. The Bank routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such security, and when smaller balance securities become cost prohibitive to carry.

The Bank did not recognize any other-than-temporary impairment charges during the year ended December 31, 2014. The Bank recognized in earnings other-than-temporary impairment charges of $98,000 during the year ended December 31, 2013, related to two collateralized loan obligations. In response to the release of the Volcker Rule, the Bank was required to recognize any unrealized losses on its CLO portfolio in earnings as the Bank would no longer have the ability to hold such securities until recovery of its amortized cost basis, which may be

Colonial American Bank

Notes to Financial Statements

at maturity, as the Volcker Rule would require the Bank to dispose of such assets by July 2015. As a result of the Volcker Rule, the Bank obtained bids from brokers on the bonds within its CLO portfolio. For each CLO that obtained a bid which was lower than its amortized cost, the Bank wrote down the CLO to its fair value (firm bid), and subsequently sold the asset during the year ended December 31, 2014.

Gross unrealized losses on available-for-sale securities, and the fair value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013, were as follows (in thousands):

December 31, 2014	Less than 12 Months		12 Months or Longer		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
Mortgage-backed securities:
U.S. government agencies	$—	$—	$75	$7,181	$75	$7,181

	$—	$—	$75	$7,181	$75	$7,181

December 31, 2013	Less than 12 Months		12 Months or Longer		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
Mortgage-backed securities:
U.S. government agencies	$646	$12,962	$—	$—	$646	$12,962

	$646	$12,962	$—	$—	$646	$12,962

At December 31, 2014, the Bank held two mortgage-backed securities issued by U.S. government agencies that were in a gross unrealized loss position of $75,000. The two mortgage-backed securities were purchased during 2013 and were in an unrealized loss position of greater than twelve months. The declines in value are related to the interest rate environment and are considered temporary. As the Bank does not intend to sell these securities, and it is not more likely than not that the Bank would be required to sell these securities before recovery of its amortized cost basis, which may be at maturity, the Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2014.

Colonial American Bank

Notes to Financial Statements

5. Loans

Loans receivable, net of allowance for loan losses, consist of the following at December 31, 2014 and 2013 (in thousands):

December 31,	2014	2013
Residential mortgages	$37,885	$37,437
Commercial real estate	54,588	42,265
Home equity and lines of credit	4,409	3,751
Construction	5,734	3,971
Multifamily	11,213	9,768
Commercial and industrial	12,578	13,262
Consumer	187	148

	126,594	110,602
Deferred loan fees, net	96	48

Total loans held-for-investment, net	126,690	110,650
Allowance for loan losses	1,577	1,511

Net Loans Held-for-Investment	$125,113	$109,139

The Bank had $456,000 and $453,000 in mortgage loans held-for-sale at December 31, 2014 and 2013, respectively. Mortgage loans held-for-sale included no non-accrual loans at December 31, 2014 and 2013.

The Bank provides for loan losses based on the consistent application of our documented allowance for loan loss methodology. Loan losses are charged to the allowance for loans losses and recoveries are credited to it. Additions to the allowance for loan losses are provided by charges against income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. Loan losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, the Bank will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, for collateral dependent loans. Management regularly reviews the loan portfolio and makes adjustments for loan losses in order to maintain the allowance for loan losses in accordance with U.S. generally accepted accounting principles (“GAAP”). The allowance for loan losses consists primarily of the following two components:

(1)	Specific allowances are established for impaired loans, generally defined by the Bank to be all nonaccrual loans, loans risk rated 8 (Doubtful) or 9 (Loss), and all loans subject to a troubled debt restructuring. The amount of impairment provided for as an allowance is represented by the deficiency, if any, between the present value of expected future cash flows discounted at the original loan’s effective interest rate or the underlying collateral value (less estimated costs to sell,) if the loan is collateral dependent, and the carrying value of the loan. Impaired loans that have no impairment losses are not considered for general valuation allowances described below.

(2)

General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired. The portfolio is grouped into similar risk characteristics, primarily loan segment and internal credit risk ratings. We apply an estimated loss rate to each loan group. The loss rates applied are based on our cumulative prior two year loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan

Colonial American Bank

Notes to Financial Statements

losses we have established, which could have a material negative effect on our financial results. Within general allowances is an unallocated reserve established to recognize losses related to the inherent subjective nature of the appraisal process and the internal credit risk rating process.

In underwriting a loan secured by real property, the Bank requires an appraisal (or an automated valuation model) of the property by an independent licensed appraiser approved by the Bank’s board of directors. The appraisal is subject to review by an independent third party hired by the Bank. Management reviews and inspects properties before disbursement of funds during the term of a construction loan. Generally, management obtains updated appraisals when a loan is deemed impaired. These appraisals may be more limited than those prepared for the underwriting of a new loan. In addition, when the Bank acquires other real estate owned, it generally obtains a current appraisal to substantiate the net carrying value of the asset at the time of foreclosure.

The adjustments to the Bank’s loss experience is based on management’s evaluation of several environmental factors, including:

•	changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of our portfolio, including the condition of various market segments;

•	changes in the nature and volume of the Bank’s portfolio and in the terms of the Bank’s loans;

•	changes in the experience, ability, and depth of lending management and other relevant staff;

•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

•	changes in the quality of the Bank’s loan review system;

•	changes in the value of underlying collateral for collateral-dependent loans;

•	the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•	the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Bank’s existing portfolio.

In evaluating the estimated loss factors to be utilized for each loan segment, management also reviews actual loss history over an extended period of time as reported by the FDIC for institutions in the Bank’s market area for periods that are believed to have experienced similar economic conditions.

Management evaluates the allowance for loan losses based on the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the Bank’s allowance for loan loss methodology results in a higher dollar amount of estimated probable losses. Conversely, when the loan portfolio decreases, absent other factors, the Bank’s allowance for loan loss methodology results in a lower dollar amount of estimated probable losses.

Each quarter management evaluates the allowance for loan losses and adjusts the allowance as appropriate through a provision for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Bank’s regulators will periodically review the allowance for loan losses. The regulators may require the Bank to adjust the allowance based on their analysis of information available to them at the time of their examination. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Colonial American Bank

Notes to Financial Statements

The following tables set forth activity in the Bank’s allowance for loan losses, by loan type, for the years ended December 31, 2014 and 2013. The following tables also detail the amount of loans held-for-investment, net of deferred loan fees and costs, that are evaluated individually, and collectively, for impairment, and the related portion of the allowance for loan losses that is allocated to each loan portfolio segment (in thousands).

			Home Equity			Commercial
	Residential	Commercial	and Lines of			and
December 31, 2014	Mortgages	Real Estate	Credit	Construction	Multifamily	Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$374	$662	$30	$74	$97	$243	$2	$29	$1,511
Provisions	(15)	37	1	13	9	888	(3)	78	1,008
Charge-offs	—	(30)	—	—	—	(915)	—	—	(945)
Recoveries	—	—	1	—	—	—	2	—	3

Ending balance	$359	$669	$32	$87	$106	$216	$1	$107	$1,577

Ending balance: individually evaluated for impairment	$—	$57	$—	$—	$—	$15	$—	$—	$72

Ending balance: collectively evaluated for impairment	$359	$612	$32	$87	$106	$201	$1	$107	$1,505

Loans held-for-investment, net:
Ending balance	$37,885	$54,588	$4,409	$5,734	$11,213	$12,578	$187	$—	$126,594

Ending balance: individually evaluated for impairment	$—	$1,672	$48	$—	$—	$113	$5	$—	$1,838

Ending balance: collectively evaluated for impairment	$37,885	$52,916	$4,361	$5,734	$11,213	$12,465	$182	$—	$124,756

Colonial American Bank

Notes to Financial Statements

			Home Equity			Commercial
	Residential	Commercial	and Lines of			and
December 31, 2013	Mortgages	Real Estate	Credit	Construction	Multifamily	Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$417	$553	$32	$32	$17	$128	$6	$41	$1,226
Provisions	(43)	344	(2)	42	80	115	(11)	(12)	513
Charge-offs	—	(235)	—	—	—	—	—	—	(235)
Recoveries	—	—	—	—	—	—	7	—	7

Ending balance	$374	$662	$30	$74	$97	$243	$2	$29	$1,511

Ending balance: individually evaluated for impairment	$—	$112	$—	$—	$—	$8	$—	$—	$120

Ending balance: collectively evaluated for impairment	$374	$550	$30	$74	$97	$235	$2	$29	$1,391

Loans held-for-investment, net:
Ending balance	$37,428	$42,274	$3,768	$3,964	$9,781	$13,287	$148	$—	$110,650

Ending balance: individually evaluated for impairment	$—	$2,599	$538	$—	$—	$128	$—	$—	$3,265

Ending balance: collectively evaluated for impairment	$37,428	$39,675	$3,230	$3,964	$9,781	$13,159	$148	$—	$107,385

The Bank continuously monitors the credit quality of its loan receivables. Credit quality is monitored by reviewing certain credit quality indicators. Management has determined that internally assigned credit risk ratings by loan segment are the key credit quality indicators that best help management monitor the credit quality of the Bank’s loan receivables.

The Bank has adopted a credit risk rating system as part of the risk assessment of its loan portfolio. The Bank’s lending officers are required to assign a credit risk rating to each loan in their portfolio at origination. When the Bank learns of important financial developments, the risk rating is reviewed accordingly, and adjusted if necessary. Monthly, management presents monitored assets to the loan committee and board of directors. In addition, the Bank engages a third party independent loan reviewer that performs semi-annual reviews of a sample of loans, validating the credit risk ratings assigned to such loans. The credit risk ratings play an important role in the establishment of the loan loss provision and to confirm the adequacy of the allowance for loan losses. After determining the general reserve loss factor for each portfolio segment (segregated by credit risk rating), the portfolio segment balance collectively evaluated for impairment (for each credit risk rating) is multiplied by the general reserve loss factor for the respective portfolio segment in order to determine the general reserve.

When assigning a risk rating to a loan, management utilizes the Bank’s internal nine-point credit risk rating system.

1.	Minimal

2.	Modest

Colonial American Bank

Notes to Financial Statements

3.	Average

4.	Acceptable

5.	Acceptable with care

6.	Special mention

7.	Substandard

8.	Doubtful

9.	Loss

Loans rated 1 - 5 are considered pass ratings. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets have well defined weaknesses based on objective evidence, and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable based on current circumstances. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets which do not currently expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are required to be designated special mention.

The Bank also maintains an unallocated component related to the general loss allocation. Management does not target a specific unallocated percentage of the total general allocation, or total allowance for loan losses. The primary purpose of the unallocated component is to account for the inherent imprecision of the loss estimation process related primarily to periodic updating of appraisals on impaired loans, as well as periodic updating of commercial loan credit risk ratings by loan officers and the Bank’s internal credit audit process.

The following tables detail the recorded investment of loans held-for-investment, net of deferred fees and costs, by loan type and credit quality indicator at December 31, 2014 and 2013 (in thousands).

			Home
			Equity and			Commercial
	Residential	Commercial	Lines of			and
December 31, 2014	Mortgage	Real Estate	Credit	Construction	Multifamily	Industrial	Consumer	Total
Internal risk rating:
Pass	$37,745	$52,786	$4,409	$5,723	$11,227	$11,309	$182	$123,381
Special mention	—	325	—	—	—	1,198	—	1,523
Substandard	144	1,489	40	—	—	113	—	1,786

Loans Held-for-Investment, Net	$37,889	$54,600	$4,449	$5,723	$11,227	$12,620	$182	$126,690

			Home
			Equity and			Commercial
	Residential	Commercial	Lines of			and
December 31, 2013	Mortgage	Real Estate	Credit	Construction	Multifamily	Industrial	Consumer	Total
Internal risk rating:
Pass	$37,127	$38,786	$3,230	$3,964	$9,781	$12,861	$148	$105,897
Special mention	153	849	—	—	—	298	—	1,300
Substandard	148	2,639	538	—	—	128	—	3,453

Loans Held-for-Investment, Net	$37,428	$42,274	$3,768	$3,964	$9,781	$13,287	$148	$110,650

Colonial American Bank

Notes to Financial Statements

Included in loans receivable are loans for which the accrual of interest income has been discontinued due to deterioration in the financial condition of the borrowers. The recorded investment of these nonaccrual loans was $1.6 million and $3.0 million at December 31, 2014 and 2013, respectively. Generally, loans are placed on non-accruing status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on a non-accruing status. These non-accrual amounts were all deemed to be impaired at December 31, 2014 and 2013. There were no loans past due ninety days or more and still accruing interest December 31, 2014 and 2013.

The following tables set forth the detail, and delinquency status, of non-performing loans (non-accrual loans and loans past due ninety days or more and still accruing), net of deferred fees and costs, at December 31, 2014 and 2013 (in thousands).

December 31, 2014	Non-Accruing Loans			>90 Days Past Due and	Total Non- Performing
	0-29 Days	30-89 Days	≥90 Days
	Past Due	Past Due	Past Due	Accruing	Loans
Commercial real estate Substandard	$1,102	$295	$—	$—	$1,397

Total commercial real estate	1,102	295	—	—	1,397

Home equity and lines of credit Substandard	40	—	—	—	40

Total home equity and lines of credit	40	—	—	—	40

Commercial and industrial Substandard	113	—	—	—	113

Total commercial and industrial	113	—	—	—	113

Total Non-Performing Loans	$1,255	$295	$—	$—	$1,550

December 31, 2013	Non-Accruing Loans			>90 Days Past Due and	Total Non- Performing
	0-29 Days	30-89 Days	≥90 Days
	Past Due	Past Due	Past Due	Accruing	Loans
Commercial real estate Substandard	$1,309	$—	$1,006	$—	$2,315

Total commercial real estate	1,309	—	1,006	—	2,315

Home equity and lines of credit Substandard	48	1	490	—	539

Total home equity and lines of credit	48	1	490	—	539

Commercial and industrial Substandard	128	—	—	—	128

Total commercial and industrial	128	—	—	—	128

Total Non-Performing Loans	$1,485	$1	$1,496	$—	$2,982

Colonial American Bank

Notes to Financial Statements

The following tables set forth the detail and delinquency status of loans held-for-investment, net of deferred fees and costs, by performing and non-performing loans at December 31, 2014 and 2013 (in thousands).

December 31, 2014	Performing (Accruing) Loans			Non- Performing	Total Loans Receivable,
	0-29 Days	30-89 Days
	Past Due	Past Due	Total	Loans	Net
Residential mortgages:
Pass	$37,745	$—	$37,745	$—	$37,745
Special mention	—	—	—	—	—
Substandard	144	—	144	—	144

Total residential mortgages	37,889	—	37,889	—	37,889

Commercial real estate:
Pass	52,786	—	52,786	—	52,786
Special mention	325	—	325	—	325
Substandard	92	—	92	1,397	1,489

Total commercial real estate	53,203	—	53,203	1,397	54,600

Home equity and lines of credit:
Pass	4,343	66	4,409	—	4,409
Special mention	—	—	—	—	—
Substandard	—	—	—	40	40

Total home equity and lines of credit	4,343	66	4,409	40	4,449

Construction:
Pass	5,723	—	5,723	—	5,723
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total construction	5,723	—	5,723	—	5,723

Multifamily:
Pass	11,227	—	11,227	—	11,227
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total multifamily	11,227	—	11,227	—	11,227

Commercial and industrial:
Pass	11,309	—	11,309	—	11,309
Special mention	1,198	—	1,198	—	1,198
Substandard	—	—	—	113	113

Total commercial and industrial	12,507	—	12,507	113	12,620

Consumer:
Pass	182	—	182	—	182
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total consumer	182	—	182	—	182

Total	$125,074	$66	$125,140	$1,550	$126,690

Colonial American Bank

Notes to Financial Statements

December 31, 2013	Performing (Accruing) Loans			Non- Performing	Total Loans Receivable,
	0-29 Days	30-89 Days
	Past Due	Past Due	Total	Loans	Net
Residential mortgages:
Pass	$37,006	$121	$37,127	$—	$37,127
Special mention	—	153	153	—	153
Substandard	148	—	148	—	148

Total residential mortgages	37,154	274	37,428	—	37,428

Commercial real estate:
Pass	38,786	—	38,786	—	38,786
Special mention	849	—	849	—	849
Substandard	94	230	324	2,315	2,639

Total commercial real estate	39,729	230	39,959	2,315	42,274

Home equity and lines of credit:
Pass	3,179	51	3,230	—	3,230
Special mention	—	—	—	—	—
Substandard	—	—	—	539	539

Total home equity and lines of credit	3,179	51	3,230	539	3,769

Construction:
Pass	3,963	—	3,963	—	3,963
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total construction	3,963	—	3,963	—	3,963

Multifamily:
Pass	9,781	—	9,781	—	9,781
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total multifamily	9,781	—	9,781	—	9,781

Commercial and industrial:
Pass	12,860	—	12,860	—	12,860
Special mention	299	—	299	—	299
Substandard	—	—	—	128	128

Total commercial and industrial	13,159	—	13,159	128	13,287

Consumer:
Pass	148	—	148	—	148
Special mention	—	—	—	—	—
Substandard	—	—	—	—	—

Total consumer	148	—	148	—	148

Total	$107,113	$555	$107,668	$2,982	$110,650

Colonial American Bank

Notes to Financial Statements

The following tables summarize impaired loans as of December 31, 2014 and 2013 (in thousands):

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2014	Investment	Balance	Allowance	Investment	Recognized
With no allowance recorded:
Commercial real estate:
Special mention	$183	$270	$—	$187	$—
Substandard	604	604	—	636	—

Home equity and lines of credit:
Pass	8	8	—	6	—
Substandard	40	40	—	43	—

Consumer:
Pass	5	5	—	3	—

Total:
Commercial real estate	787	874	—	823	—
Home equity and lines of credit	48	48	—	49	—
Consumer	5	5	—	3	—

Total	$840	$927	$—	$875	$—

With a related allowance recorded:
Commercial real estate:
Substandard	$885	$828	$57	$909	$—

Commercial and industrial:
Substandard	113	98	15	121	—

Total:
Commercial real estate	885	828	57	909	—
Commercial and industrial	113	98	15	121	—

Total	$998	$926	$72	$1,030	$—

Colonial American Bank

Notes to Financial Statements

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2013	Investment	Balance	Allowance	Investment	Recognized
With no allowance recorded:
Commercial real estate:
Special mention	$190	$277	$—	$202	$—
Substandard	1,203	1,409	—	888	5

Home equity and lines of credit:
Substandard	538	582	—	543	—

Consumer:
Substandard	—	115	—	—	—

Total:
Commercial real estate	1,393	1,686	—	1,090	—
Home equity and lines of credit	538	582	—	543	—
Consumer	—	115	—	—	—

Total	$1,931	$2,383	$—	$1,633	$5

With a related allowance recorded:
Commercial real estate:
Substandard	$1,206	$1,345	$112	$982	$27

Commercial and industrial:
Substandard	128	128	8	136	—

Total:
Commercial real estate	1,206	1,345	112	982	—
Commercial and industrial	128	128	8	136	—

Total	$1,334	$1,473	$120	$1,118	$27

Included in the table above at December 31, 2014 are impaired loans with carrying balances of $840,000 that were not written down by either charge-offs or specific reserves in the Bank’s allowance for loan losses. At December 31, 2013 are impaired loans with carrying balances of $1.4 million that were not written down by either charge-offs or specific reserves in the Bank’s allowance for loan losses. Loans not written down by charge-offs or specific reserves at December 31, 2014 and 2013, have sufficient collateral values, less costs to sell, supporting the carrying balances of the loans.

At December 31, 2014, the Bank had $1.6 million of loans that were modified in a troubled debt restructuring, of which, $1.3 million were classified as non-accrual. At December 31, 2013, the Bank had $2.0 million of loans that were modified in a troubled debt restructuring, of which, $1.7 million were classified as non-accrual.

Colonial American Bank

Notes to Financial Statements

The following tables summarize loans that were modified in a troubled debt restructuring during the years ended December 31, 2014 and 2013 (in thousands).

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
December 31, 2014	Relationships	Investment	Investment
Troubled debt restructurings:
Home equity and lines of credit:
Pass	1	8	8

Consumer:
Pass	1	5	5

Total Troubled Debt Restructurings		$13	$13

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
December 31, 2013	Relationships	Investment	Investment
Troubled debt restructurings:
Commercial real estate:
Substandard	4	$1,486	$1,458

Total Troubled Debt Restructurings	4	$1,486	$1,458

Both loans restructured during the year ended December 31, 2014 are performing in accordance with their restructured terms at December 31, 2014.

The commercial real estate loans that were restructured during the year ended December 31, 2013, were all restructured to lower interest rates coupled with extended maturities. One of the commercial real estate loans was charged down by an additional $29,000 as part of the restructuring. All four loans restructured during the year ended December 31, 2013 are performing in accordance with their restructured terms at December 31, 2013. The home equity loan was paid off in 2013.

Management classifies all troubled debt restructurings as impaired loans. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral (less costs to sell), if the loan is collateral dependent, or the present value of the expected future cash flows, if the loan is not collateral dependent. Management performs a detailed evaluation of each impaired loan and generally obtains updated appraisals as part of the evaluation. In addition, management adjusts estimated fair values down to appropriately consider recent market conditions, our willingness to accept a lower sales price to effect a quick sale, and costs to dispose of any supporting collateral. Determining the estimated fair value of underlying collateral (and related costs to sell) can be difficult in illiquid real estate markets and is subject to significant assumptions and estimates. Management employs an independent third party expert in appraisal preparation and review to ascertain the reasonableness of updated appraisals. Projecting the expected cash flows under troubled debt restructurings is inherently subjective and requires, among other things, an evaluation of the borrower’s current and projected financial condition. Actual results may be significantly different than our projections and our established allowance for loan losses on these loans, which could have a material effect on our financial results.

Colonial American Bank

Notes to Financial Statements

6. Premises and Equipment, Net

A summary of the cost and accumulated depreciation of bank premises and equipment as of December 31, 2014 and 2013 is as follows (in thousands):

	2014	2013
Leasehold improvements	$3,576	$3,632
Furniture and equipment	1,679	1,620
Construction-in-process	18	9

	5,273	5,261
Less accumulated depreciation and amortization	(1,789)	(1,309)

Premises and Equipment, Net	$3,484	$3,952

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $479,000 and $393,000, respectively.

7. Deposits

Deposits at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Non-interest bearing demand	$12,675	$12,689
Interest-bearing demand	22,641	1,086
Money market	30,725	35,151
Savings	1,391	1,743
Time (under $100,000)	9,342	16,782
Time ($100,000 or more)	52,605	63,920

	$129,379	$131,371

Scheduled maturities of time deposits at December 31, 2014 are summarized as follows (in thousands):

Year ending December 31,
2015	$44,006
2016	8,436
2017	5,866
2018	429
2019	3,210

$61,947

Colonial American Bank

Notes to Financial Statements

Interest expense on deposits for the years ended December 31, 2014 and 2013 is summarized as follows (in thousands):

	2014	2013
Interest-bearing demand	$169	$4
Money market	233	247
Savings	4	2
Time	659	765

	$1,065	$1,018

8. Borrowings

Borrowings consisted of FHLB advances and securities sold under agreements to repurchase, and are summarized as follows (in thousands):

December 31,	2014	2013
FHLB advances	$3,000	$5,000
Repurchase agreements	1,286	1,435

	$4,286	$6,435

At December 31, 2014, FHLB advances were secured by pledges of the Bank’s investment in the capital stock of the FHLB of New York totaling $296,000 and a specific pledge of mortgage-backed securities issued by U.S. government agencies with a par value of $3.0 million. At December 31, 2013, FHLB advances were secured by pledges of the Bank’s investment in the capital stock of the FHLB of New York totaling $382,000 and a specific pledge of mortgage-backed securities issued by U.S. government agencies with a par value of $11.0 million.

Repurchase agreements are treated as a financing arrangement and are reflected as a liability in balance sheet. Securities sold under an agreement to repurchase amounted to $1.3 million and $1.4 million at December 31, 2014 and 2013, respectively. The repurchase agreement is an overnight agreement and has an interest rate of 0.50%. The agreement is collateralized by securities described in the underlying agreement which are held in safekeeping at the FHLB of New York. At December 31, 2014, the fair value of the securities used as collateral under the agreement was approximately $3.7 million.

All of the Bank’s FHLB advances outstanding at December 31, 2014 have contractual maturities during 2015, and have a weighted average rate of 0.35%.

The Bank maintains a $2.5 million line of credit with Atlantic Central Bankers Bank. The Bank also has additional borrowing capacity of approximately $1.0 million with the Federal Home Loan Bank of New York at December 31, 2013.

Interest expense on borrowings amounted to $47,000 and $24,000 for the years ended December 31, 2014 and 2013, respectively.

Colonial American Bank

Notes to Financial Statements

9. Income Taxes

The Bank, during its pre-opening period and subsequent to commencement of banking operations, has incurred cumulative net losses which has caused there to be no provision for income taxes, net deferred taxes and income taxes payable as of and for the years ended December 31, 2014 and 2013 because of related valuation allowances.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013, are as follows (in thousands):

	2014	2013
Deferred tax assets:
Allowance for loan losses	$335	$397
Organizational and start-up costs	228	259
Premises and equipment	(157)	10
Stock compensation expense	414	380
Unrealized losses on available-for-sale securities	29	231
Other	135	258
Net operating loss carryforwards	2,477	1,969

	3,461	3,504
Valuation allowance	(3,355)	(3,427)

Total deferred tax assets, net of valuation allowance	106	77

Deferred tax liabilities:
Unrealized gains on available-for-sale securities	—	—
Deferred loan costs	(106)	(77)

	(106)	(77)

Net Deferred Tax Asset	$—	$—

At December 31, 2014, the Bank has federal net operating losses available to offset future income in the amount of approximately $6.8 million. Included in these carryforwards are federal net operating losses generated prior to the recapitalization that occurred on April 15, 2011. These net operating losses are currently subject to limitation under Code Section 382 in an amount of approximately $440,000. The annual limitation is approximately $22,000 per year. These federal net operating losses will expire between 2027 and 2034. The Bank also has New Jersey net operating losses available to offset future New Jersey state income in the amount of approximately $4.1 million that will expire between 2032 and 2034.

10. Fair Value Measurement

The following table presents the assets reported on the balance sheets at their estimated fair value as of December 31, 2014 and 2013, by level within the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification – ASC 820. Financial assets and liabilities are classified in their entirety based on the level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Colonial American Bank

Notes to Financial Statements

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlations or other means.

Level 3 Inputs - Significant unobservable inputs that reflect the Bank’s own assumptions about assumptions that market participants would use in pricing the assets or liabilities.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following tables summarize financial assets measured at fair value on a recurring basis as of December 31, 2014 and 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands).

December 31, 2014	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Measured on a recurring basis:
Assets:
Available-for-sale investment securities:
Mortgage-backed securities:
U.S. government agencies	$7,180	$—	$7,180	$—
Equity - SBIC	500	—	—	500

Total	$7,680	$—	$7,180	$500

December 31, 2013	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Measured on a recurring basis:
Assets:
Available-for-sale investment securities:
Mortgage-backed securities:
U.S. government agencies	$12,962	$—	$12,962	$—
Federal Home Loan Bank discount notes	3,000	—	3,000	—
Collateralized loan obligations	12,444	—	12,444	—
Equity - SBIC	500	—	—	500

Total	$28,906	$—	$28,406	$500

Colonial American Bank

Notes to Financial Statements

Securities Available-for-Sale

The estimated fair value for mortgage-backed securities and corporate bonds are obtained from a nationally recognized third-party pricing service. The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Bank (observable inputs,) and are therefore classified as Level 2 within the fair value hierarchy.

The estimated fair value for collateralized loan obligations are obtained from a nationally recognized third-party pricing service utilizing matrix pricing (Level 2), which is a mathematical technique used to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, and the utilization of other observable inputs such as trades, bid price spread, discount rates and loan level information.

Investments in Equity-SBIC securities are generally illiquid and are initially valued at cost. These investments are adjusted to fair value to reflect the occurrence of significant developments, i.e. capital transactions or business, economic or market events, or deterioration in the underlying assets. Adjustments to fair value are reported in net gain (loss) from investments on the statements of operations.

The table below presents all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2014 (in thousands).

Available-for-
Sale Equity -
SBIC
Balance, January 1, 2014	$500
Additions	—

Balance, December 31, 2014	$500

There were no transfers of securities between Levels during the years ended December 31, 2014 or 2013. The investment was purchased on December 21, 2012. No fair value adjustments were required as of December 31, 2014 or 2013.

The following tables summarize financial assets measured at fair value on a non-recurring basis by level within the fair value hierarchy at December 31, 2014 and 2013:

		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
December 31, 2014	Total	(Level 1)	(Level 2)	(Level 3)
Measured on a non-recurring basis:
Assets:
Impaired loans	$926	$—	$—	$926
Foreclosed asset	405	—	—	405
Servicing asset	165	—	—	165

Colonial American Bank

Notes to Financial Statements

		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
December 31, 2013	Total	(Level 1)	(Level 2)	(Level 3)
Measured on a non-recurring basis:
Assets:
Impaired loans	$1,214	$—	$—	$1,214
Foreclosed assets	189	—	—	189
Servicing asset	64	—	—	64

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2014 (in thousands).

December 31, 2014	Fair Value	Valuation Methodology	Unobservable Inputs	Estimated Range (Weighted Average)

				None
		Appraisals of	Appraisal adjustments	10%
Impaired loans	$926	collateral	Liquidation expenses	(10%)
				None
		Appraisals of	Appraisal adjustments	10%
Foreclosed assets	$405	property	Liquidation expenses	(10%)
		Present value
		discounted
Servicing asset	$165	servicing fees	Discount rate	11.817%

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2013 (in thousands).

December 31, 2013	Fair Value	Valuation Methodology	Unobservable Inputs	Estimated Range (Weighted Average)

				None
		Appraisals of	Appraisal adjustments	10%
Impaired loans	$1,214	collateral	Liquidation expenses	(10%)
				None
		Appraisals of	Appraisal adjustments	10%
Foreclosed assets	$189	property	Liquidation expenses	(10%)
		Present value
		discounted
Servicing asset	$64	servicing fees	Discount rate	13.230%

The FASB Accounting Standards Topic for Financial Instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. Below is management’s estimate of the fair value of all financial instruments

Colonial American Bank

Notes to Financial Statements

whether carried at cost or fair value on the balance sheet. The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities.

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of other financial assets and financial liabilities not already discussed above:

a)	Cash and Cash Equivalents

Cash and cash equivalents are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value. Certificates of deposits having original terms of six-months or less; carrying value generally approximates fair value. Certificates of deposits with an original maturity of six months or greater; the fair value is derived from discounted cash flows.

b)	Servicing Asset

To determine the fair value of the servicing assets, the Bank uses market prices for comparable mortgage servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses.

c)	Loans (Held-for-Sale)

Held-for-sale loans are carried at the lower of aggregate cost or estimated fair value, less costs to sell, and therefore fair value is equal to carrying value.

d)	Loans (Held-for-Investment)

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land, multifamily, commercial and consumer. Each loan category is further segmented into amortizing and non-amortizing and fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of loans is estimated by discounting the future cash flows using current prepayment assumptions and current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. This method of estimating fair value does not incorporate the exit price concept of fair value prescribed by the FASB ASC Topic 820 for Fair Value Measurements and Disclosures.

e)	Impaired Loans, included in Loans (Held-for-Investment)

At December 31, 2014 and 2013, the Bank had impaired loans with outstanding principal balances of $1.8 million and $1.8 million, respectively, that were recorded at their estimated fair value of $2.1 million and $1.7 million, respectively. The Bank recorded charge-offs of $945,000 and $235,000 for the years ended December 31, 2014 and 2013, respectively, and impairment charges of $72,000 and $120,000 for the years ended December 31, 2014 and 2013, respectively, utilizing Level 3 inputs. For

Colonial American Bank

Notes to Financial Statements

purposes of estimating fair value of impaired loans, management utilizes independent appraisals, if the loan is collateral dependent, adjusted downward by management, as necessary, for changes in relevant valuation factors subsequent to the appraisal date and 10% for costs to sell, or the present value of expected future cash flows for non-collateral dependent loans and troubled debt restructurings.

f)	Restricted Stock

The fair value for restricted stock is its carrying value, since this is the amount for which it could be redeemed and there is no active market for this stock.

g)	Deposits

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

h)	Borrowings

The fair value of borrowings is estimated by discounting future cash flows based on rates currently available for debt with similar terms and remaining maturity.

i)	Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

j)	Commitments to Extend Credit and Letters of Credit

The fair value of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of off-balance-sheet commitments is insignificant and therefore not included in the following table.

Colonial American Bank

Notes to Financial Statements

The carrying values and fair values of the Company’s financial instruments at December 31, 2014 and 2013 were as follows (in thousands):

			Fair Value Measurements
December 31, 2014	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

Financial assets:
Cash and cash equivalents	$5,330	$5,330	$—	$5,330	$—
Securities available-for-sale	7,680	7,680	—	7,181	500
Net loans held-for-sale	456	456	—	456	—
Net loans held-for-investment	125,113	126,112	—	—	126,112
Servicing asset	213	213	—	—	213
Restricted stock	346	346	—	346	—
Accrued interest receivable	473	473	—	473	—

Financial liabilities:
Deposits	$129,379	$127,265	$—	$127,265	$—
FHLB advances	3,000	3,000	—	3,000	—
Repurchase agreements	1,286	1,215	—	1,215	—
Accrued interest payable	33	33	—	33	—

Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—	$—

			Fair Value Measurements
December 31, 2013	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

Financial assets:
Cash and cash equivalents	$3,918	$3,918	$—	$3,918	$—
Securities available-for-sale	28,906	28,906	—	28,406	500
Net loans held-for-sale	453	453	—	453	—
Net loans held-for-investment	109,139	106,801	—	—	106,801
Servicing asset	64	64	—	—	64
Restricted stock	432	432	—	432	—
Accrued interest receivable	436	436	—	436	—

Financial liabilities:
Deposits	$131,371	$130,264	$—	$130,264	$—
FHLB advances	5,000	4,999	—	4,999	—
Repurchase agreements	1,435	1,363	—	1,363	—
Accrued interest payable	39	39	—	39	—

Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—	$—

Colonial American Bank

Notes to Financial Statements

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

11. Employee Benefit Plans

The Bank has a 401(k) Plan whereby, during 2014 and 2013, eligible employees may contribute up to 90% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 100% of the first 3% of an employee’s compensation contributed to the Plan and 50% for contributions greater than 3% but not more than 5.0% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. The Bank’s contribution to this plan amounted to $57,000 and $50,000 for the years ended December 31, 2014 and 2013, respectively.

12. Stockholders’ Equity

Stock Warrants

In connection with the recapitalization of the Bank that closed on April 15, 2011, a total of 460,403 warrants were granted to new stockholders. Each warrant was issued at an exercise price of $10.00 and expires April 14, 2021. There were 460,403 warrants outstanding and exercisable at December 31, 2014 and 2013.

Employee and Director Stock Compensation Plan

The Bank’s original Board of Directors had approved the 2008 Colonial American Stock Compensation Plan that will have a term of 10 years. Pursuant to the Plan, 15% of the common stock shares that were issued in the initial offering, or 7,511, were reserved for future issuance. To grant incentive stock options under the Plan, the stockholders must approve the Plan. On December 30, 2008 the stockholders approved the Plan. As of December 31, 2014 and 2013, there were no awards under the Plan.

Subsequent to the recapitalization that closed on April 15, 2011, the Bank’s newly appointed Board of Directors approved the Colonial American Bank 2011 Stock Award and Incentive Plan. The Plan provides for the issuance or delivery of up to 900,000 shares of Colonial American Bank common stock. On August 17, 2011, certain officers and employees of the Bank were granted an aggregate of 155,000 stock options, and non-employee directors received an aggregate of 55,000 stock options. On September 12, 2011 an employee was granted 5,000 stock options. On January 1, 2012, non-employee directors were granted 50,000 stock options, and on February 1, 2012, an employee was granted 5,000 stock options. On September 1, 2012, certain officers and employees of the Bank were granted 19,500 stock options. On April 1, 2013, non-employee directors were

Colonial American Bank

Notes to Financial Statements

granted 45,000 stock options. On October 1, 2013, a non-employee was granted 80,000 stock options in relation to performance of services for the Bank. All employee, non-employee director, and non-employee options granted to date vest in equal installments over a three year period beginning one year from the date of grant, except for the non-employee director options that were granted on April 1, 2013 which vest on the date of grant. Three executive officers received stock options that vest in equal installments over a three year period beginning on the date of grant. The vesting of options may accelerate in accordance with the term of the Plan. All stock options were granted with an exercise price equal to $10.00 per share, except for the non-employee director options that were granted on April 1, 2013, which have an exercise price equal to $6.30 per share. All stock options granted have an expiration period of ten years. The fair value of the stock options granted on August 17, 2011 and September 12, 2011 was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 5.75 years for those options granted to executive officers and 6 years for all other options granted utilizing the simplified method, risk-free rate of return of 1.125%, volatility of 30.06%, and a dividend yield of 0.0%. The fair value of stock options granted on January 1, 2012 and February 1, 2012 was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6 years utilizing the simplified method, risk-free rate of return of 1.11%, volatility of 30.06%, and a dividend yield of 0.0%. The fair value of stock options granted on September 30, 2012 was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6 years utilizing the simplified method, risk-free rate of return of 0.925%, volatility of 30.33%, and a dividend yield of 0.0%. The fair value of stock options granted on April 1, 2013 was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 5 years utilizing the simplified method, risk-free rate of return of 0.760%, volatility of 30.33%, and a dividend yield of 0.0%. The fair value of stock options granted on October 1, 2013 was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6 years utilizing the simplified method, risk-free rate of return of 1.805%, volatility of 30.06%, and a dividend yield of 0.0%. The Bank is expensing the grant date fair value of all employee and director share-based compensation over the requisite service periods on a straight-line basis.

During the years ended December 31, 2014 and 2013, the Bank recorded $174,000 and $300,000, respectively, of stock-based compensation.

The following table is a summary of the Bank’s non-vested stock options as of December 31, 2014, and changes therein during the year then ended:

		Weighted	Weighted	Weighted
	Number of	Average	Average	Average
	Stock	Grant Date	Exercise	Contractual
	Options	Fair Value	Price	Life (Years)
Outstanding, December 31, 2012	274,500	$2.76	$10.00	8.77
Granted	125,000	1.14	8.67	10.00
Forfeited	(24,500)	2.66	10.00	—

Outstanding, December 31, 2013	375,000	2.22	9.56	8.36
Granted	—	—	—	—
Forfeited	(30,000)	2.85	10.00	—

Outstanding, December 31, 2014	345,000	$2.17	$9.52	7.42

Exercisable, December 31, 2014	273,334	$2.41	$9.03	7.18

Expected future stock option expense related to the non-vested options outstanding as of December 31, 2014 is $42,000 over an average period of 2.0 years.

Colonial American Bank

Notes to Financial Statements

Preferred Stock

On January 23, 2013, the Board of Directors of the Bank, in accordance with the certificate of incorporation and bylaws of the Bank and applicable law, created out of the authorized and unissued shares of preferred stock of the Bank, a series of preferred stock designated as the “Senior Perpetual Participating Preferred Stock, Series A” (“Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock was 66,000, with a par value of $2.00 per share. The Designated Preferred Stock is non-voting and subject to such other terms and conditions of the Certificate of Amendment to the Bank’s Certificate of Incorporation.

On March 16, 2013, a stockholder exchanged 66,000 shares of common stock for 66,000 shares of the Bank’s Designated Preferred Stock. This exchange was completed as part of the Bank’s application to convert from an institution chartered pursuant to the laws of the Commonwealth of Pennsylvania into a New Jersey state chartered commercial bank. Approval of the Bank’s application was conditioned upon no director or group, as defined in N.J.A.C. 3:1-2.19(d), holding in excess of 24.9% of the Bank’s voting common stock.

13. Commitments and Contingencies

The Bank, in the normal course of business, is party to commitments that involve, to varying degrees, elements of risk in excess of the amounts recognized in the financial statements. These commitments include unused lines of credit and commitments to extend credit.

At December 31, 2014, the following commitment and contingent liabilities existed that are not reflected in the accompanying financial statements (in thousands):

December 31, 2014
Commitments to extend credit	$7,027
Commitments to fund mortgage loans	2,675
Unused lines of credit	8,820

The Bank’s maximum exposure to credit losses in the event of nonperformance by the other party to these commitments is represented by the contractual amount. The Bank uses the same credit policies in granting commitments and conditional obligations as it does for amounts recorded in the balance sheets. These commitments and obligations do not necessarily represent future cash flow requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s assessment of risk. The Bank maintains an allowance for estimated losses on commitments to extend credit. At December 31, 2014 and 2013, the allowance was $28,000 and $31,000, respectively, and is recorded as a component of other non-interest expense.

At December 31, 2014, the Bank was obligated under non-cancellable operating leases on property used for banking purposes. Most leases contain escalation clauses and renewal options which provide for increases in certain property costs including real estate taxes, common area maintenance, and insurance.

Colonial American Bank

Notes to Financial Statements

The projected minimum annual rental payments under operating leases, are as follows (in thousands):

Rental
Payments
Operating
Year ending December 31,	Leases
2015	$277,654
2016	280,518
2017	293,608
2018	308,399
2019	624,919
Thereafter	1,743,314

Total Minimum Lease Payments	$3,528,412

Net rental expense included in occupancy expense was approximately $316,000 and $334,000 for the years ended December 31, 2014 and 2013, respectively.

In the normal course of business, the Bank may be a party to various outstanding legal proceedings and claims. In the opinion of management, the financial statements will not be materially affected by the outcome of such legal proceedings and claims.

14. Regulatory Matters

Capital Ratios

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2014 and 2013, the Bank is required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.00%, and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.00% and 8.00%, respectively. Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.00%; a Tier 1 risk-based capital ratio of at least 6.00%; and a total risk-based capital ratio of at least 10.00%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Due to the large charge-off in the second quarter of 2014 and the effects in which it had on income and capital, the Bank’s capital classification was downgraded from well-capitalized to adequately-capitalized. Management’s plans to achieve well-capitalized status include increasing retained earnings and capital through net income by continuing to focus on credit quality and underwriting and reducing operating costs. The Bank also entered into an agreement and plan merger that is expected to close before year ended 2015.

As of December 31, 2013, the Bank exceeded all minimum capital adequacy requirements to which it is subject and the Bank was categorized as a well-capitalized institution under the prompt corrective action regulations.

Colonial American Bank

Notes to Financial Statements

The following is a summary of the Bank’s actual capital amounts and ratios compared to the regulatory requirements as of December 31, 2014 and 2013, for classification as a well-capitalized institution and minimum capital (dollars in thousands):

							To be Well-Capitalized under
			For Capital				Prompt Corrective Action
December 31, 2014	Actual		Adequacy Purposes				Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
Total risk-based capital (to risk weighted assets)	$11,156	9.66%	$	≥9,240	≥	8.0%	$	≥11,549	≥	10.0%
Tier 1 capital (to risk weighted assets)	9,712	8.41%		≥4,620	≥	4.0%		≥6,930	≥	6.0%
Tier 1 capital (to average assets)	9,712	6.45%		≥6,019	≥	4.0%		≥7,524	≥	5.0%

							To be Well-Capitalized under
			For Capital				Prompt Corrective Action
December 31, 2013	Actual		Adequacy Purposes				Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
Total risk-based capital (to risk weighted assets)	$11,402	10.36%	$	≥8,804	≥	8.0%	$	≥11,005	≥	10.0%
Tier 1 capital (to risk weighted assets)	10,025	9.11%		≥4,402	≥	4.0%		≥6,603	≥	6.0%
Tier 1 capital (to average assets)	10,025	6.68%		≥5,999	≥	4.0%		≥7,499	≥	5.0%

15. Subsequent Events

During the first quarter of 2015, the Bank entered into an Agreement and Plan of Merger with OceanFirst Financial Corp. and OceanFirst Bank, pursuant to which the Bank will merge with and into OceanFirst Bank. Pursuant to the terms of the Agreement and Plan of Merger, at the effective time of the merger: (i) each issued and outstanding share of the Bank’s common stock will be converted into the right to receive 0.3736 (the “Exchange Ratio”) of a share of OceanFirst Financial Corp. common stock, subject to certain adjustments and with cash paid in lieu of fractional shares; (ii) each outstanding option to acquire shares of the Bank’s common stock will be converted into options to acquire a number of shares of OceanFirst Financial Corp. common stock determined by multiplying the number of shares of the Bank’s common stock underlying such option by the Exchange Ratio; and (iii) each outstanding warrant to acquire shares of the Bank’s common stock will be either (A) tendered to OceanFirst Financial Corp. for a purchase price of $0.27 per underlying share or (B) converted into warrants to acquire a number of shares of OceanFirst Financial Corp. common stock determined by multiplying the number of shares of the Bank’s common stock underlying such warrant by the Exchange Ratio; provided that the Agreement and Plan or Merger requires that not less than seventy-five percent (75%) of the outstanding warrants and all warrants that provide for the purchase of 5,000 or more shares of the Bank’s common stock are tendered to OceanFirst Financial Corp. prior to the closing of the merger. Completion of the merger is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of the Bank’s stockholders. The transaction has been unanimously approved by the boards of directors of both the Bank and OceanFirst Bank and is expected to close before year-end 2015.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Executives and Officers

OCFC is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of OCFC, or are or were serving at the request of OCFC in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of OCFC, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of OCFC‘s certificate of incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger by and among OceanFirst Financial Corp., OceanFirst Bank and Colonial American Bank. (Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2015 / File No. 001-11713.) *

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (1)

3.1(a)	Certificate of Designations (15)

3.2	Bylaws of OceanFirst Financial Corp. (24)

3.2(a)	Warrant to Purchase up to 380,583 shares of Common Stock (15)

4.0	Stock Certificate of OceanFirst Financial Corp. (1)

5.1	Opinion of Windels Marx Lane & Mittendorf, LLP as to the legality of the securities being issued. (26)

8.1	Form of opinion Windels Marx Lane & Mittendorf, LLP as to tax matters (26)

10.1	Form of OceanFirst Bank Employee Stock Ownership Plan (1)

10.1(a)	Amendment to OceanFirst Bank Employee Stock Ownership Plan (3)

10.1(b)	Amended Employee Stock Ownership Plan (13)

10.1(c)	Form of Matching Contribution Employee Stock Ownership Plan (13)

10.1(d)	Letter Agreement dated January 16, 2009, including Securities Purchase Agreement — Standard Terms incorporated by reference therein, between Company and the United States Department of the Treasury (15)

10.2	OceanFirst Bank Employees’ Savings and Profit Sharing Plan (1)

10.2(a)	Form of Waiver executed by each of Messrs. John R. Garbarino, Vito R. Nardelli, Michael J. Fitzpatrick, Joseph R. Iantosca and Joseph J. Lebel, III (15)

10.3	OceanFirst Bank 1995 Supplemental Executive Retirement Plan (1)

10.3(a)	OceanFirst Bank Executive Supplemental Retirement Income Agreement (14)

10.3(b)	Form of Senior Executive Officer Agreement executed by each of Messrs. John R. Garbarino, Vito R. Nardelli, Michael J. Fitzpatrick, Joseph R. Iantosca and Joseph J. Lebel, III (15)

10.3(c)	Amendment to the Executive Supplemental Retirement Income Agreement between OceanFirst Bank and John R. Garbarino (16)

10.4	OceanFirst Bank Deferred Compensation Plan for Directors (1)

10.4(a)	OceanFirst Bank New Executive Deferred Compensation Master Agreement (14)

10.5	OceanFirst Bank Deferred Compensation Plan for Officers (1)

10.5(a)	OceanFirst Bank New Director Deferred Compensation Master Agreement (14)

10.8	Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (4)

10.9	Form of Employment Agreement between OceanFirst Bank and certain executive officers (1)

10.10	Form of Employment Agreement between OceanFirst Financial Corp. and certain executive officers (1)

10.13	2000 Stock Option Plan (5)

10.14	Form of Employment Agreement between Columbia Home Loans, LLC and Robert M. Pardes (6)

10.15	Amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan (7)

10.16	Form of OceanFirst Financial Corp. 2000 Stock Option Plan Non-Statutory Option Award Agreement (9)

10.17	Form of Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan Stock Award Agreement (9)

10.18	Amendment and form of OceanFirst Bank Employee Severance Compensation Plan (10)

10.19	Form of OceanFirst Financial Corp. Deferred Incentive Compensation Award Program (11)

10.20	2006 Stock Incentive Plan (12)

10.21	Form of Employment Agreement between OceanFirst Financial Corp. and certain executive officers, including Michael J. Fitzpatrick and John R. Garbarino. (13)

10.21(a)	Amendment to form of Employment Agreement between OceanFirst Financial Corp and certain executive officers, including Michael J. Fitzpatrick and John R. Garbarino (19)

10.22	Form of Employment Agreement between OceanFirst Bank and certain executive officers, including Michael J. Fitzpatrick and John R. Garbarino (13)

10.23	Form of Change in Control Agreement between OceanFirst Financial Corp. and certain executive officers, including Joseph J. Lebel, III and Joseph R. Iantosca (13)

10.23(a)	Amendment to form of Change in Control Agreement between OceanFirst Financial Corp. and certain executive officers, including Joseph J. Lebel, III and Joseph R. Iantosca (19)

10.24	Form of Change in Control Agreement between OceanFirst Bank and certain executive officers, including Joseph J. Lebel, III and Joseph R. Iantosca (13)

10.25	Form of OceanFirst Financial Corp. 2011 Stock Incentive Plan Award Agreement for Stock Options (17)

10.26	Form of OceanFirst Financial Corp. 2011 Stock Incentive Plan Award Agreement for Stock Awards (17)

10.27	Form of OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan Award Agreement (17)

10.28	2011 Stock Incentive Plan (18)

10.29	2011 Cash Incentive Compensation Plan (18)

10.30	Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Financial Corp. dated April 23, 2014 (20)

10.31	Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Bank dated April 23, 2014 (20)

10.32	Supplemental Executive Retirement Account Agreement between Christopher D. Maher and OceanFirst Bank dated June 18, 2013 (21)

10.33	Letter Agreement between Craig C. Spengemen and OceanFirst Bank (22)

10.34	Form of OceanFirst Financial Corp 2011 Stock Incentive Plan Award Agreement for Stock Awards (23)

10.35	Employment Agreement between Anthony Giordano III and OceanFirst Bank dated February 25, 2015 (26)

10.36	Employment Agreement between Lisa Borghese and OceanFirst Bank dated February 25, 2015 (26)

10.37	Employment Agreement between Nancy Mazza and OceanFirst Bank dated February 25, 2015 (26)

14.0	OceanFirst Financial Corp. Code of Ethics and Standards of Personal Conduct (8)

21.0	Subsidiary information (25)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Windels Marx Lane & Mittendorf, LLP (set forth in Exhibits 5.1 and 8.1)

23.3	Consent of BDO USA, LLP (filed herewith)

23.4	Consent of Sandler O’Neill & Partners, L.P. (filed herewith)

24.1	Power of attorney (26)

99.1	Form of Liquidating Trust (filed herewith)

(1)	Incorporated herein by reference from the Exhibits to Form S-1, Registration Statement, effective May 13, 1996 as amended, Registration No. 33-80123.
(2)	Incorporated herein by reference from the Exhibits to Form 8-K filed on June 28, 2000.
(3)	Incorporated herein by reference from the Exhibits to Form 10-K filed on March 25, 1997.
(4)	Incorporated herein by reference from Schedule 14-A Definitive Proxy Statement filed on March 19, 1998.
(5)	Incorporated herein by reference from Schedule 14-A Definitive Proxy Statement filed on March 17, 2000.
(6)	Incorporated herein by reference from the Exhibits to Form 10-K filed on March 23, 2003.
(7)	Incorporated herein by reference from the Schedule 14-A Definitive Proxy Statement filed on March 21, 2003.
(8)	Incorporated herein by reference from the Exhibits to Form 10-K filed on March 15, 2004.
(9)	Incorporated herein by reference from Exhibits to Form 10-K filed on March 15, 2005.
(10)	Incorporated herein by reference from Exhibits to Form 10-Q filed on August 9, 2005.
(11)	Incorporated herein by reference from Exhibits to Form 10-K filed on March 14, 2006.
(12)	Incorporated herein by reference from Schedule 14-A Definitive Proxy Statement filed on March 14, 2006.
(13)	Incorporated by reference from Exhibit to Form 10-K filed on March 17, 2008.
(14)	Incorporated by reference from Exhibit to Form 8-K filed on September 23, 2008.
(15)	Incorporated by reference from Exhibit to Form 8-K filed January 20, 2009.
(16)	Incorporated by reference from Exhibit to Form 8-K filed December 22, 2010.
(17)	Incorporated by reference from Exhibit to Form 8-K filed May 10, 2011.
(18)	Incorporated herein by reference from Schedule 14-A Revised Definitive Proxy Statement filed on March 31, 2011.
(19)	Incorporated herein by reference from Exhibit to Form 8-K filed on July 21, 2011.
(20)	Incorporated herein by reference from Exhibit to Form 8-K filed April 25, 2014.
(21)	Incorporated herein by reference from Exhibit to Form 8-K filed June 20, 2013.
(22)	Incorporated herein by reference from Exhibit to Form 8-K filed December 5, 2013.
(23)	Incorporated herein by reference from Exhibit to Form 8-K filed on January 17, 2014.
(24)	Incorporated herein by reference from Exhibit to Form 8-K filed on January 23, 2015.
(25)	Incorporated herein by reference from Exhibit 21 to Form 10-K filed on March 13, 2015
(26)	Incorporated herein by reference from Exhibit to Form S-4 filed on April 17, 2015
*	Schedules to this Exhibit have been omitted in reliance on Item 601(b)(2) of Regulation S-K. OCFC will furnish copies of any such schedules to the SEC upon request.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey, on May 20, 2015.

OCEANFIRST FINANCIAL CORP.
By:	/s/ Christopher D. Maher
Christopher D. Maher
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Christopher D. Maher Christopher D. Maher	President and Chief Executive Officer (Principal Executive Officer)	May 20, 2015

/s/ Michael J. Fitzpatrick Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2015

/s/ John R. Garbarino* John R. Garbarino	Chairman of the Board and Director	May 20, 2015

/s/ Joseph J. Burke* Joseph J. Burke	Director	May 20, 2015

/s/ Angelo Catania* Angelo Catania	Director	May 20, 2015

/s/ Jack M. Farris* Jack M. Farris	Director	May 20, 2015

/s/ Donald E. McLaughlin* Donald E. McLaughlin	Director	May 20, 2015

/s/ Diane F. Rhine* Diane F. Rhine	Director	May 20, 2015

/s/ Mark G. Solow* Mark G. Solow	Director	May 20, 2015

/s/ John E. Walsh* John E. Walsh	Director	May 20, 2015

*By:	/s/ Christopher D. Maher
(Christopher D. Maher Attorney-in-fact)